Exhibit 99.1

Item 6.	Selected Consolidated Financial Data

The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and supplementary data as presented in Item 8 of this Annual Report on Form 10-K. Information as of and for the years ended December 31, 2008, 2007 and 2006 is derived from audited financial statements presented separately herein, while information as of and for the years ended December 31, 2005 and 2004 is derived from audited financial statements not presented separately within.

	Year ended December 31,
(Dollars in thousands, except per share amounts and ratios)	2008	2007	2006	2005	2004
Income Statement Summary:
Net interest income	$368,595	$375,842	$352,457	$299,293	$229,477
(Provision for) recovery of loan losses	(100,713)	(16,836)	(9,877)	(237)	10,289
Noninterest income	152,365	220,969	141,206	117,495	107,774
Noninterest expense excluding impairment of goodwill	(312,887)	(329,265)	(304,069)	(259,860)	(239,920)
Impairment of goodwill	—	(17,204)	(18,434)	—	(1,910)

Income before income tax expense	107,360	233,506	161,283	156,691	105,710
Income tax expense	(52,213)	(84,581)	(65,782)	(60,758)	(38,754)

Net income before cumulative effect of change in accounting principle	55,147	148,925	95,501	95,933	66,956
Cumulative effect of change in accounting principle, net of tax	—	—	192	—	—

Net income before noncontrolling interests	55,147	148,925	95,693	95,933	66,956
Net loss (income) attributable to noncontrolling interests	19,139	(28,596)	(6,308)	(3,396)	(3,090)

Net income attributable to SVBFG	$74,286	$120,329	$89,385	$92,537	$63,866

Preferred stock dividend and discount accretion	(707)	—	—	—	—

Net income available to common stockholders	$73,579	$120,329	$89,385	$92,537	$63,866

Common Share Summary:
Earnings per common share—basic, before cumulative effect of change in accounting principle	$2.27	$3.54	$2.57	$2.64	$1.81
Earnings per common share—diluted, before cumulative effect of change in accounting principle	2.16	3.28	2.37	2.40	1.70
Earnings per common share—basic	2.27	3.54	2.58	2.64	1.81
Earnings per common share—diluted	2.16	3.28	2.38	2.40	1.70
Book value per common share	$23.40	$20.70	$18.27	$16.19	$15.07
Weighted average shares outstanding-basic	32,425	33,950	34,681	35,115	35,215
Weighted average shares outstanding-diluted	34,015	36,738	37,615	38,489	37,512
Year-End Balance Sheet Summary:
Investment securities	$1,786,100	$1,602,574	$1,692,343	$2,037,270	$2,054,202
Loans, net of unearned income	5,506,253	4,151,730	3,482,402	2,843,353	2,308,588
Goodwill	4,092	4,092	21,296	35,638	35,638
Total assets	10,018,280	6,692,171	6,081,452	5,541,715	5,145,679
Deposits	7,473,472	4,611,203	4,057,625	4,252,730	4,219,514
Short-term borrowings	62,120	90,000	683,537	279,475	9,820
Long-term debt (1)	995,423	873,241	352,465	195,832	196,210
SVBFG stockholders’ equity	991,356	676,369	628,514	569,301	541,948
Average Balance Sheet Summary:
Investment securities	$1,338,516	$1,364,461	$1,684,178	$1,984,178	$1,753,920
Loans, net of unearned income	4,633,048	3,522,326	2,882,088	2,368,362	1,951,655
Goodwill	4,092	12,576	27,653	35,638	37,066
Total assets	7,418,303	6,019,974	5,387,435	5,189,777	4,772,909
Deposits	4,896,324	3,962,260	3,921,857	4,166,476	3,905,408
Short-term borrowings	304,896	320,129	400,913	69,499	—
Long-term debt (1)	980,694	664,581	215,966	204,525	212,226
SVBFG stockholders’ equity	720,851	669,190	589,206	541,426	495,203
Capital Ratios:
Total risk-based capital ratio	17.58%	16.02%	13.95%	14.75%	16.09%
Tier 1 risk-based capital ratio	12.51	11.07	12.34	12.39	12.75
Tier 1 leverage ratio	13.00	11.91	12.46	11.64	11.17
Average SVBFG stockholders’ equity to average assets	9.72	11.12	10.94	10.43	10.38
Selected Financial Results:
Return on average assets	1.00%	2.00%	1.66%	1.78%	1.34%
Return on average SVBFG stockholders’ equity	10.38	17.98	15.17	17.09	12.90
Net interest margin	5.72	7.19	7.38	6.46	5.39
Net charge-offs to average total gross loans	0.87	0.35	0.14	0.04	0.10
Nonperforming assets as a percentage of total assets	0.88	0.14	0.27	0.25	0.29
Allowance for loan losses as a percentage of total gross loans	1.93	1.13	1.22	1.28	1.62

	Year ended December 31,
(Dollars in millions)	2008	2007	2006	2005	2004
Other Data:
Client investment funds:
Client directed investment assets	$11,886	$13,049	$11,221	$8,863	$7,208
Client investment assets under management	5,881	6,422	5,166	3,857	2,678
Sweep money market funds	813	2,721	2,573	2,247	1,351

Total client investment funds	$18,580	$22,192	$18,960	$14,967	$11,237

(1)	Included in our senior and subordinated notes balance are shortcut method adjustments for the corresponding interest rate swap hedges recorded as a component of other assets on the balance sheet.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations below contains forward-looking statements. These statements are based on current expectations and assumptions, which are subject to risks and uncertainties. See our cautionary language at the beginning of this Annual Report on Form 10-K. Actual results could differ materially because of various factors, including but not limited to those discussed in Item 1A. Risk Factors.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and supplementary data as presented in Item 8 of this Annual Report on Form 10-K. Certain reclassifications have been made to our prior years’ results to conform to 2008 presentations. Such reclassifications had no effect on our results of operations or stockholders’ equity.

Overview of Company Operations

SVB Financial Group is a diversified financial services company, as well as a bank holding company and financial holding company. The company was incorporated in the state of Delaware in March 1999. Through our various subsidiaries and divisions, we offer a variety of banking and financial products and services. For over 25 years, we have been dedicated to helping entrepreneurs succeed, especially in the technology, life science, venture capital/private equity and premium wine industries. We provide our clients of all sizes and stages with a diversity of products and services to support them throughout their life cycles.

We offer commercial banking products and services through our principal subsidiary, the Bank, which is a California-state chartered bank founded in 1983 and a member of the Federal Reserve System. Through its subsidiaries, the Bank also offers brokerage, investment advisory and asset management services. We also offer non-banking products and services, such as funds management, private equity investment and equity valuation services, through our subsidiaries and divisions.

Management’s Overview of 2008 Financial Performance

Our primary or “core” business consists of providing banking products and services to our clients in the technology, life science, venture capital/private equity and premium wine industries. The financial services industry faced unprecedented global economic challenges during 2008. Although our business was impacted by the effects of such economic conditions, particularly in late 2008, we believe we achieved strong financial results in 2008, as evidenced by our strong loan and deposit growth.

Our net income available to common stockholders in 2008 was $73.6 million, or $2.16 per diluted common share, and our return on average common SVBFG stockholders’ equity was 10.38 percent. During 2008, market and economic conditions deteriorated, with more rapid deterioration occurring in the fourth quarter of 2008. Dramatic declines in credit conditions in the financial markets have caused widespread illiquidity and elevated levels of volatility, impacting the credit quality of our loan portfolio. The overall weakening of the economic environment caused significant declines in venture capital financial activity, merger and acquisition (“M&A”) activities and initial public offerings (“IPOs”), which resulted in lower valuations and distributions from our investment fund portfolio and lower gains from valuations of our equity warrant assets. Additionally, the Federal Reserve cut interest rates significantly by 400 basis points during 2008, resulting in decreases in our net interest margin and placed significant downward pressure on our client investment fees.

Overall economic conditions, together with recent deterioration in the overall economy, have adversely impacted our results in 2008, and we expect to continue to see the effects in 2009. Despite these conditions, we continued to see exceptional loan and deposit growth in 2008, along with controlled expenses. Highlights of our 2008 financial results included the following:

•	Growth of 31.5 percent in average loans to $4.63 billion from all client industry segments. Period-end loans were $5.51 billion.

•

Growth of 23.6 percent in average deposit balances to $4.90 billion, primarily due to our focus on growing on-balance sheet deposits and our efforts to migrate client sweep balances from our off-balance sheet product to our on-balance sheet products. Period-end deposits were $7.47 billion.

•

Increase of $83.9 million in our provision for loan losses to $100.7 million. Given the economic environment, we maintained relatively good credit quality with net charge-offs as a percentage of average total gross loans of 87 basis points.

•	Decrease of 147 basis points in our net interest margin to 5.72 percent.

•

Decrease of $68.6 million in noninterest income to $152.4 million, primarily due to net losses on investment securities and lower gains on equity warrant assets. Noninterest income from our core fee-based products increased by $15.5 million to $119.7 million.

•

Decrease of $33.6 million in noninterest expense to $312.9 million, primarily due to lower incentive compensation and Employee Stock Ownership Plan (“ESOP”) expenses as a result of actual 2008 annual financial results being below our expectations.

•

Decrease of 257 basis points in our ratio of tangible common equity to tangible assets to 7.55 percent, due largely to the significant increase in total tangible assets as a result of our strong deposit growth.

During 2008, we participated in the U.S. Treasury’s (the “Treasury”) Capital Purchase Program (“CPP”) in the fourth quarter of 2008 whereby we issued $235.0 million in preferred stock and a common stock warrant. This new capital strengthened our already strong capital position, increasing our Tier 1 risk-based capital ratio to 12.51 percent at December 31, 2008, compared to 11.07 percent at December 31, 2007. The issuance of preferred stock requires us to make certain quarterly cash dividend payments, and increases the number of our outstanding preferred shares. The discussions below under our results of operations provide more information on 2008 performance.

The key highlights of our financial performance in 2008 and 2007 were as follows:

	December 31,
(Dollars in thousands, except pershare data and ratios)	2008	2007	Change
Average loans, net of unearned income	$4,633,048	$3,522,326	31.5%
Average noninterest-bearing deposits	2,946,907	2,864,153	2.9
Average interest-bearing deposits	1,949,417	1,098,107	77.5
Average total deposits	4,896,324	3,962,260	23.6

Diluted earnings per common share	$2.16	$3.28	(34.1)
Net income attributable to SVBFG	74,286	120,329	(38.3)
Net income available to common stockholders	73,579	120,329	(38.9)
Net interest income	368,595	375,842	(1.9)%
Net interest margin	5.72%	7.19%	(147	)bps
Average SVB prime lending rate	5.13	8.05	(292	)bps
Provision for loan losses	$100,713	$16,836	498.2%
Gross charge-offs as a percentage of average total gross loans	1.02%	0.55%	47	bps
Net charge-offs as a percentage of average total gross loans	0.87	0.35	52	bps

Noninterest income (1)	$152,365	$220,969	(31.0)%
Noninterest expense (2)	312,887	346,469	(9.7)
Return on average common SVBFG stockholders’ equity	10.38%	17.98%	(42.3)
Return on average assets	1.00	2.00	(50.0)
Tangible common equity to tangible assets (3)	7.55	10.12	(25.4)
Operating efficiency ratio (4)	59.80%	57.93%	3.2
Period end full-time equivalent employees	1,244	1,141	9.0%

Non-GAAP measures:
Non-GAAP operating efficiency ratio (5)	56.07%	57.01%	(1.6)%
Non-GAAP noninterest income, net of noncontrolling interest	$160,859	$182,988	(12.1)
Non-GAAP noninterest expense, net of noncontrolling interest	301,772	335,788	(10.1)

(1)	Noninterest income included net losses of $(6.6) million and net gains of $35.5 million attributable to noncontrolling interests for the years ended December 31, 2008 and 2007, respectively. See “Results of Operations—Noninterest Income” for a description of noninterest income attributable to noncontrolling interests.
(2)	Noninterest expense included $11.1 million and $10.7 million attributable to noncontrolling interests for the years ended December 31, 2008 and 2007, respectively.

(3)	Tangible common equity consists of total common SVB Financial Group (SVBFG) stockholders’ equity (excluding preferred equity and unrealized gains and losses from our fixed income investments) less acquired intangibles and goodwill. Tangible assets represent total assets (excluding unrealized gains and losses from our fixed income investments) less acquired intangibles and goodwill.
(4)	The operating efficiency ratio is calculated by dividing noninterest expense by total taxable equivalent revenue. Noninterest expense included a non-tax deductible loss of $3.9 million related to our cash settlement of the conversion of certain zero-coupon convertible subordinated notes in 2008, as well as a $17.2 million pre-tax goodwill impairment charge in 2007. Noninterest expense also included $11.1 million and $10.7 million attributable to noncontrolling interests in 2008 and 2007, respectively.
(5)	The non-GAAP operating efficiency ratio is calculated by dividing noninterest expense (excluding (i) the non-tax deductible $3.9 million loss recorded in 2008 related to our cash settlement of the conversion of certain zero-coupon convertible subordinated notes prior to the notes’ maturity, (ii) goodwill impairment charge of $17.2 million recorded in 2007 and (iii) the portion of noninterest expense attributable to noncontrolling interests of $11.1 million and $10.7 million in 2008 and 2007, respectively) by total taxable equivalent income (excluding taxable equivalent (loss) income attributable to noncontrolling interests of $(8.0) million and $39.3 million in 2008 and 2007, respectively).

Reconciliation of Certain Financial Results Previously Announced on January 22, 2009

Since the date of our press release of January 22, 2009, announcing our financial results for the fourth quarter and year ended December 31, 2008 (“Press Release”), we have decreased net income for the fourth quarter and year ended December 31, 2008. This decrease in net income was due to an increase in our allowance for loan losses as of December 31, 2008, which has impacted our provision for loan losses, incentive compensation expense, income tax expense, overall net income and earnings per share, as well as certain ratios including earnings and asset quality ratios. The following table highlights certain revised items related to this change in our overall consolidated statements of income and balance sheets for the fourth quarter and year ended December 31, 2008:

	Three months ended December 31, 2008		Year ended December 31, 2008
(Dollars in thousands, except EPS)	As reported in Press Release	As reported in 10-K report	As reported in Press Release	As reported in 10-K report
INCOME STATEMENT
Provision for loan losses	$67,257	$70,957	$97,013	$100,713
Compensation and benefits expense	24,977	23,877	178,415	177,315
Net income attributable to SVBFG	3,638	114	79,844	74,286
Net income (loss) available to common stockholders	2,931	(593)	79,137	73,579
Earnings (loss) per common share—diluted	0.09	(0.02)	2.33	2.16

BALANCE SHEET
Allowance for loan losses	$103,696	$107,396	$103,696	$107,396
Total assets	10,023,208	10,018,280	10,023,208	10,018,280

Critical Accounting Policies and Estimates

Our accounting policies are fundamental to understanding our financial condition and results of operations. We have identified seven policies as being critical because they require our management to make particularly difficult, subjective and/or complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. We evaluate our estimates and assumptions on an ongoing basis and we base these estimates on historical experiences and various other factors and assumptions that are believed to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions.

Our senior management has discussed the development, selection, application and disclosure of these critical accounting policies with the Audit Committee of our Board of Directors.

Fair Value Measurements

We use fair value measurements to record fair value adjustments to certain financial instruments and to determine fair value disclosures. Our marketable investment securities, non-marketable investment securities and derivatives are financial instruments recorded at fair value on a recurring basis. We disclose our method and approach for fair value measurements of assets and liabilities in Note 19—“Fair Value Instruments” of the “Notes to Consolidated Financial Statements” under Part II, Item 8 in this report.

SFAS No. 157, Fair Value Measurements (“SFAS No. 157”) defines fair value as the price that would be received to sell an asset or paid to transfer a liability (the exit price”) in an orderly transaction between market participants at the measurement date. SFAS No. 157 establishes a three-level hierarchy for disclosure of assets and liabilities recorded at fair value. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect our estimates about market data. The three levels for measuring fair value are based on the reliability of inputs and are as follows:

Level 1

Valuations based on quoted prices in active markets for identical assets or liabilities that we have the ability to access. Valuation adjustments and block discounts are not applied to instruments utilizing Level 1 inputs. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Assets utilizing Level 1 inputs include exchange-traded equity securities.

Level 2

Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, directly or indirectly.

Assets and liabilities utilizing Level 2 inputs include: U.S. Treasury and agency securities, investment-grade and high-yield corporate bonds, mortgage products, state and municipal obligations, and Over-the-Counter (“OTC”) derivative instruments and equity warrant assets for shares of public company capital stock.

Level 3

Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect our own estimates of assumptions market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Assets utilizing Level 3 inputs include: limited partnership interests in private equity funds, direct equity investments in private companies, and equity warrant assets for shares of private company capital stock.

In accordance with SFAS No. 157, it is our policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements. When available, we use quoted market prices to measure fair value. If market prices are not available, fair value measurement is based upon models that use primarily market-based or independently-sourced market parameters, including interest rate yield curves, prepayment speeds, option volatilities and currency rates. Substantially all of our financial instruments use either of the foregoing methodologies, collectively Level 1 and Level 2 measurements, to determine fair value adjustments recorded to our financial statements. However, in certain cases, when market observable inputs for model based valuation techniques may not be readily available, we are required to make judgments about assumptions market participants would use in estimating the fair value of the financial instrument.

The degree of management judgment involved in determining the fair value of a financial instrument is dependent upon the availability of quoted market prices or observable market parameters. For financial instruments that trade actively and have quoted market prices or observable market parameters, there is minimal subjectivity involved in measuring fair value. When observable market prices and parameters are not fully available, management judgment is necessary to estimate fair value. In addition, changes in the market conditions may reduce the availability of quoted prices or observable data. For example, reduced liquidity in the capital markets or changes in secondary market activities could result in observable market inputs becoming unavailable. Therefore, when market data is not available, we use valuation techniques requiring more management judgment to estimate the appropriate fair value measurement. Accordingly, the degree of judgment exercised by management in determining fair value is greater for financial assets and liabilities categorized as Level 3.

At December 31, 2008, approximately 18.2 percent of our total assets, or $1.82 billion, consisted of financial assets recorded at fair value on a recurring basis. Of these assets, 79.8 percent used valuation methodologies involving market-based or market-derived information, collectively Level 1 and 2 measurements, to measure fair value, and 20.2 percent of these financial assets were measured using model-based techniques, or Level 3 measurements. Almost all of our financial assets valued using Level 3 measurements at December 31, 2008 represented non-marketable securities. At December 31, 2008, 0.4 percent of total liabilities, or $32.6 million, consisted of financial liabilities recorded at fair value on a recurring basis, which were valued using market-observable inputs. There were no material transfers in or out of Level 3 during 2008. Our valuation processes include a number of key controls that are designed to ensure that fair value is calculated appropriately. Such controls include a model validation policy requiring that models that provide values used in financial statements be validated by qualified personnel and escalation procedures to ensure that valuations using unverifiable inputs are identified and monitored on a regular basis by senior management.

As of December 31, 2008, our available-for-sale investment portfolio, consisting primarily of U.S. agency debentures, investment grade mortgage securities and municipal bonds and notes, represented $1.32 billion, or 72.3 percent of our portfolio of assets measured at fair value on a recurring basis. These instruments were classified as Level 2 because their valuations were based on indicator prices corroborated by observable market quotes or pricing models with all significant inputs derived from or corroborated by observable market data. Since our available-for-sale fixed-income investment securities portfolio consisted primarily of fixed rate securities, the fair value of the portfolio is sensitive to changes in levels of market interest rates and market perceptions of credit quality of the underlying securities. Market valuations and impairment analyses on assets in the fixed-income investment portfolio are reviewed and monitored on an ongoing basis.

To the extent available-for-sale investment securities are used to secure borrowings, changes in the fair value of those securities could have an impact on the total amount of secured financing available. We pledge securities to the Federal Home Loan Bank of San Francisco and the discount window at the Federal Reserve Bank. The market value of collateral pledged to the Federal Home Loan Bank of San Francisco at December 31, 2008 totaled $693.1 million, of which $593.1 million was unused. The market value of collateral pledged at the discount window of the Federal Reserve Bank in accordance with our risk management practices at December 31, 2008 totaled $83.5 million, all of which was unused. We have repurchase agreements in place with multiple securities dealers, which allow us to access short-term borrowings by using fixed income securities as collateral. At December 31, 2008, we had not borrowed against our repurchase lines.

Financial assets valued using Level 3 measurements consist primarily of our investments in venture capital and private equity funds, direct equity investments in privately held companies and certain investments made by our consolidated sponsored debt fund. These funds are investment companies under the AICPA Audit and Accounting Guide for Investment Companies and accordingly, these funds report their investments at estimated fair value, with unrealized gains and losses resulting from changes in fair value reflected as investment gains or losses in our consolidated statements of income. Assets valued using Level 3 measurements also include equity warrant assets in shares of private company capital stock.

During 2008, the Level 3 assets that are measured at fair value on a recurring basis experienced net unrealized fair value decreases totaling $6.3 million primarily due to lower valuations in underlying fund investments in our private equity funds. Realized gains related to the Level 3 assets in 2008 of $15.8 million related primarily to gains from distributions from private equity funds as well as gains on sale and exercises of equity warrant assets.

The valuation of nonmarketable securities and equity warrant assets in shares of private company capital stock is subject to management judgment. The inherent uncertainty in the process of valuing securities for which a ready market does not exist may cause our estimated values of these securities to differ significantly from the values that would have been derived had a ready market for the securities existed, and those differences could be material. The timing and amount of changes in fair value, if any, of these financial instruments depend upon factors beyond our control, including the performance of the underlying companies, fluctuations in the market prices of the preferred or common stock of the underlying companies, general volatility and interest rate market factors, and legal and contractual restrictions. The timing and amount of actual net proceeds, if any, from the disposition of these financial instruments depend upon factors beyond our control, including investor demand for initial public offerings, levels of merger and acquisition activity, legal and contractual restrictions on our ability to sell, and the perceived and actual performance of portfolio companies. All of these factors are difficult to predict.

Non-Marketable Securities

Non-marketable securities include investments in funds of funds, co-investment funds, sponsored debt funds, direct equity investments in companies and low income housing tax credit funds. Our accounting for investments in non-marketable securities depends on several factors, including our level of ownership/control and the legal structure of our subsidiary making the investment. Based on these factors, we account for our non-marketable securities using one of three different methods: (i) investment company fair value accounting; (ii) equity method accounting; or (iii) cost method accounting. Our non-marketable securities carried under investment company fair value accounting include amounts that are attributable to noncontrolling interests. We are required under GAAP to consolidate 100% of these investments that we are deemed to control, even though we may own less than 100% of such entities.

Our non-marketable securities carried under investment company fair value accounting are carried at estimated fair value at each balance sheet date based primarily on financial information obtained as the general partner of the fund or obtained from the fund’s respective general partner. We utilize the most recent available financial information available from the investee general partner, for example September 30th, for our December 31st consolidated financial statements, adjusted for any contributions paid or distributions received from the investment during the fourth quarter. Fair value is the amount that would be received to sell the non-marketable securities in an orderly transaction between market participants at the measurement date. We have retained the specialized accounting of our consolidated funds pursuant to EITF Issue No. 85-12, Retention of Specialized Accounting for Investments in Consolidation.

For direct private company investments, valuations are based upon consideration of a range of factors including, but not limited to, the price at which the investment was acquired, the term and nature of the investment, local market conditions, values for comparable securities, current and projected operating performance, exit strategies and financing transactions subsequent to the acquisition of the investment. These valuation methodologies involve a significant degree of management judgment. We consider our accounting policy for our non-marketable securities carried under investment company fair value to be critical as estimating the fair value of these investments requires management to make assumptions regarding future performance, financial condition, and relevant market conditions, along with other pertinent information.

The valuation of our private equity funds is primarily based upon our pro-rata share of the fair market value of the net assets of a private fund as determined by such private fund on the valuation date. There is a time lag of one quarter in our receipt of financial information from the investee’s general partner, which we use as the primary basis for valuation of these investments.

Under our equity method accounting, we recognize our proportionate share of the results of operations of each equity method investee in our results of operations.

Under our cost method accounting, we record investments at cost and recognize as income distributions or returns received from net accumulated earnings of the investee since the date of acquisition.

We review our equity and cost method securities at least quarterly for indications of impairment, which requires significant judgment. Indications of impairment include an analysis of facts and circumstances of each investment, the expectations of the investment’s future cash flows and capital needs, variability of its business and the company’s exit strategy. Investments identified as having an indication of impairment are reviewed further to determine if the investment is other than temporarily impaired. We reduce the investment value when we consider declines in value to be other than temporary and we recognize the estimated loss as a loss on investment securities, which is a component of noninterest income.

We consider our accounting policy for our non-marketable securities to be critical because the valuation of our non-marketable securities is subject to management judgment and information reasonably available to us. The inherent uncertainty in the process of valuing securities for which a ready market is unavailable may cause our estimated values of these securities to differ significantly from the values that would have been derived had a ready market for the securities existed, and those differences could be material. Our valuation process incorporates financial information of certain investments, such as our venture capital and private equity fund investments, that are typically reported to us on a quarterly lag basis, which could result in materially significant differences in the investment values that could have been derived had current financial information been available on a timelier basis. Future adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover the carrying value of the investments that may not be reflected in their carrying value, thereby possibly requiring an impairment charge in the future. There can be no assurances that we will realize the full value of our non-marketable securities, which could result in significant losses.

Derivative Assets—Equity Warrant Assets for Shares of Privately- and Publicly-held Companies

As part of negotiated credit facilities and certain other services, we frequently obtain rights to acquire stock in the form of equity warrant assets in certain client companies. Equity warrant assets for shares of private and public companies are recorded at fair value on the grant date and adjusted to fair value on a quarterly basis through consolidated net income. At December 31, 2008, our equity warrant assets totaled $43.7 million, compared to $31.3 million at December 31, 2007.

We account for equity warrant assets with net settlement terms in certain private and public client companies as derivatives. In general, equity warrant assets entitle us to buy a specific number of shares of stock at a specific price within a specific time period. Certain equity warrant assets contain contingent provisions, which adjust the underlying number of shares or purchase price upon the occurrence of certain future events. Our warrant agreements contain net share settlement provisions, which permit us to receive at exercise a share count equal to the intrinsic value of the warrant divided by the share price (otherwise known as a “cashless” exercise). Because we can net settle our warrant agreements, our equity warrant assets qualify as derivative instruments in accordance with the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS No. 133”).

The fair value of the equity warrant assets portfolio is reviewed quarterly. We value our equity warrant assets using a modified Black-Scholes option pricing model, which incorporates the following material assumptions:

•	Underlying asset value was estimated based on information available, including any information regarding subsequent rounds of funding.

•

Volatility, or the amount of uncertainty or risk about the size of the changes in the warrant price, was based on guidelines for publicly traded companies within indices similar in nature to the underlying client companies issuing the warrant. A total of six such indices were used. The volatility assumption was based on the median volatility for an individual public company within an index for the past 16 quarters from which an average volatility was derived. The weighted average quarterly median volatility assumption used for the warrant valuation at December 31, 2008 was 45.5%, compared to 39.7% at December 31, 2007.

•

Actual data on cancellations and exercises of our equity warrant assets was utilized as the basis for determining the expected remaining life of the equity warrant assets in each financial reporting period. Equity warrant assets may be exercised in the event of acquisitions, mergers or IPOs, and cancelled due to events such as bankruptcies, restructuring activities or additional financings. These events cause the expected remaining life assumption to be shorter than the contractual term of the warrants. This assumption reduced the reported value of the warrant portfolio by $17.5 million at December 31, 2008, compared to a reduction of $11.8 million at December 31, 2007.

•

The risk-free interest rate was derived from the U.S. Treasury yield curve. The risk-free interest rate was calculated based on a weighted average of the risk-free interest rates that correspond closest to the expected remaining life of the warrant. The risk-free interest rate used for the warrant valuation at December 31, 2008 was 0.9%, compared to 3.2% at December 31, 2007.

•	Other adjustments, including a marketability discount, were estimated based on management’s judgment about the general industry environment.

The fair value of our equity warrant assets recorded on our balance sheets represents our best estimate of the fair value of these instruments. Changes in the above material assumptions may result in significantly different valuations. For example, the following table demonstrates the effect of changes in the risk-free interest rate and volatility assumptions on the valuation of equity warrant assets held by SVB Financial Group active at December 31, 2008 (1):

	Volatility Factor
(Dollars in millions)	10% Lower (41.0)%	Current (45.5)%	10% Higher (50.1)%
Risk Free Interest Rate:

Less 50 basis points	$39.5	$42.7	$45.9

Current rate (0.9%)	40.2	43.3	46.5

Plus 50 basis points	40.8	44.0	47.1

(1)	The above table does not include equity warrant assets at December 31, 2008 held by Partners for Growth, LP, which were valued at $0.3 million, based on 47.4% volatility and a 0.8% risk-free interest rate.

The timing and value realized from the disposition of equity warrant assets depend upon factors beyond our control, including the performance of the underlying portfolio companies, investor demand for IPOs, fluctuations in the market prices of the underlying common stock of these companies, levels of mergers and acquisitions activity, and legal and contractual restrictions on our ability to sell the underlying securities. All of these factors are difficult to predict. Many equity warrant assets may be terminated or may expire without compensation and may incur valuation losses from lower-priced funding rounds. We are unable to predict future gains or losses with accuracy, and gains or losses could vary materially from period to period.

We consider accounting policies related to equity warrant assets to be critical as the valuation of these assets is complex and subject to a certain degree of management judgment. Management has the ability to select from several valuation methodologies and has alternative approaches in the calculation of material assumptions. The selection of an alternative valuation methodology or alternative approaches used to calculate material assumptions in the current methodology may cause our estimated values of these assets to differ significantly from the values recorded. Additionally, the inherent uncertainty in the process of valuing these assets for which a ready market is unavailable may cause our estimated values of these assets to differ significantly from the values that would have been derived had a ready market for the assets existed, and those differences could be material. Further, the fair value of equity warrant assets may never be realized, which could result in significant losses.

Allowance for Loan Losses

At December 31, 2008, our allowance for loan losses totaled $107.4 million, compared to $47.3 million at December 31, 2007. The allowance for loan losses is management’s estimate of credit losses inherent in the loan portfolio at a balance sheet date.

We consider our accounting policy for the allowance for loan losses to be critical as estimation of the allowance involves material estimates by our management and is particularly susceptible to significant changes in the near term. Determining the allowance for loan losses requires us to make forecasts that are highly uncertain and require a high degree of judgment. Our loan loss reserve methodology is applied to our allowance for loan losses and we maintain the balances at levels that we believe are adequate to absorb estimated probable losses inherent in our loan portfolios.

Our allowance for loan losses is established for loan losses that are probable but not yet realized. The process of anticipating loan losses is imprecise. Our management applies a systematic process for the evaluation of individual loans and pools of loans for inherent risk of loan losses. On a quarterly basis, each loan in our portfolio is assigned a credit risk rating through an evaluation process, which includes consideration of such factors as payment status, the financial condition of the borrower, borrower compliance with loan covenants, underlying collateral values, potential loan concentrations, and general economic conditions. The allowance for loan losses is based on a formula allocation for similarly risk-rated loans by client industry sector and individually for impaired loans as determined by SFAS No. 114, Accounting by Creditors for Impairment of a Loan (“SFAS No. 114”), and SFAS No. 5.

Our evaluation process is designed to determine the adequacy of the allowance for loan losses. We assess the risk of losses inherent in the loan portfolio on a quarterly basis by utilizing a historical loan loss migration model, which is a statistical model used to estimate an appropriate allowance for outstanding loan balances by calculating the likelihood of a loan becoming charged-off based on its credit risk rating using historical loan performance data from our portfolio. Loan loss factors for each risk-rating category and client industry sector are ultimately applied to the respective period-end client loan balances for each corresponding risk-rating category by client industry sector to provide an estimation of the allowance for loan losses.

We apply macro allocations to the results we obtained through our historical loan loss migration model to ascertain the total allowance for loan losses. These macro allocations are based upon management’s assessment of the risks that may lead to a loan loss experience different from our historical loan loss experience. These risks are aggregated to become our macro allocation. Based on management’s prediction or estimate of changing risks in the lending environment, the macro allocation may vary significantly from period to period and includes, but is not limited to, consideration of the following factors:

•	Changes in lending policies and procedures, including underwriting standards and collections, and charge-off and recovery practices;

•	Changes in national and local economic business conditions, including the market and economic condition of our clients’ industry sectors;

•	Changes in the nature of our loan portfolio;

•	Changes in experience, ability, and depth of lending management and staff;

•	Changes in the trend of the volume and severity of past due and classified loans;

•	Changes in the trend of the volume of nonaccrual loans, troubled debt restructurings, and other loan modifications; and

•	Other factors as determined by management from time to time.

Finally, we compute several modified versions of the model, which provide additional assurance that the statistical results of the historical loan loss migration model are reasonable. A committee comprised of senior management evaluates the adequacy of the allowance for loan losses based on the results of our analysis.

Reserve for Unfunded Credit Commitments

The level of the reserve for unfunded credit commitments is determined following a methodology that parallels that used for the allowance for loan losses. We consider our accounting policy for the reserve for unfunded credit commitments to be critical as estimation of the reserve involves material estimates by our management and is particularly susceptible to significant changes in the near term. We record a liability for probable and estimable losses associated with our unfunded credit commitments. Each quarter, every unfunded client credit commitment is allocated to a credit risk-rating category in accordance with each client’s credit risk rating. We use the historical loan loss factors described under our allowance for loan losses to calculate the possible loan loss experience if unfunded credit commitments are funded. Separately, we use historical trends to calculate the probability of an unfunded credit commitment being funded. We apply the loan funding probability factor to risk-factor adjusted unfunded credit commitments by credit risk-rating to derive the reserve for unfunded credit commitments. The reserve for unfunded credit commitments may also include certain macro allocations as deemed appropriate by management. Our reserve for unfunded credit commitments totaled $14.7 million and $13.4 million at December 31, 2008 and 2007 respectively, and is reflected in other liabilities on our balance sheet.

Share-Based Compensation

Our share-based compensation expense totaled $13.6 million, $14.9 million and $21.3 million in 2008, 2007 and 2006, respectively. In accordance with SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), we measure compensation expense for all employee share-based payment awards using a fair value based method, reduced by estimated award forfeitures, and record such expense in our consolidated statements of income.

We consider our accounting policy for share-based compensation to be critical as determining the fair value of awards involves the use of significant estimates and assumptions. We use the Black-Scholes option pricing model to determine the fair value of stock options and employee stock purchase plan shares. The Black-Scholes option-pricing model requires the use of input assumptions, including the expected life, expected price volatility of the underlying stock, expected dividend yield and risk-free interest rate. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Because our stock options have characteristics significantly different from those of traded options, changes to the input assumptions can materially affect the fair value of our employee stock options. SFAS No. 123(R) also requires us to develop an estimate of the number of share-based payment awards which we expect to vest. We consider many factors when estimating expected forfeitures, including the type of award, the employee class and historical experience.

The most significant assumptions impacted by management’s judgment are the expected volatility and the expected life of the options. The expected dividend yield, and expected risk-free interest rate are not as significant to the calculation of fair value. In addition, adjustments to our estimates of the number of share-based payment awards that we expect to vest did not have a significant impact on the recorded share-based compensation expense.

Expected volatility: The value of a stock option is derived from its potential for appreciation. The more volatile the stock, the more valuable the option becomes because of the greater possibility of significant changes in stock price. Our computation of expected volatility is based on a blend of historical volatility of our common stock and implied volatility of traded options to purchase shares of our common stock. Our decision to incorporate implied volatility was based on our assessment that implied volatility of publicly traded options in our common stock is expected to be more reflective of market conditions and, therefore, can reasonably be expected to be a better indicator of expected volatility than historical volatility of our common stock.

Expected life: The expected life also has a significant effect on the value of the option. The longer the term, the more time the option holder has to allow the stock price to increase without a cash investment and thus, the more valuable the option. Further, longer option terms provide more opportunity to exploit market highs. However, employees are not required to wait until the end of the contractual term of a nontransferable option to exercise. Accordingly, we are required to estimate the expected term of the option. When establishing an estimate of the expected life, we bifurcate our option grants into four employee groupings based on exercise behavior and determine the expected life for each group by considering several factors, including historical option exercise behavior, post vesting turnover rates and terms and vesting periods of the options granted.

We review our valuation assumptions at each grant date and, as a result, we are likely to change our valuation assumptions used to value stock based awards granted in future periods. Changes to the input assumptions could materially affect the estimated fair value of our share-based payment awards.

We performed a sensitivity analysis of the impact of increasing and decreasing expected volatility by 10% as well as the impact of increasing and decreasing the weighted average expected life by one year. We performed this analysis on the stock options granted in 2008. The following table shows the impact of these changes on our stock option expense for the options granted in 2008:

(Dollars in thousands)	2008
Actual stock option expense for 2008 grants	$5,453

Stock option expense increase (decrease) under the following assumption changes:

Volatility decreased by 10% (25.7% to 15.7%)	(1,470)

Volatility increased by 10% (25.7% to 35.7%)	1,499

Average life decreased by 1 year	(746)

Average life increased by 1 year	698

Income Taxes

We are subject to income tax laws of the United States, its states and municipalities and those of the foreign jurisdictions in which we operate. Our income tax expense totaled $52.2 million and $84.6 million in 2008 and 2007, respectively.

Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax-basis carrying amount. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

We consider our accounting policy relating to income taxes to be critical as the determination of current and deferred income taxes is based on complex analyses of many factors including interpretation of federal, state and foreign income tax laws, the difference between tax and financial reporting bases of assets and liabilities (temporary differences), estimates of amounts due or owed, the timing of reversals of temporary differences and current financial accounting standards. Actual results could differ significantly from the estimates due to tax law interpretations used in determining the current and deferred income tax liabilities. Additionally, there can be no assurances that estimates and interpretations used in determining income tax liabilities may not be challenged by federal and state taxing authorities.

In establishing a provision for income tax expense, we must make judgments and interpretations about the application of these inherently complex tax laws. We must also make estimates about when in the future certain items will affect taxable income in the various tax jurisdictions, both domestic and foreign. We evaluate our uncertain tax positions in accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes (“FIN 48”). We believe that our unrecognized tax benefits, including related interest and penalties, are adequate in relation to the potential for additional tax assessments.

We are also subject to routine corporate tax audits by the various tax jurisdictions. In the preparation of income tax returns, tax positions are taken based on interpretation of federal and state income tax laws as well as foreign tax laws. In accordance with FIN 48, we review our uncertain tax positions quarterly, and we may adjust these unrecognized tax benefits in light of changing facts and circumstances, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact income tax expense in the period in which such determination is made.

Recent Accounting Pronouncements

Please refer to the discussion of our recent accounting pronouncements in Note 2—“Summary of Significant Accounting Policies” of the “Notes to the Consolidated Financial Statements” under Part II, Item 8 in this report.

Results of Operations

Net Interest Income and Margin (Fully Taxable Equivalent Basis)

Net interest income is defined as the difference between interest earned primarily on loans, investment securities, federal funds sold, securities purchased under agreements to resell and other short-term investment securities, and interest paid on funding sources. Net interest income is our principal source of revenue. Net interest margin is defined as the amount of annualized net interest income, on a fully taxable equivalent basis, expressed as a percentage of average interest-earning assets. Net interest income and net interest margin are presented on a fully taxable equivalent basis to consistently reflect income from taxable loans and securities and tax-exempt securities based on the federal statutory tax rate of 35.0 percent.

Net Interest Income (Fully Taxable Equivalent Basis)

Net interest income decreased by $6.2 million to $370.9 million in 2008, compared to $377.1 million in 2007. The decrease in net interest income was primarily the result of decreases in yields earned on interest-earning assets, partially offset by decreases in the cost of our total funding sources.

The main factors affecting interest income and interest expense between 2008 and 2007 are discussed below:

•	Interest income for 2008 decreased by $2.9 million primarily due to:

•	A $5.2 million decrease in interest income on short-term investments, primarily driven by declining short-term market interest rates in late 2007 and throughout 2008.

This decrease was partially offset by a $2.3 million increase in interest income from our loan portfolio driven principally by an increase in average loans of $1.11 billion. This growth was driven primarily by increased loan growth from all client industry segments, with particularly strong growth in loans to software clients, venture capital funds for capital calls, life science clients, and loans to certain high-net-worth individuals. The impact of increased loan balances was partially offset by a 241 basis point decrease in loan yields due primarily to decreases totaling 325 basis points in our prime-lending rate during 2008 in response to certain Federal Fund rate decreases, as well as the full year effect of decreases totaling 100 basis points during the latter half of 2007. While the Federal Reserve cut rates by 400 basis points in 2008, our net interest margin decreased by only 147 basis points. Our average prime-lending rate was 5.13 percent in 2008, compared to 8.05 percent in 2007. Our prime-lending rate at December 31, 2008 was 4.00 percent, compared to 7.25 percent at December 31, 2007.

•	Interest expense for 2008 increased by $3.4 million primarily due to:

•

An increase in interest expense of $10.6 million from all interest-bearing deposits, primarily due to an $851.3 million, or 77.5 percent, increase in average interest-bearing deposits as a result of our focus on growing on-balance sheet deposits. This increase was driven by growth from all our interest-bearing deposit products, with particularly strong growth from our money market deposit product for early stage clients introduced in May 2007 and our sweep deposit product introduced in late October 2007, both of which we introduced to provide funding for our loan growth. In 2008, the average balance of our early stage money market deposit product was $486.4 million and interest expense was $7.6 million, compared to $118.7 million and $4.1 million, respectively, for 2007. The average balance of our sweep deposit product in 2008 was $375.6 million and interest expense was $5.9 million, compared to $8.3 million and $0.3 million, respectively, in 2007.

•

An increase of $2.9 million from long-term debt, primarily due to an increase in average long-term debt balances, partially offset by a decrease in average interest rates. Average long-term debt increased by $316.1 million to $980.7 million in 2008, compared to $664.6 million in 2007, due to the full year effect of our issuance of $500 million in senior and subordinated notes in May 2007 and due to our issuance of $250 million in 3.875%

convertible senior notes (“2008 Convertible Notes”) in April 2008, which was used to redeem our $150 million zero-coupon convertible subordinated notes (“2003 Convertible Notes”), which matured in June 2008. Average interest rates on long-term debt decreased due to lower London Interbank Offered Rates (“LIBOR”) rates associated with interest rate swap agreements on the senior and subordinated notes as well as the junior subordinated debt.

These increases were partially offset by a $10.2 million decrease in interest expense from short-term borrowings, primarily due to declining short-term market interest rates. Our average cost of short-term borrowings decreased to 2.21 percent in 2008, compared to 5.29 percent in 2007.

Net interest income increased by $23.0 million to $377.1 million in 2007, compared to $354.1 million in 2006. The increase in net interest income was the result of a $445.6 million, or 9.3 percent increase in average balances of our interest-earning assets, partially offset by a $330.0 million, or 18.8 percent increase in the average balances of our interest-bearing liabilities.

The main factors affecting interest income and interest expense between 2007 and 2006 are discussed below:

•	Interest income for 2007 increased by $55.4 million due to:

•

A $62.9 million increase in interest income from our loan portfolio driven principally by an increase in average loans of $640.2 million. The impact of increased loan balances was partially offset by a 10 basis point decrease in loan yields due primarily to decreases totaling 100 basis points in our prime-lending rate during the latter half of 2007 in response to Federal Reserve rate cuts.

•	A $6.7 million increase in interest income on short-term investments primarily due to growth in average balances of these investments.

These increases were partially offset by a $14.2 million decrease in interest income on investment securities due principally to a decrease in our portfolio balances from scheduled maturities.

•	Interest expense for 2007 increased by $32.4 million due to:

•

A $32.2 million increase in interest expense from long-term debt, primarily due to an increase in average long-term debt balances. Average long-term debt increased by $448.6 million to $664.6 million in 2007, compared to $216.0 million in 2006, primarily due to the issuance of $500 million in senior and subordinated notes in May 2007 and the utilization of $150 million of long-term Federal Home Loan Bank (“FHLB”) advances beginning in the fourth quarter of 2006.

•

A $4.4 million increase in interest expense from interest-bearing deposits, primarily due to an increase in yields of 43 basis points from 0.78 percent in 2006 to 1.21 percent in 2007. This increase was primarily due to the introduction of our money market deposit product for early stage clients and our sweep deposit product in 2007, both of which bear higher yields compared to our other deposit products.

These increases were partially offset by a $4.2 million decrease in interest expense from short-term borrowings, primarily due to an $80.8 million decrease in average balances of short-term borrowings to $320.1 million in 2007, compared to $400.9 million in 2006.

Analysis of Interest Changes Due to Volume and Rate (Fully Taxable Equivalent Basis)

Net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as “volume change.” Net interest income is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing liabilities, referred to as “rate change”. Changes in our prime-lending rate also impact the yields on our loans, and, to a certain extent, our interest-bearing deposits. The following table sets forth changes in interest income for each major category of interest-earning assets and interest expense for each major category of interest-bearing liabilities. The table also reflects the amount of simultaneous changes attributable to both volume and rate changes for the years indicated. For this table, changes that are not solely due to either volume or rate are allocated in proportion to the percentage changes in average volume and average rate.

	2008 Compared to 2007			2007 Compared to 2006
	Year Ended December 31, Increase (Decrease) Due to Change in			Year Ended December 31, Increase (Decrease) Due to Change in
(Dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest income:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	$3,708	$(8,952)	$(5,244)	$6,208	$519	$6,727
Investment securities	(211)	292	81	(15,242)	1,003	(14,239)
Loans	74,263	(71,974)	2,289	65,808	(2,906)	62,902

Increase (decrease) in interest income, net	77,760	(80,634)	(2,874)	56,774	(1,384)	55,390

Interest expense:
NOW deposits	51	44	95	(6)	(7)	(13)
Regular money market deposits	—	291	291	(545)	666	121
Bonus money market deposits	4,400	(706)	3,694	75	3,190	3,265
Money market deposits in foreign offices	161	—	161	—	—	—
Time deposits	677	97	774	42	681	723
Sweep deposits	5,788	(159)	5,629	284	—	284
Short-term borrowings	(770)	(9,406)	(10,176)	(4,270)	61	(4,209)
Zero-coupon convertible subordinated notes	(2,801)	(813)	(3,614)	—	5,103	5,103
3.875% convertible senior notes	10,138	—	10,138	—	—	—
Junior subordinated debentures	77	(933)	(856)	43	150	193
Senior and subordinated notes	7,819	(7,033)	786	19,619	—	19,619
Other long-term debt	(319)	(3,251)	(3,570)	7,323	(47)	7,276

Increase (decrease) in interest expense, net	25,221	(21,869)	3,352	22,565	9,797	32,362

Increase (decrease) in net interest income	$52,539	$(58,765)	$(6,226)	$34,209	$(11,181)	$23,028

Net Interest Margin (Fully Taxable Equivalent Basis)

Our net interest margin was 5.72 percent in 2008, compared to 7.19 percent in 2007 and 7.38 percent in 2006. The decrease in net interest margin in 2008 was primarily due to decreases in yields on our loan portfolio resulting from reductions in our prime-lending rate, which we lowered in response to certain Federal Reserve rate cuts in late 2007 and throughout 2008. Although the Federal Reserve cut rates by 400 basis points in 2008, our net interest margin decreased by only 147 basis points. The decrease in net interest margin in 2008 was also attributable to increases in rates paid on deposits due primarily to our two interest-bearing deposit products introduced in 2007, partially offset by decreases in rates paid on our short-term borrowings and interest rate swap agreements on selective long-term debt.

The decrease in net interest margin in 2007 was primarily due to decreases in yields of our loan portfolio as well as increases in rates paid on our interest-bearing liabilities from the issuance of long-term debt in May 2007 and utilization of long-term FHLB advances, as well as the introduction of two interest-bearing deposit products, partially offset by decreases in short-term borrowings and increases in yields from our short-term investments portfolio.

Average Balances, Yields and Rates Paid (Fully Taxable Equivalent Basis)

The average yield earned on interest-earning assets is the amount of annualized fully taxable equivalent interest income expressed as a percentage of average interest-earning assets. The average rate paid on funding sources is the amount of annualized interest expense expressed as a percentage of average funding sources. The following table sets forth average assets, liabilities, noncontrolling interests and stockholders’ equity, interest income, interest expense, annualized yields and rates, and the composition of our annualized net interest margin in 2008, 2007 and 2006.

	Year ended December 31,
	2008			2007			2006
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$507,365	$12,572	2.48%	$357,673	$17,816	4.98%	$232,634	$11,089	4.77%
Investment securities:
Taxable	1,235,179	58,466	4.73	1,310,595	61,303	4.68	1,615,807	74,523	4.61
Non-taxable (2)	103,337	6,555	6.34	53,866	3,637	6.75	68,371	4,656	6.81
Total loans, net of unearned income (3)	4,633,048	364,192	7.86	3,522,326	361,903	10.27	2,882,088	299,001	10.37

Total interest-earning assets	6,478,929	441,785	6.82	5,244,460	444,659	8.48	4,798,900	389,269	8.11

Cash and due from banks	279,520			275,907			242,305
Allowance for loan losses	(54,982)			(43,654)			(38,808)
Goodwill	4,092			12,576			27,653
Other assets (4)	710,744			530,685			357,385

Total assets	$7,418,303			$6,019,974			$5,387,435

Funding sources:
Interest-bearing liabilities:
NOW deposits	$46,339	$233	0.50%	$35,020	$138	0.39%	$36,999	$151	0.41%
Regular money market deposits	152,568	2,087	1.37	152,550	1,796	1.18	210,933	1,675	0.79
Bonus money market deposits	969,421	11,697	1.21	577,977	8,003	1.38	569,122	4,738	0.83
Money market deposits in foreign offices	11,570	161	1.39	—	—	—	—	—	—
Time deposits	393,963	3,838	0.97	324,250	3,064	0.94	318,855	2,341	0.73
Sweep deposits	375,556	5,913	1.57	8,310	284	3.42	—	—	—

Total interest-bearing deposits	1,949,417	23,929	1.23	1,098,107	13,285	1.21	1,135,909	8,905	0.78
Short-term borrowings	304,896	6,746	2.21	320,129	16,922	5.29	400,913	21,131	5.27
Zero-coupon convertible subordinated notes	69,978	2,418	3.46	147,870	6,032	4.08	148,002	929	0.63
3.875% convertible senior notes	179,538	10,138	5.65	—	—	—	—	—	—
Junior subordinated debentures	53,093	2,548	4.80	50,894	3,404	6.69	50,223	3,211	6.39
Senior and subordinated notes	531,523	20,405	3.84	313,148	19,619	6.27	—	—	—
Other long-term debt	146,562	4,712	3.22	152,669	8,282	5.42	17,741	1,006	5.67

Total interest-bearing liabilities	3,235,007	70,896	2.19	2,082,817	67,544	3.24	1,752,788	35,182	2.01
Portion of noninterest-bearing funding sources	3,243,922			3,161,643			3,046,112

Total funding sources	6,478,929	70,896	1.10	5,244,460	67,544	1.29	4,798,900	35,182	0.73

Noninterest-bearing funding sources:
Demand deposits	2,946,907			2,864,153			2,785,948
Other liabilities	221,348			191,466			115,516
Discount on zero-coupon convertible subordinated notes	503			1,007			—
Noncontrolling interests	293,687			211,341			143,977
SVBFG Stockholders’ equity	720,851			669,190			589,206
Portion used to fund interest-earning assets	(3,243,922)			(3,161,643)			(3,046,112)

Total liabilities and total equity	$7,418,303			$6,019,974			$5,387,435

Net interest income and margin		$370,889	5.72%		$377,115	7.19%		$354,087	7.38%

Total deposits	$4,896,324			$3,962,260			$3,921,857

Reconciliation to reported net interest income:
Adjustment for tax-equivalent basis		(2,294)			(1,273)			(1,630)

Net interest income, as reported		$368,595			$375,842			$352,457

(1)	Includes average interest-earning deposits in other financial institutions of $99.1 million, $52.9 million and $31.0 million in 2008, 2007 and 2006, respectively.
(2)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all years presented.
(3)	Nonaccrual loans are reflected in the average balances of loans, and related income, if recognized, is included in interest income.

(4)	Average investment securities of $380.8 million, $250.8 million and $151.2 million in 2008, 2007 and 2006, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

Provision for Loan Losses

Our provision for loan losses is based on our evaluation of the adequacy of the existing allowance for loan losses in relation to total gross loans and on our periodic assessment of the inherent and identified risk dynamics of the loan portfolio resulting from reviews of selected individual loans. For a more detailed discussion of credit quality and the allowance for loan losses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” and “—Consolidated Financial Condition—Credit Quality and the Allowance for Loan Losses” under Part II, Item 7 in this report. The following table summarizes our provision for loan losses for the year ended December 31, 2008, 2007 and 2006, respectively:

	Year ended December 31,
(Dollars in thousands)	2008	2007	2006
Allowance for loan losses, beginning balance	$47,293	$42,747	$36,785
Provision for loan losses	100,713	16,836	9,877
Gross loan charge-offs	(47,815)	(19,378)	(14,065)
Loan recoveries	7,205	7,088	10,150

Allowance for loan losses, ending balance	$107,396	$47,293	$42,747

Provision as a percentage of period-end total gross loans	1.81%	0.40%	0.28%
Gross charge-offs as a percentage of average total gross loans	1.02	0.55	0.48
Net charge-offs as a percentage of average total gross loans	0.87	0.35	0.14
Allowance for loan losses as a percentage of period-end total gross loans	1.93	1.13	1.22
Period-end total gross loans	$5,551,636	$4,178,098	$3,509,560
Average total gross loans	4,666,025	3,547,333	2,904,129

Our provision for loan losses increased by $83.9 million to $100.7 million in 2008, compared to $16.8 million in 2007. Our provision for 2008 included $40.6 million for net charge-offs, $23 million in reserves for HRJ Capital, L.L.C. and its affiliates (“HRJ”) credit facilities, and $6 million in specific reserves related to other loans. The remaining reflects the need for increased reserves for the overall loan portfolio due to two factors: (i) the deterioration in the macroeconomic environment and its expected impact on our loan portfolio; and (ii) the increase in actual loans outstanding. As a result, our allowance for loan losses increased from 1.13 percent of total gross loans at December 31, 2007 to 1.93 percent at December 31, 2008. Our assessment for impairment and resulting specific reserves for the HRJ loan facilities considers all available relevant information known to the Company and incorporates a range of values for the assets of HRJ. We consider our allowance for loan losses of $107.4 million adequate to cover credit losses inherent in the loan portfolio at December 31, 2008.

Gross charge-offs of $47.8 million in 2008 came primarily from our early-stage client portfolio, as well as from a single software client and certain HRJ loan facilities.

The increase in provision of $7.0 million in 2007, compared to 2006 was primarily due to the growth in our loan portfolio, partially offset by a decrease in our allowance for loan losses as a percentage of total gross loans.

Noninterest Income

	Year ended December 31,
(Dollars in thousands)	2008	2007	% Change 2008/2007	2006	% Change 2007/2006
Client investment fees	$50,498	$51,794	(2.5)%	$44,345	16.8%
Foreign exchange fees	33,106	25,750	28.6	21,045	22.4
Deposit service charges	24,110	15,554	55.0	10,159	53.1
Gains on derivative instruments, net	18,505	23,935	(22.7)	17,949	33.4
Letters of credit and standby letters of credit income	12,006	11,115	8.0	9,943	11.8
Corporate finance fees	3,640	14,199	(74.4)	11,649	21.9
(Losses) gains on investment securities, net	(14,777)	46,724	(131.6)	2,551	—
Other	25,277	31,898	(20.8)	23,565	35.4

Total noninterest income	$152,365	$220,969	(31.0)%	$141,206	56.5%

Included in net income is income and expense that are attributable to noncontrolling interests. We recognize, as part of our investment funds management business through SVB Capital and Sponsored Funds and Strategic Investments, the entire income or loss from funds where we own significantly less than 100%. We also recognize, as part of equity valuation business through SVB Analytics, the results of eProsper, of which we own 65%. We are required under GAAP to consolidate 100% of the results of entities that we are deemed to control, even though we may own less than 100% of such entities. The relevant amounts attributable to investors other than us are reflected under “Net Loss (Income) attributable to Noncontrolling Interests” on our statements of income. Our net income includes only the portion of income or loss that is attributable to our ownership interest. The non-GAAP tables presented below, for noninterest income, net gains on derivative instruments, net (losses) gains on investment securities and noninterest expense, all exclude noncontrolling interests. We believe these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that represent income attributable to investors other than us and our subsidiaries. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures prepared in accordance with GAAP.

The following table provides a summary of non-GAAP noninterest income, net of noncontrolling interests:

	Year ended December 31,
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	2008	2007	% Change 2008/2007	2006	% Change 2007/2006
GAAP noninterest income	$152,365	$220,969	(31.0)%	$141,206	56.5%
Less: (losses) income attributable to noncontrolling interests, including carried interest	(8,494)	37,981	(122.4)	9,903	283.5

Non-GAAP noninterest income, net of noncontrolling interests	$160,859	$182,988	(12.1)%	$131,303	39.4%

Client Investment Fees

We offer a variety of investment products on which we earn fees. These products include sweep money market funds, money market mutual funds, overnight repurchase agreements and fixed income securities available through client-directed accounts and fixed income management services offered through SVB Asset Management, our investment advisory subsidiary.

Client investment fees were $50.5 million in 2008, compared to $51.8 million in 2007 and $44.3 million in 2006. The decrease of $1.3 million in 2008 was primarily attributable to lower margins earned on certain products owing to historically low rates in the short-term fixed income markets. During the fourth quarter of 2008, we made a decision to discontinue offering a third party off-balance sheet sweep product, primarily due to our decision to utilize our own on-balance sheet sweep product introduced in 2007. In addition, we continue to face challenges in growing off-balance sheet funds due to the success of our new on-balance sheet deposit products, as well as the significant decline of initial public offerings (“IPO”), resulting in less client funds available for investment. This decrease was partially offset by growth in average client investment funds from our later-stage technology clients, as well as an increase in deposits from venture capital and other private equity clients in the first half of 2008. Based on the expectation of continued lower margins on certain client investment products, as well as our decision to discontinue offering a third party off-balance sheet sweep product, we expect to continue to see declining client investment fees in 2009.

The increase of $7.5 million in 2007 from 2006 was attributable to the growth in average client investment funds, with particularly strong growth in our overnight repurchase agreements as a result of increased deposits from our venture capital/private equity clients, as well as an increase in the number of managed portfolios within our client investment assets under management, as a result of increased deposits from our later-stage technology clients. The following table summarizes average client investment funds for 2008, 2007 and 2006:

	Year ended December 31,
(Dollars in millions)	2008	2007	% Change 2008/2007	2006	% Change 2007/2006
Client directed investment assets (1)	$12,800	$12,356	3.6%	$10,605	16.5%
Client investment assets under management	6,217	5,651	10.0	4,364	29.5
Sweep money market funds	2,573	2,427	6.0	2,260	7.4

Total average client investment funds (2)	$21,590	$20,434	5.7%	$17,229	18.6%

(1)	Mutual funds and Repurchase Agreement Program assets.
(2)	Client investment funds are maintained at third party financial institutions.

Period-end total client investment funds were $18.6 billion at December 31, 2008, compared to $22.2 billion at December 31, 2007, and $19.0 billion at December 31, 2006.

Foreign Exchange Fees

Foreign exchange fees represent the income differential between purchases and sales of foreign currency exchange on behalf of our clients. Foreign exchange fees were $33.1 million in 2008, compared to $25.8 million in 2007 and $21.0 million in 2006. The increase in foreign exchange fees in 2008 was primarily due to increased client trading activity. While commissioned notional volumes remained stable at $6.15 billion in 2008, compared to $6.13 billion in 2007, a substantially higher proportion of that volume came from trades with notional amounts less than $1 million in 2008, which carry comparatively higher commission rates.

The increase in foreign exchange fees in 2007 reflected higher notional volumes of $6.13 billion in 2007, compared to $4.14 billion in 2006.

Deposit Service Charges

Deposit service charges were $24.1 million in 2008, compared to $15.6 million in 2007 and $10.2 million in 2006. The increase in 2008 was primarily attributable to a decrease in the earnings credit rate related to decreases in short-term market interest rates.

The increase in 2007, compared to 2006, was primarily attributable to a decrease in the earnings credit rate, as well as an increase in fee rates and in the volume of transactions.

Gains on Derivative Instruments, Net

A summary of gains on derivative instruments, net, for 2008, 2007, and 2006 is as follows:

	Year ended December 31,
(Dollars in thousands)	2008	2007	% Change 2008/2007	2006	% Change 2007/2006
Gains (losses) on foreign exchange forward contracts, net (1)	$9,418	$958	883.1%	$(219)	(537.4)%
Change in fair value of interest rate swap (2)	(1,856)	(499)	271.9	(3,630)	(86.3)
Gains on covered call options, net (3)	402	—	—	—	—
Equity warrant assets:
Gains on exercise, net	7,188	18,690	(61.5)	11,495	62.6
Change in fair value (4):
Cancellations and expirations	(2,574)	(2,643)	(2.6)	(3,963)	(33.3)
Other changes in fair value	5,927	7,429	(20.2)	14,266	(47.9)

Total net gains on equity warrant assets (5)	10,541	23,476	(55.1)	21,798	7.7

Total gains on derivative instruments, net	$18,505	$23,935	(22.7)%	$17,949	33.4%

(1)	Represents the net gains for foreign exchange forward contracts executed on behalf of clients and the change in the fair value of foreign exchange forward contracts to economically reduce our foreign exchange exposure risk related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded on the line item “Other” as part of noninterest income, a component of consolidated net income.
(2)	Represents the change in the fair value hedge of the hedging relationship from the interest rate swap agreement related to our junior subordinated debentures. In December 2008, our counterparty called this swap for settlement in January 2009. As a result we de-designated the swap as a hedging instrument in December 2008. Please refer to the discussion of our interest rate swap agreement related to our junior subordinated debentures in Note 13—“Derivative Financial Instruments” of the “Notes to Consolidated Financial Statements” in Part II, Item 8 in this report.
(3)	Represents net gains on covered call options held by one of our sponsored debt funds.
(4)	At December 31, 2008, we held warrants in 1,307 companies, compared to 1,179 companies at December 31, 2007 and 1,287 companies at December 31, 2006.
(5)	Includes net gains on equity warrant assets held by consolidated investment affiliates. Relevant amounts attributable to noncontrolling interests are reflected in the consolidated statements of income under the caption “Net Loss (Income) attributable to Noncontrolling Interests”.

Gains on derivative instruments, net, were $18.5 million in 2008, compared to $23.9 million in 2007 and $17.9 million in 2006. The decrease of $5.4 million in 2008 was primarily due to lower gains on exercises of equity warrant assets, lower gains from valuations of our equity warrant assets and higher losses associated with the fair value hedge agreement for our junior subordinated debentures. These decreases were partially offset by higher net gains from changes in the fair value of foreign exchange forward contracts. Net gains from foreign exchange forward contracts in 2008 included $5.2 million in net gains from changes in the fair value of foreign exchange forward contracts, used to offset net losses of $7.6 million from revaluation of our foreign currency denominated loans, which are included in other noninterest income.

The lower gains on exercise of equity warrant assets in 2008, compared to 2007, reflect the impact of the slowdown of mergers and acquisitions (“M&A”) and IPO activity as we typically exercise equity warrants upon such “exit” events of the issuing client companies. The changes in the fair value of equity warrant assets for 2008 were primarily attributable to positive changes in the value of the issuing client companies’ stock, as well as from gains due to changes in the volatility of market-comparable public companies, partially offset by losses due to changes in the risk-free interest rate of the equity warrant assets. Our methodology used to calculate the fair value of equity warrant assets has been applied consistently. Despite the economic conditions during 2008, we continued to take a considerable number of warrants from new clients. In 2008, we took warrants from 343 new clients, compared to 186 new clients in 2007.

The increase of $6.0 million in 2007, compared to 2006, was primarily due to gains on exercises of equity warrant assets arising from M&A activities by certain issuing client companies and lower losses associated with the fair value hedge agreement for our junior subordinated debentures. These increases were partially offset by lower gains recognized from valuation adjustments of our equity warrant assets.

The following table provides a summary of non-GAAP net gains on derivative instruments, net of noncontrolling interests:

	Year ended December 31,
Non-GAAP net gains on derivative instruments, net of noncontrolling interests (Dollars in thousands)	2008	2007	% Change 2008/2007	2006	% Change 2007/2006
GAAP net gains on derivative instruments	$18,505	$23,935	(22.7)%	$17,949	33.4%
Less: income attributable to noncontrolling interests (1)	231	1,070	(78.4)	4,297	(75.1)

Non-GAAP net gains on derivative instruments, net of noncontrolling interests	$18,274	$22,865	(20.1)%	$13,652	67.5%

(1)	Represents gains recognized from the exercise of warrants held by one of our sponsored debt funds.

Corporate Finance Fees

Corporate finance fees were $3.6 million in 2008, compared to $14.2 million in 2007 and $11.6 million in 2006. The decrease in 2008 was a result of the decision to cease operations in July 2007. The $3.6 million in fees represents the completion of all remaining client transactions at SVB Alliant as of March 31, 2008.

The increase in 2007, compared to 2006, was primarily a result of higher income from success fees recognized at SVB Alliant driven by the completion of larger-sized deals.

(Losses) Gains on Investment Securities, Net

We experience variability in the performance of our consolidated investment funds from quarter to quarter due to a number of factors, including changes in the values of our funds’ investments, changes in the amount of distributions and general economic and market conditions. Such variability may lead to volatility in the gains (losses) from investment securities and cause our results for a particular period not to be indicative of our performance in a future period. The valuation of our consolidated investment funds continued to be affected by a more discerning venture capital environment, declining M&A activity among our portfolio companies and a significant decline in IPO’s in 2008. The net losses in 2008 were primarily due to the effects of the continued downturn in the economy and pressures on valuations for venture capital investments and portfolio companies. As a result, we saw more unrealized losses due to lower valuations and lower realized gains in 2008, compared to 2007. Realized gains from our investment securities are due primarily to net gains from distributions and liquidity events. In 2008, we experienced realized losses in our “other” investments due to sales of our marketable equity securities, which are publicly traded shares acquired upon exercise of equity warrant assets. In 2006, realized losses in our “other” investments were from the sale of certain available-for-sale securities. The following tables provide a summary of net (losses) gains on investment securities for 2008, 2007 and 2006:

	Year ended December 31, 2008
(Dollars in thousands)	Managed Co- Investment Funds	Managed Funds Of Funds	Sponsored Debt Funds	Other	Total
Unrealized gains (losses)	$1,527	$(13,080)	$(8,968)	$(93)	$(20,614)
Realized gains (losses)	1,136	7,342	1,158	(3,799)	5,837

Total gains (losses) on investment securities, net	$2,663	$(5,738)	$(7,810)	$(3,892)	$(14,777)

Less: income (losses) attributable to noncontrolling interests, including carried interest	2,183	(6,227)	(4,885)	—	(8,929)

Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$480	$489	$(2,925)	$(3,892)	$(5,848)

	Year ended December 31, 2007
(Dollars in thousands)	Managed Co- Investment Funds	Managed Funds Of Funds	Sponsored Debt Funds	Other	Total
Unrealized gains (losses)	$1,861	$10,412	$10,800	$—	$23,073
Realized (losses) gains	(2,025)	19,730	4,324	1,622	23,651

Total (losses) gains on investment securities, net	$(164)	$30,142	$15,124	$1,622	$46,724

Less: (losses) income attributable to noncontrolling interests, including carried interest	(129)	26,807	8,771	—	35,449

Non-GAAP net (losses) gains on investment securities, net of noncontrolling interests	$(35)	$3,335	$6,353	$1,622	$11,275

	Year ended December 31, 2006
(Dollars in thousands)	Managed Co- Investment Funds	Managed Funds Of Funds	Sponsored Debt Funds	Other	Total
Unrealized (losses) gains	$(261)	$(353)	$113	$—	$(501)
Realized (losses) gains	(36)	6,091	764	(3,767)	3,052

Total (losses) gains on investment securities, net	$(297)	$5,738	$877	$(3,767)	$2,551

Less: (losses) income attributable to noncontrolling interests	(265)	5,059	238	—	5,032

Non-GAAP net (losses) gains on investment securities, net of noncontrolling interests	$(32)	$679	$639	$(3,767)	$(2,481)

Other Noninterest Income

A summary of other noninterest income for 2008, 2007 and 2006 is as follows:

	Year ended December 31,
(Dollars in thousands)	2008	2007	% Change 2008/2007	2006	% Change 2007/2006
Service-based fee income (1)	$8,686	$5,356	62.2%	$970	452.2%
Fund management fees	8,547	8,583	(0.4)	4,664	84.0
Credit card fees	6,225	5,802	7.3	4,564	27.1
(Losses) gains on foreign currency loans revaluation, net	(7,567)	1,905	(497.2)	2,680	(28.9)
Other	9,386	10,252	(8.4)	10,687	(4.1)

Total other noninterest income	$25,277	$31,898	(20.8)%	$23,565	35.4%

(1)	Includes income from SVB Analytics and its subsidiary, eProsper.

Other noninterest income was $25.3 million in 2008, compared to $31.9 million in 2007 and $23.6 million in 2006. The decrease of $6.6 million in 2008 was primarily due to a decrease of $9.5 million from revaluations of foreign currency denominated loans, due primarily to the strengthening of the U.S. dollar in 2008 against the Euro and Pounds Sterling. Net losses from revaluation of foreign currency denominated loans of $7.6 million in 2008 were partially offset by net gains from foreign exchange forward contracts of $5.2 million, which are included in net gains on derivative instruments. This decrease was partially offset by a $3.3 million increase in service-based fee income, primarily due to increased activities from SVB Analytics. SVB Analytics’ revenues increased by $3.3 million to $6.4 million in 2008, compared to $3.1 million in 2007, primarily as a result of an increase in the number of clients, from 408 in 2007 to 834 in 2008.

The increase of $8.3 million in 2007 from 2006 was primarily due to a $4.4 million increase in service-based fee income and a $3.9 million increase in fund management fees. The increase in service-based fee income was a result of increased activities from our subsidiary, SVB Analytics, which commenced operations in the second quarter of 2006, and from eProsper, which we acquired a majority ownership in during the third quarter of 2006. SVB Analytics’ revenues increased by $2.7 million to $3.1 million in 2007, compared to $0.4 million in 2006, primarily as a result of an increase in the number of clients to 408 in 2007, compared to 36 in 2006. eProsper’s revenues increased by $1.7 million to $2.3 million in 2007, compared to $0.6 million in 2006, primarily as a result of consolidating a full year of revenue in 2007. The increase in fund management fees was related to the full-year effect of management fees recognized from two of our consolidated funds established in the third quarter of 2006, as well as from an additional consolidated fund established in the second quarter of 2007.

Noninterest Expense

	Year ended December 31,
(Dollars in thousands)	2008	2007	% Change 2008/2007	2006	% Change 2007/2006
Compensation and benefits	$177,315	$213,892	(17.1)%	$188,588	13.4%
Professional services	39,480	32,905	20.0	40,791	(19.3)
Premises and equipment	22,183	19,756	12.3	15,311	29.0
Net occupancy	17,307	20,829	(16.9)	17,369	19.9
Business development and travel	15,406	12,263	25.6	12,760	(3.9)
Correspondent bank fees	6,628	5,713	16.0	5,647	1.2
Telephone	5,276	5,404	(2.4)	4,081	32.4
Data processing services	4,235	3,841	10.3	4,239	(9.4)
Loss from cash settlement of conversion premium of zero-coupon convertible subordinated notes	3,858	—	—	—	—
Provision for (reduction of) unfunded credit commitments	1,252	(1,207)	(203.7)	(2,461)	(51.0)
Impairment of goodwill	—	17,204	(100.0)	18,434	(6.7)
Other	19,947	15,869	25.7	17,744	(10.6)

Total noninterest expense	$312,887	$346,469	(9.7)%	$322,503	7.4%

The table below provides a summary of non-GAAP noninterest expense, net of noncontrolling interests:

	Year ended December 31,
Non-GAAP noninterest expense, net of noncontrolling interests (Dollars in thousands)	2008	2007	% Change 2008/2007	2006	% Change 2007/2006
GAAP noninterest expense	$312,887	$346,469	(9.7)%	$322,503	7.4%
Less: amounts attributable to noncontrolling interests	11,115	10,681	4.1	5,887	81.4

Non-GAAP noninterest expense, net of noncontrolling interests	$301,772	$335,788	(10.1)%	$316,616	6.1%

Compensation and Benefits

Compensation and benefits expense was $177.3 million in 2008, compared to $213.9 million in 2007 and $188.6 million in 2006. The decrease in compensation and benefits expense of $36.6 million in 2008 was largely due to a decrease of $35.7 million in expenses related to our Incentive Compensation Plan and ESOP, as a result of actual 2008 annual financial results being below our expectations. These decreases were partially offset by a $4.4 million increase in salaries and wages expense, primarily related to an increase in the average number of full-time equivalent (“FTE”) personnel. The average number of FTE personnel increased to 1,210 in 2008, compared to 1,145 in 2007 and 1,087 in 2006. The increase in average FTE was attributable to increases in sales and advisory positions to support our commercial banking operations, as well as from increases at SVB Capital and SVB Analytics to support our growth in these businesses.

The increase in compensation and benefits expense of $25.3 million in 2007 from 2006 was largely due to higher incentive compensation costs related to our strong financial performance in 2007, as well as increases in the number of average FTE employees and higher rates of employee salaries and wages, partially offset by a decrease in share-based payment expense due to a decrease in stock option grants.

Our variable compensation plans primarily consist of the Incentive Compensation Plans, Direct Drive Incentive Compensation Plan (“Direct Drive”), SVB Financial Group 401(k), ESOP, Retention Program and Warrant Incentive Plan. Total costs incurred under the above plans were $31.5 million in 2008, compared to $67.4 million in 2007 and $41.1 million in 2006. The decrease of $35.9 million in 2008 was primarily related to a $28.5 million decrease in our incentive compensation expense and a $7.3 million decrease in our ESOP expense. The increase of $26.3 million in 2007 was primarily related to a $20.1 million increase in our incentive compensation expense, a $2.9 million increase in our 401(k) and ESOP expense, a $1.9 million increase in Direct Drive compensation expense and a $1.1 million increase in Retention Program compensation expense.

Professional Services

Professional services expense was $39.5 million in 2008, compared to $32.9 million in 2007 and $40.8 million in 2006. The increase of $6.6 million in 2008 was primarily due to consulting fees related to certain infrastructure projects.

The decrease of $7.9 million in 2007 from 2006 was primarily related to consulting costs incurred in 2006 as part of ongoing efforts to enhance and maintain legal and regulatory compliance with various regulations as well as expenses associated with certain information technology (“IT”) projects.

Net Occupancy

Net occupancy expense was $17.3 million in 2008, compared to $20.8 million in 2007 and $17.4 million in 2006. The decrease of $3.5 million in 2008 was primarily due $1.7 million of lease exit costs recognized in 2007, as we exited three domestic offices in a move to improve synergy and efficiency across business units, as well as increased amortization of leasehold improvements in 2007 due to a change in the remaining lease term of certain domestic leases. The increase of $3.4 million in 2007 from 2006 was primarily due to the $1.7 million of lease exit costs, as well entry into new domestic office lease agreements.

Business Development and Travel Expense

Business development and travel expense was $15.4 million in 2008, compared to $12.3 million in 2007 and $12.8 million in 2006. The increase of $3.1 million in 2008 was primarily attributable to our increased focus on global initiatives.

Loss from Cash Settlement of Conversion Premium of Zero-Coupon Convertible Subordinated Notes

During the three months ended June 30, 2008, but prior to the maturity date of our 2003 Convertible Notes, we received a conversion notice to convert notes in the total principal amount of $7.8 million. Consistent with prior early conversions, we elected to settle the conversion fully in cash and paid a total of $11.6 million in cash, which included $3.9 million representing the conversion premium value of the converted notes. Accordingly, we recorded a non-tax deductible loss of $3.9 million as noninterest expense. In connection with this early conversion settlement payment, we exercised call options pursuant to our call-spread arrangement and received a corresponding cash payment of $3.9 million from the counterparty which was recorded as an increase in SVBFG stockholders’ equity of $3.9 million. As a result, the $3.9 million in noninterest expense we recorded due to this early conversion settlement had no net impact on our total equity.

Provision for (Reduction of) Unfunded Credit Commitments

We calculate the provision for (reduction of) unfunded credit commitments based on the credit commitments outstanding, as well as the credit quality of our loan commitments. We recorded a provision of $1.3 million in 2008, compared to a (reduction of) provision of $(1.2) million and $(2.5) million to the reserve for unfunded credit commitments in 2007 and 2006, respectively. The provision in 2008 was primarily reflective of the expected impact from the continuing deterioration in overall economic conditions.

The (reduction of) provision in 2007 was primarily a result of the positive impact of the decrease in our allowance for loan losses as a percentage of gross loans, which decreased by nine basis points from 1.22 percent of total gross loans at December 31, 2006 to 1.13 percent at December 31, 2007. This positive impact was partially offset by an increase in our total unfunded credit commitments, which increased by $880.2 million to $4.94 billion at December 31, 2007, compared to $4.06 billion at December 31, 2006. The (reduction of) provision in 2006 reflected our historical credit quality experience.

Impairment of Goodwill

In connection with our annual assessments of goodwill of SVB Alliant in the second quarters of 2007 and 2006, we recognized impairment charges of $17.2 million and $18.4 million, respectively. The impairments resulted from changes in our outlook for SVB Alliant’s future financial performance. After completion of remaining client transactions, all operations at SVB Alliant were ceased as of March 31, 2008.

Other Noninterest Expense

Other noninterest expense largely consisted of tax credit fund amortization, postage and supplies, Federal Deposit Insurance Corporation (“FDIC”) assessments, dues and publications expense and insurance expense. Other noninterest expense was $19.9 million in 2008, compared to $15.9 million in 2007 and $17.7 million in 2006. The increase of $4.0 million in 2008 was primarily related to increased FDIC assessments of $2.7 million primarily due to a one-time credit received in 2007, as well as from an increase in FDIC fee assessments due to $934.1 million in average deposit growth in 2008.

The decrease of $1.8 million in 2007 was primarily related to a $1.8 million charge recorded during the second quarter of 2006 in connection with the settlement of a litigation matter and a $1.0 million decrease in advertising and promotion expenses, partially offset by a $1.4 million loss recorded in the second quarter of 2007 related to the sale of foreclosed property classified as Other Real Estate Owned (“OREO”).

Net Loss (Income) attributable to Noncontrolling Interests

Net loss (income) attributable to noncontrolling interests is primarily related to the noncontrolling interest holders’ portion of investment gains or losses and management fees in our managed funds. Net interest income attributable to noncontrolling interests represent interest earned on loans held by one of our sponsored debt funds. Noninterest income consists of investment gains and losses from our consolidated funds and gains or losses recognized from the exercise of warrants held by one of our sponsored debt funds. Noninterest expense primarily related to management fees paid by our managed funds to the general partner entities at SVB Capital and one of our consolidated sponsored debt funds for funds management. A summary of net loss (income) attributable to noncontrolling interests in 2008, 2007 and 2006 is as follows:

	Year ended December 31,
(Dollars in thousands)	2008	2007	% Change 2008/2007	2006	% Change 2007/2006
Net interest income (1)	$(470)	$(1,296)	(63.7)%	$(2,292)	(43.5)%
Noninterest income (1)	6,631	(35,504)	(118.7)	(9,903)	258.5
Noninterest expense (1)	11,115	10,681	4.1	5,887	81.4
Carried interest (2)	1,863	(2,477)	(175.2)	—	—

Net loss (income) attributable to noncontrolling interests	$19,139	$(28,596)	(166.9)%	$(6,308)	353.3%

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income, and noninterest expense.
(2)	Represents the preferred allocation of income earned by the general partners managing one of our sponsored debt funds and two of our managed funds of funds.

Income Taxes

Our effective tax rate for 2008 was 41.28 percent, compared to 41.28 percent in 2007 and 42.45 percent in 2006. The decrease in the tax rate in 2007 was primarily attributable to the tax impact of lower amounts of non-deductible share based payment expense on overall pre-tax income.

On January 1, 2007, we adopted the provisions of FIN 48, which clarifies the accounting for uncertainty in income taxes recognized in the entity’s financial statements in accordance with SFAS No. 109. Our adoption of FIN 48 did not result in a cumulative effect adjustment to retained earnings.

Operating Segment Results

We have four operating segments in which we report our financial information: Global Commercial Bank, Relationship Management, SVB Capital and Other Business Services.

In July 2007, we reached a decision to cease operations at SVB Alliant, our investment banking subsidiary, which provided advisory services in the areas of mergers and acquisitions, corporate finance, strategic alliances and private placements. We elected to have SVB Alliant complete a limited number of client transactions before finalizing its shut-down. As of March 31, 2008, all such client transactions had been completed, and all operations at SVB Alliant were ceased. Accordingly, SVB Alliant was no longer reported as an operating segment as of the second quarter of 2008. The results of operations for SVB Alliant have been included as part of the Reconciling Items column for the current as well as all prior periods presented.

In accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, we report segment information based on the “management” approach. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of our reportable segments. Please refer to the discussion of our segment organization in Note 21—“Segment Reporting” of the “Notes to the Consolidated Financial Statements” under Part II, Item 8 in this report.

Our primary source of revenue is from net interest income, which is the difference between interest earned on loans, net of funds transfer pricing (“FTP”), and interest paid on deposits, net of funds transfer pricing. Accordingly, our segments are reported using net interest income, net of FTP. FTP is an internal measurement framework designed to assess the financial impact of a financial institution’s sources and uses of funds. It is the mechanism by which an earnings credit is given for deposits raised, and an earnings charge is made for funded loans. FTP is calculated by applying a transfer rate to pooled, or aggregated, loan and deposit volumes, effective January 1, 2008. Prior to January 1, 2008, FTP was calculated at an instrument level based on account characteristics. We have reclassified all prior period amounts to conform to the current period’s presentation.

We also evaluate performance based on noninterest income and noninterest expense, which are presented as components of segment operating profit or loss.

Effective January 1, 2008, we include all warrant income (cash exercise and valuation) recognized in the Reconciling Items column. Prior to January 1, 2008, cash exercises were recognized in noninterest income under the appropriate segment where the client resided, which was primarily within the Global Commercial Bank. We have reclassified all prior period amounts to conform to the current period’s presentation.

In calculating each operating segment’s noninterest expense, we consider the direct costs incurred by the operating segment as well as certain allocated direct costs. As part of this review, effective January 1, 2008, we began allocating certain corporate overhead costs to a corporate account. Prior to January 1, 2008, all overhead and support costs were allocated to the operating segments. We have reclassified all prior period amounts to conform to the current period’s presentation.

Additionally, effective January 1, 2008 we include our actual accrued incentive compensation expense at the segment level. Prior to January 1, 2008 we recorded the budgeted incentive compensation expense for each segment as its actual and any differences between segment budget and actual for incentive compensation was recorded in the Reconciling Items column. See additional discussion and reconciliation in Note 21—“Segment Reporting” of the “Notes to Consolidated Financial Statements” under Part II, Item 8 in this report.

We do not allocate income taxes to our segments. Additionally, our management reporting model is predicated on average asset balances; therefore, period-end asset balances are not presented for segment reporting purposes. Total average assets equals total average assets from the general ledger effective January 1, 2008. Prior to January 1, 2008, total average assets were calculated as the greater of total average assets or total average deposits and total average stockholder’s equity combined. We have reclassified all prior period amounts to conform to the current period’s presentation.

The following is our segment information for 2008, 2007 and 2006, respectively.

Global Commercial Bank

	Year ended December 31,
(Dollars in thousands)	2008	2007	% Change 2008/2007	2006	% Change 2007/2006
Net interest income	$332,349	$346,523	(4.1)%	$300,883	15.2%
Provision for loan losses	(85,238)	(12,996)	555.9	(12,919)	0.6
Noninterest income	131,870	116,205	13.5	98,042	18.5
Noninterest expense	(116,403)	(106,861)	8.9	(93,860)	13.9

Income before income tax expense	$262,578	$342,871	(23.4)	$292,146	17.4

Total average loans	$3,663,573	$2,710,049	35.2	$2,158,580	25.5
Total average assets	3,719,872	2,740,816	35.7	2,171,764	26.2
Total average deposits	4,713,768	3,815,290	23.5	3,777,893	1.0

2008 compared to 2007

Net interest income from the Global Commercial Bank (“GCB”) decreased by $14.2 million in 2008, primarily due to a decrease in interest income from FTP earned for deposits, partially offset by an increase in interest income from the GCB’s loan portfolio. The decrease in interest income from FTP earned on deposits was primarily related to decreases in market interest rates, partially offset by increased volumes of deposits from our money market deposit product for early stage clients introduced in May 2007 and our sweep deposit product introduced in late October 2007. The increase in interest income from the GCB’s loan portfolio was primarily due to decreases in the FTP charge incurred by the GCB for funded loans and growth in the GCB’s loan portfolio, particularly from growth in loans to software clients, venture capital funds for capital calls and life science clients. These increases were partially offset by a decrease in our average prime-lending rate to 5.13 percent in 2008, compared to 8.05 percent in 2007.

The provision for loan losses for GCB of $85.2 million for 2008 was primarily attributable to $23 million in reserves for HRJ credit facilities, with the remaining reflecting the need for increased reserves for the overall loan portfolio due to two factors: (i) the deterioration in the macroeconomic environment and its expected impact on our loan portfolio; and (ii) the increase in actual loans outstanding.

Noninterest income increased by $15.7 million in 2008, primarily due to fee income growth, largely driven by an $8.5 million increase in deposit service charges and a $7.4 million increase in foreign exchange fees. The increase in deposit service charges was primarily attributable to a decrease in the earnings credit rate obtained by clients to offset deposit service charges, which was related to decreases in short-term market interest rates. The increase in foreign exchange fees was primarily due to increased client trading activity.

Noninterest expense increased by $9.5 million in 2008, primarily due to an increase in compensation and benefits expense of $6.4 million, an increase in FDIC assessments of $2.7 million and an increase in professional services expense of $2.4 million, partially offset by a decrease in occupancy expense of $0.9 million. The increase in compensation and benefits expense was primarily a result of a $7.2 million increase in salaries and wages expense, primarily due to an increase in the average number of FTE employees at GCB, which increased to 531 in 2008, compared to 499 in 2007. The increase in average FTE was attributable to increases in sales and advisory positions to support our commercial banking operations. This increase was partially offset by decreases in our incentive compensation plans and ESOP expense, as a result of actual 2008 annual financial results being below our expectations. The increase in FDIC assessments relates primarily to an increase in average deposit balances, and an increase in fee rates. The increase in professional services fees was primarily due to consulting fees related to certain infrastructure projects. The decrease in net occupancy costs was primarily due to lease exit costs recognized in the second quarter of 2007, partially offset by our global expansion.

2007 compared to 2006

The GCB’s net interest income increased by $45.6 million in 2007, primarily due to an increase in income from GCB’s loan portfolio and an increase in income from FTP earned for deposits. The increase in interest income from the GCB’s loan portfolio was primarily due to growth in the GCB’s loan portfolio. The increase in interest income from FTP earned on deposits was primarily related to the full-year effect of short-term market rate increases in 2006, partially offset by rate decreases in late 2007.

The provision for loan losses for GCB of $13.0 million for 2007 was primarily attributable to gross charge-offs, primarily from our early-stage client portfolio, as well as from growth in our loan portfolio.

Noninterest income increased by $18.2 million in 2007, primarily due to solid fee income growth, largely driven by a $5.6 million increase in foreign exchange fees, a $5.2 million increase in deposit service charges, and a $4.7 million increase in client investment fees. The increase in foreign exchange fees reflected higher notional volumes converted. The increase in deposit service charges was primarily attributable to a decrease in our earnings credit rate obtained by clients to offset deposit service charges, as well as an increase in fee rates and volumes of transactions. The increase in client investment fees was primarily attributable to the growth in average client investment funds, with particularly strong growth in our overnight repurchase agreements as a result of increased deposits from our venture capital/private equity clients, as well as an increase in the number of managed portfolios within our client investment assets under management, as a result of increased deposits from our later-stage technology clients.

Noninterest expense increased by $13.0 million in 2007, primarily due to an increase in compensation and benefits expense and net occupancy expense. The increase in compensation and benefits expense was driven by both direct employees of GCB’s operations, as well as through allocated expenses from support groups. The increase in compensation and benefits expense was primarily a result of increased incentive and direct drive compensation expense due to better than expected overall financial performance for SVB Financial Group and from increases in the average number of FTE employees at GCB, which increased to 499 in 2007, compared to 458 in 2006. The increase in net occupancy costs was primarily due to lease exit costs recognized in the second quarter of 2007, as well as entry into new domestic office lease agreements.

Relationship Management

	Year ended December 31,
(Dollars in thousands)	2008	2007	% Change 2008/2007	2006	% Change 2007/2006
Net interest income	$29,766	$26,509	12.3%	$27,306	(2.9)%
(Provision for) recovery of loan losses	(15,441)	(3,911)	294.8	2,424	(261.3)
Noninterest income	1,673	1,642	1.9	2,130	(22.9)
Noninterest expense	(14,443)	(12,442)	16.1	(13,058)	(4.7)

Income before income tax expense	$1,555	$11,798	(86.8)	$18,802	(37.3)

Total average loans	$905,504	$772,910	17.2	$693,077	11.5
Total average assets	909,234	778,047	16.9	700,132	11.1
Total average deposits	164,771	142,927	15.3	133,171	7.3

2008 compared to 2007

Net interest income increased by $3.3 million in 2008, primarily due to an increase in interest income from the loan portfolio, partially offset by a decrease in interest income from FTP earned for deposits. The increase in interest income from the loan portfolio was primarily due to decreases in the FTP charge incurred for funded loans and growth in the loan portfolio, particularly from growth in loans to targeted high-net-worth individuals and wine industry clients. These increases were partially offset by a decrease in our average prime-lending rate to 5.13 percent in 2008, compared to 8.05 percent in 2007. The decrease in interest income from FTP earned on deposits was primarily related to decreases in market interest rates, partially offset by increased volumes of deposits.

The provision for loan losses of $15.4 million for 2008 was primarily reflecting the need for increased reserves for the overall loan portfolio due to two factors: (i) the deterioration in the macroeconomic environment and its expected impact on our loan portfolio; and (ii) the increase in actual loans outstanding.

Noninterest expense increased by $2.0 million in 2008, primarily related to activities of the SVB Private Equity Relationship group.

2007 compared to 2006

Net interest income decreased by $0.8 million in 2007, primarily due to a decrease in income from the loan portfolio, partially offset by an increase in income from FTP earned for deposits. The decrease in interest income from the loan portfolio was primarily due to an increase in the FTP charge incurred for funded loans primarily related to decreases in market rates, partially offset by growth in the loan portfolio. The increase in interest income from FTP earned on deposits was primarily related to the full-year effect of market rate increases in 2006, partially offset by rate decreases in late 2007, as well as increased volumes of deposits.

The provision for loan losses of $3.9 million for 2007 was primarily attributable to gross charge-offs, primarily from growth in our loan portfolio.

SVB Capital

	Year ended December 31,
(Dollars in thousands)	2008	2007	% Change 2008/2007	2006	% Change 2007/2006
Net interest income	$42	$100	(58.0)%	$72	38.9%
Noninterest income	9,360	11,936	(21.6)	5,320	124.4
Noninterest expense	(16,206)	(13,412)	20.8	(8,428)	59.1

Loss before income tax expense	$(6,804)	$(1,376)	394.5	$(3,036)	(54.7)

Total average assets	$46,456	$19,558	137.5	$13,749	42.3

SVB Capital’s components of noninterest income primarily include net gains and losses on investment securities and fund management fees, all net of noncontrolling interests and carried interest. When we refer to net gains and losses on investment securities in the discussion below, we are referring to net gains and losses from investment securities, net of noncontrolling interests and carried interest.

We experience variability in the performance of SVB Capital from quarter to quarter due to a number of factors, including changes in the values of our funds’ investments, changes in the amount of distributions and general economic and market conditions. Such variability may lead to volatility in the gains and losses from investment securities and cause our results for a particular period not to be indicative of future performance. The valuation of our consolidated investment funds continued to be affected by a more discerning venture capital environment, declining M&A activity among our portfolio companies in the later half of 2008, and a significant decline in IPO’s in 2008.

2008 compared to 2007

Noninterest income decreased by $2.6 million in 2008, primarily due to net losses on investment securities in 2008, compared to net gains on investment securities in 2007. SVB Capital’s components of noninterest income primarily include the following:

•

Net losses on investment securities of $1.0 million in 2008, compared to net gains of $3.3 million in 2007. The net losses on investment securities of $1.0 million in 2008 from our managed funds were primarily due to realized gains from distributions and carried interest, partially offset by net decreases in the fair value of fund investments.

•	Fund management fees of $8.5 million in 2008, compared to $8.6 million in 2007.

Noninterest expense increased by $2.8 million in 2008, primarily due to an increase in compensation and benefits expense. The increase in compensation and benefits expense was primarily a result of growth in the number of average FTE employees to support growth in fund activities at SVB Capital, which increased to 40 in 2008, compared to 23 in 2007.

2007 compared to 2006

Noninterest income increased by $6.6 million in 2007, primarily due to increases in net gains on investment securities and fund management fees. SVB Capital’s components of noninterest income primarily include the following:

•

Net gains on investment securities of $3.3 million in 2007, compared to net gains of $0.6 million in 2006. The net gains of $3.3 million in 2007 were primarily related to two of our managed funds of funds, primarily related to net increases in the fair value of fund investments and realized gains from distributions.

•

Fund management fees of $8.6 million in 2007, compared to $4.7 million in 2006. The increase was primarily related to the full-year effect of management fees recognized from SVB Strategic Investors Fund III, LP and SVB Capital Partners II, LP, which were established in the third quarter of 2006, as well as from SVB India Capital Partners I, LP, which was established in the second quarter of 2007.

Noninterest expense increased by $5.0 million in 2007, primarily due to an increase in compensation and benefits expense. The increase in compensation and benefits expense was primarily a result of increased incentive compensation expense due to better than expected financial performance overall in 2007 by SVB Financial Group.

Other Business Services

Our Other Business Services group includes SVB Analytics as well as our Sponsored Debt Funds and Strategic Investments.

	Year ended December 31,
(Dollars in thousands)	2008	2007	% Change 2008/2007	2006	% Change 2007/2006
Net interest (loss) income	$(8)	$404	(102.0)%	$652	(38.0)%
Noninterest income	3,961	13,080	(69.7)	5,968	119.2
Noninterest expense	(11,208)	(9,708)	15.5	(3,611)	168.8

(Loss) income before income tax expense	$(7,255)	$3,776	(292.1)	$3,009	25.5

Total average assets	$64,859	$63,047	2.9	$54,540	15.6

Included in noninterest income are net gains and losses on investment securities, net of noncontrolling interests and carried interest from our sponsored debt funds and strategic investments. When we refer to net gains and losses on investment securities in the discussion below, we are referring to net gains and losses from investment securities, net of noncontrolling interests and carried interest.

We experience variability in the performance of our sponsored debt funds and strategic investments from quarter to quarter due to a number of factors, including changes in the values of our investments, changes in the amount of distributions and general economic and market conditions. Such variability may lead to volatility in the gains and losses from investment securities and cause our results for a particular period not to be indicative of future performance.

SVB Analytics provides equity valuation services to private companies and venture capital firms. We also offer equity management services, including capitalization data management, through eProsper, Inc., a company which SVB Analytics holds a controlling ownership interest.

2008 compared to 2007

Noninterest income decreased by $9.1 million in 2008, primarily due to net losses on investment securities in 2008, compared to net gains on investment securities in 2007, partially offset by an increase in SVB Analytics’ revenues. Other Business Services’ components of noninterest income primarily include the following:

•

Net loss on investment securities of $4.2 million in 2008, compared to net gains of $7.4 million in 2007. The net losses on investment securities of $4.2 million in 2008 were primarily due to net losses of $3.3 million from lower valuations at one of our sponsored debt funds mainly attributable to decreases in the share price of certain investments and net losses of $1.1 million from our SVB Financial private equity fund investments from impairments.

•

Increase in SVB Analytics’ revenues of $3.3 million to $6.4 million in 2008, compared to $3.1 million in 2007, primarily as a result of an increase in the number of clients to 834 clients in 2008, compared to 408 in 2007.

Noninterest expense increased by $1.5 million in 2008, primarily due to increases in SVB Analytics’ expense resulting from continued growth in both SVB Analytics’ and eProsper’s businesses.

2007 compared to 2006

Noninterest income increased by $7.1 million in 2007, primarily due to net gains on investment securities and an increase in SVB Analytics’ revenues. Other Business Services’ components of noninterest income primarily include the following:

•

Net gains on investment securities of $7.4 million in 2007, compared to net losses of $0.1 million in 2006. The net gains on investment securities of $7.4 million in 2007 were primarily related to $6.4 million of net gains from two of our sponsored debt funds.

•

Increase in revenues from SVB Analytics, which commenced operations in the second quarter of 2006, and from its subsidiary, eProsper, which we acquired a majority ownership of in the third quarter of 2006. SVB Analytics’ revenues increased by $2.7 million to $3.1 million in 2007, compared to $0.4 million in 2006, primarily as a result of an increase in the number of clients to 408 clients in 2007, compared to 36 in 2006. eProsper’s revenues, net of noncontrolling interests, increased by $1.1 million to $1.5 million in 2007, compared to $0.4 million in 2006, primarily as a result of consolidating a full year of revenue in 2007.

•

Net gains on derivative instruments of $1.1 million in 2007, compared to $4.3 million in 2006. The decrease in net gains on derivative instruments of $3.2 million in 2007 was primarily due to lower net gains recognized from the exercise of warrants from one of our sponsored debt funds.

Noninterest expense increased by $6.1 million in 2007, primarily due to expenses for SVB Analytics, which included eProsper’s expenses, primarily as a result of the development of this division as operations commenced in the second and third quarters of 2006, respectively.

Consolidated Financial Condition

Our total assets were $10.02 billion at December 31, 2008, an increase of $3.33 billion, or 49.7 percent, compared to $6.69 billion at December 31, 2007, which increased $610.7 million, or 10.0 percent compared to $6.08 billion at December 31, 2006. The increase in 2008 was primarily a result of our strong deposit growth due to our focus on growing on-balance sheet deposits. The increase in 2007, compared to 2006, was primarily due to increased levels of loans.

Federal Funds Sold, Securities Purchased under Agreements to Resell, and Other Short-Term Investments

Average balances of federal funds sold, securities purchased under agreements to resell and other short-term investments were $507.4 million in 2008, an increase of $149.7 million, or 41.9 percent, compared to $357.7 million in 2007, which increased $125.1 million, or 53.8 percent, compared to $232.6 million in 2006. The increase in 2008 was primarily due to an increase in interest-earning deposits of $95.2 million and other short-term investment securities of $70.9 million. The increase in 2007, compared to 2006, was primarily due to higher levels of other short-term investments, federal funds sold overnight and interest-earning deposits.

Federal funds sold, securities purchased under agreements to resell and other short-term investments were $647.4 million at December 31, 2008, compared to $358.7 million at December 31, 2007 and $239.3 million at December 31, 2006.

Investment Securities

Investment securities totaled $1.79 billion at December 31, 2008, an increase of $183.5 million, or 11.5 percent, compared to $1.60 billion at December 31, 2007, which decreased $89.8 million, or 5.3 percent, compared to $1.69 billion at December 31, 2006. The increase in 2008 was primarily related to increases in our non-marketable securities, mainly due to increases in investments managed by our funds of funds, our co-investment funds, and direct investments managed by SVB Capital and Sponsored Debt Funds and Strategic Investments, as well as increases in the balances of our marketable securities, particularly our mortgage-backed securities and collateralized mortgage obligations. The decrease in 2007, compared to 2006, was primarily related to decreases in our available-for-sale securities portfolio, primarily due to scheduled maturities and regular prepayments. The following table presents a profile of our investment securities portfolio at December 31, 2008, 2007 and 2006:

	December 31,
(Dollars in thousands)	2008	2007	2006
Marketable securities:
Available-for-sale securities, at fair value:
U.S. Treasury securities	$—	$20,128	$29,712
U.S. agencies and corporations:
Collateralized mortgage obligations	579,749	536,383	629,677
Mortgage-backed securities	467,450	390,978	429,156
U.S. agency debentures	113,603	161,080	230,823
Commercial mortgage-backed securities	47,481	61,290	69,375
Municipal bonds and notes	108,755	81,855	56,453
Marketable equity securities	152	7,391	257
Venture capital fund investments	1	1	2

Total available-for-sale securities	1,317,191	1,259,106	1,445,455

Marketable securities (investment company fair value accounting) (1)	1,703	3,591	88

	December 31,
(Dollars in thousands)	2008	2007	2006
Non-marketable securities (investment company fair value accounting):
Private equity fund investments (2)	242,645	194,862	126,475
Other private equity investments (3)	82,444	44,872	32,913
Other investments (4)	1,547	12,080	15,306
Non-marketable securities (equity method accounting):
Other investments (5)	27,000	21,299	15,710
Low income housing tax credit funds	31,510	24,491	22,664
Non-marketable securities (cost method accounting):
Private equity fund investments (6)	69,971	35,006	27,771
Other private equity investments	12,089	7,267	5,961

Total investment securities	$1,786,100	$1,602,574	$1,692,343

(1)	Marketable securities (investment company fair value accounting) represent investments managed by us or our consolidated subsidiaries that were originally made within our non-marketable securities portfolio that have been converted into publicly-traded shares. The following table shows the amounts of investments by the following funds and our ownership of each fund at December 31, 2008, 2007 and 2006:

	December 31, 2008		December 31, 2007		December 31, 2006
(Dollars in thousands)	Amount	Ownership %	Amount	Ownership %	Amount	Ownership %
Partners for Growth, LP	$1,233	50.0%	$2,556	50.0%	$88	50.0%
SVB India Capital Partners I, LP	470	14.4	1,035	13.9	—	—

Total marketable securities	$1,703		$3,591		$88

(2)	The following table shows the amounts of investments by the following consolidated fund of funds and our ownership of each fund at December 31, 2008, 2007 and 2006:

	December 31, 2008		December 31, 2007		December 31, 2006
(Dollars in thousands)	Amount	Ownership %	Amount	Ownership %	Amount	Ownership %
SVB Strategic Investors Fund, LP	$65,985	12.6%	$68,744	12.6%	$65,977	12.6%
SVB Strategic Investors Fund II, LP	94,161	8.6	81,382	8.6	47,668	8.6
SVB Strategic Investors Fund III, LP	80,780	5.9	44,736	5.9	12,830	6.5
SVB Strategic Investors Fund IV, LP	1,719	5.0	—	—	—	—

Total private equity fund investments	$242,645		$194,862		$126,475

(3)	The following table shows the amounts of investments by the following consolidated co-investment funds and our ownership of each fund at December 31, 2008, 2007 and 2006:

	December 31, 2008		December 31, 2007		December 31, 2006
(Dollars in thousands)	Amount	Ownership %	Amount	Ownership %	Amount	Ownership %
Silicon Valley BancVentures, LP	$24,188	10.7%	$28,068	10.7%	$29,388	10.7%
SVB Capital Partners II, LP (i)	38,234	5.1	14,458	5.1	3,525	8.5
SVB India Capital Partners I, LP	20,022	14.4	2,346	13.9	—	—

Total other private equity investments	$82,444		$44,872		$32,913

(i)	At December 31, 2008, we had a direct ownership interest of 1.3% and an indirect ownership interest of 3.8% in the fund through our ownership of SVB Strategic Investors Fund II, LP.

(4)	Other investments within non-marketable securities (investment company fair value accounting) include our ownership in Partners for Growth, LP, a consolidated sponsored debt fund. At December 31, 2008, 2007 and 2006 we had a majority ownership interest of approximately 50.0% in the fund. Partners for Growth, LP is managed by a third party and we do not have an ownership interest in the general partner of this fund.
(5)	The following table shows the amounts of investments by the following sponsored debt funds and our ownership of each fund at December 31, 2008, 2007 and 2006:

	December 31, 2008		December 31, 2007		December 31, 2006
(Dollars in thousands)	Amount	Ownership %	Amount	Ownership %	Amount	Ownership %
Gold Hill Venture Lending 03, LP (i)	$18,234	9.3%	$15,915	9.3%	$13,506	9.3%
Partners for Growth II, LP	8,559	24.2	5,384	24.2	2,204	24.2
Other fund investment	207	—	—	—	—	—

Total other investments	$27,000		$21,299		$15,710

(i)	At December 31, 2008, we had a direct ownership interest of 4.8% in the fund. In addition, we had a 90.7% direct ownership interest in the fund’s general partner, Gold Hill Venture Lending Partners 03, LLC (“GHLLC”). GHLLC has a direct ownership interest of 5.0% in Gold Hill Venture Lending 03, LP and its parallel funds. Our indirect interest in the fund through our investment in GHLLC is 4.5%. Our direct and indirect ownership in the fund is 9.3%.

(6)	Represents investments in 360, 324 and 302 private equity funds at December 31, 2008, 2007 and 2006, respectively, where our ownership interest is less than 5% of the voting stock of each such fund.

Marketable Securities

Marketable securities consist of our available-for-sale fixed income investment portfolio and marketable securities accounted for under investment company fair value accounting.

Our fixed income investment portfolio is managed to maximize portfolio yield over the long-term in a manner consistent with our liquidity, credit diversification and asset/liability strategies. All securities in our fixed income investment portfolio are currently held as available-for-sale. Available-for-sale securities totaled $1.32 billion at December 31, 2008, an increase of $58.1 million, or 4.6 percent, from $1.26 billion at December 31, 2007, which decreased $186.3 million, or 12.9 percent, from $1.45 billion at December 31, 2006. The increase in 2008 was primarily due to a $76.5 million increase in our agency mortgage-backed securities, a $43.4 million increase in our agency collateralized mortgage obligations and a $26.9 million increase in municipal bonds and notes (our non-taxable investment securities), partially offset by a $47.5 million decrease in our U.S. agency securities and a $20.1 million decrease in our U.S. treasury securities due to scheduled maturities.

The duration of our fixed income investment portfolio was 2.8 years at December 31, 2008, compared to 2.3 years at December 31, 2007 and 2.5 years at December 31, 2006. Changes in portfolio duration are impacted by the effect of changing interest rates on mortgage-backed securities and collateralized mortgage obligations as well as changes in the mix of longer versus shorter term to maturity securities.

Marketable securities accounted for under investment company accounting represents investments managed by SVB Capital or by one of our consolidated sponsored debt funds that were originally made within our non-marketable securities portfolio and have been converted into publicly-traded shares. Marketable securities were $1.7 million, $3.6 million and $0.1 million at December 31, 2008, 2007 and 2006, respectively. The decrease of $1.9 million in marketable securities balances in 2008 was primarily due to sales of investments and lower valuations of underlying investments.

Non-Marketable Securities

Non-marketable securities primarily represent investments managed by SVB Capital and Sponsored Debt Funds and Strategic Investments as part of our investment funds management business and include funds of funds, co-investment funds and sponsored debt funds, as well as direct equity and fund investments. Included in our non-marketable securities carried under investment company fair value accounting are amounts that are attributable to noncontrolling interests. We are required under GAAP to consolidate 100% of these investments that we are deemed to control, even though we may own less than 100% of such entities. Non-marketable securities of $467.2 million ($169.1 million net of noncontrolling interests) at December 31, 2008 increased by $127.3 million or 37.5 percent, from $339.9 million ($114.8 million net of noncontrolling interests) at December 31, 2007 which increased by $93.1 million or 37.7 percent, from $246.8 million ($97.1 million net of noncontrolling interests) at December 31, 2006.

The increase in non-marketable securities of $127.3 million in 2008 was primarily related to the following:

•

An increase of $47.8 million in private equity fund investments accounted for using investment company fair value accounting due to additional investments made by each of our managed funds of funds, with particular growth in SVB Strategic Investors Fund III, LP.

•

An increase of $37.6 million in other private equity investments accounted for using investment company fair value accounting related primarily to additional investments from SVB Capital Partners II, LP and SVB India Capital Partners I, LP.

•

An increase of $35.0 million in private equity fund investments accounted for using cost method accounting primarily related to investment commitments made by SVB Financial on behalf of certain new managed funds of funds that we plan to form (“New Fund Commitments”). The New Fund Commitments are intended to be transferred to, and become the financial obligations of, these new funds when they are formed with the binding commitments of outside investors. These increases were partially offset by a decrease of $10.5 million in other investments accounted for using investment company fair value accounting due primarily to lower valuations of underlying investments.

The increase in non-marketable securities of $93.1 million in 2007, compared to 2006, was primarily related to a $68.4 million increase in private equity fund investments accounted for using investment company fair value accounting and a $12.0 million increase in other private equity investments accounted for using investment company fair value accounting. The increase of $68.4 million in private equity fund investments was due to additional investments made by each of our managed funds of funds, with particular growth in SVB Strategic Investors Fund II, LP and SVB Strategic Investors Fund III, LP. The increase of $12.0 million in other private equity investments related primarily to additional investments from SVB Capital Partners II, LP and investments from SVB India Capital Partners I, LP.

Investment Concentration

At December 31, 2008, 2007 and 2006, we held no investment securities that were issued by a single party that exceeded 10% of our stockholders’ equity.

Investment Securities—Remaining Contractual Principal Maturities and Yields (Fully-Taxable Equivalent)

Please refer to the discussion of the remaining contractual principal maturities and fully taxable equivalent yields on investment securities in Note 7—“Investment Securities” of the “Notes to Consolidated Financial Statements” under Part II, Item 8 in this report.

Loans

The following table details the composition of the loan portfolio, net of unearned income as of the five most recent year-ends:

	December 31,
(Dollars in thousands)	2008	2007	2006	2005	2004
Commercial loans	$4,515,019	$3,321,911	$2,723,495	$2,172,076	$1,714,818
Premium wine (1)	419,539	375,169	375,601	349,358	329,353
Community development loans (2)	48,293	52,094	37,723	31,355	28,543
Consumer and other (3)	523,402	402,556	345,583	290,564	235,874

Total loans, net of unearned income (4)	$5,506,253	$4,151,730	$3,482,402	$2,843,353	$2,308,588

(1)	Premium wine consists of loans for vineyard development as well as working capital and equipment term loans to meet the needs of our clients’ premium wineries and vineyards. At December 31, 2008, 2007, 2006, 2005 and 2004, $269.6 million, $251.1 million, $246.3 million, $214.7 million and $191.9 million, respectively, of such loans were secured by real estate.
(2)	Community development loans consist of low income housing loans made to fulfill our responsibilities under the Community Reinvestment Act and are primarily secured by real estate.
(3)	Consumer and other loans consist of loans to targeted high-net-worth individuals. These products and services include home equity lines of credit, secured lines of credit, restricted stock purchase loans and capital call lines of credit. This category also includes loans made to eligible employees through our Employee Home Ownership Plan (“EHOP”). Loans secured by real estate at December 31, 2008, 2007, 2006, 2005 and 2004 were comprised of the following:

	December 31,
(Dollars in thousands)	2008	2007	2006	2005	2004
Home equity lines of credit (i)	$89,544	$84,808	$92,093	$97,863	$84,503
Loans for personal residences (ii)	58,700	48,066	32,173	21,263	5,894
Loans to eligible employees (iii)	74,759	48,973	35,565	31,234	24,805

Consumer loans secured by real estate	$223,003	$181,847	$159,831	$150,360	$115,202

(i)	Represents home equity lines of credits, which may have been used to finance real estate investments.
(ii)	Represents loans used to purchase, renovate or refinance personal residences.
(iii)	Represents loans made to eligible employees through our EHOP.

(4)	Unearned income was $45.4 million, $26.4 million, $27.2 million, $25.0 million and $18.4 million in 2008, 2007, 2006, 2005 and 2004, respectively.

Loan Concentration

Loan concentrations may exist when there are borrowers engaged in similar activities or types of loans extended to a diverse group of borrowers that could cause those borrowers or portfolios to be similarly impacted by economic or other conditions. A substantial percentage of our loans are commercial in nature, and such loans are generally made to emerging-technology, early-stage and mid-stage companies in technology-related industries. The breakdown of total gross loans and total loans as a percentage of gross loans by industry sector is as follows:

	December 31, 2008		December 31, 2007
Industry Sector	Amount	Percentage	Amount	Percentage
Technology (1)	$2,666,372	48.0%	$1,948,925	46.6%
Private Equity	1,065,424	19.2	773,932	18.5
Life Sciences (1)	601,690	10.8	407,856	9.8
Private Client Services	523,299	9.4	402,563	9.6
Premium Winery	419,916	7.6	375,562	9.0
All other sectors	274,935	5.0	269,260	6.5

Total gross loans	$5,551,636	100.0%	$4,178,098	100.0%

(1)	Included in the technology and life science niches are loans provided to early-stage clients, which represent approximately 12 percent of total gross loans at December 31, 2008, compared to 14 percent at December 31, 2007.

The following table provides a summary of concentration in our loan portfolio by industry sector and size of loan as of December 31, 2008:

	December 31, 2008
(Dollars in thousands)	Less than Five Million	More than Five to Ten Million	More than Ten to Twenty Million	More than Twenty to Thirty Million	More than Thirty Million	Total
Technology	$1,236,293	$328,518	$533,694	$283,403	$284,464	$2,666,372
Private Equity	186,289	222,806	304,264	115,175	236,890	1,065,424
Life Sciences	324,915	120,249	102,325	21,800	32,401	601,690
Private Client Services	278,330	79,360	60,433	22,719	82,457	523,299
Premium Winery	184,798	115,841	98,967	20,310	—	419,916
All other sectors	81,002	53,255	90,178	50,500	—	274,935

Total gross loans	$2,291,627	$920,029	$1,189,861	$513,907	$636,212	$5,551,636

At December 31, 2008, gross loans totaling $1.15 billion, or 20.7 percent of our portfolio, were individually greater than $20 million. These loans represented 36 clients, and of these loans $66.7 million were on nonaccrual status as of December 31, 2008.

The following table provides a summary of concentration in our loan portfolio by industry sector and size of loan as of December 31, 2007:

	December 31, 2007
(Dollars in thousands)	Less than Five Million	More than Five to Ten Million	More than Ten to Twenty Million	More than Twenty to Thirty Million	More than Thirty Million	Total
Technology	$959,046	$305,721	$449,518	$97,230	$137,410	$1,948,925
Private Equity	177,414	43,344	215,826	95,655	241,693	773,932
Life Sciences	233,323	68,970	44,900	28,717	31,946	407,856
Private Client Services	219,999	69,555	52,895	25,000	35,114	402,563
Premium Winery	174,505	106,993	72,323	21,741	—	375,562
All other sectors	90,067	31,594	89,680	24,937	32,982	269,260

Total gross loans	$1,854,354	$626,177	$925,142	$293,280	$479,145	$4,178,098

At December 31, 2007, gross loans totaling $772.4 million, or 18.5 percent of our portfolio, were individually greater than $20 million. These loans represented 23 clients, and of these loans $0.3 million were on nonaccrual status as of December 31, 2007.

At December 31, 2008, our asset-based lending, which consists primarily of working capital lines, and our accounts receivable factoring represented 8.2 percent and 6.3 percent, respectively, of total gross loans, compared to 8.4 percent and 7.4 percent, respectively at December 31, 2007. Approximately 44.7 percent and 10.6 percent of our outstanding total gross loan balances as of December 31, 2008 were to entities based in the states of California and Massachusetts, respectively, compared to 43.5 percent and 11.1 percent, respectively, as of December 31, 2007. There are no other states with balances greater than 10 percent.

As of December 31, 2008, 75.3 percent, or $4.18 billion, of our outstanding total gross loans were variable-rate loans that adjust at a prescribed measurement date upon a change in our prime-lending rate or other variable indices, compared to 73.0 percent, or $3.05 billion, as of December 31, 2007. The following table sets forth the remaining contractual maturity distribution of our gross loans at December 31, 2008, for fixed and variable rate loans:

(Dollars in thousands)	One Year or Less	After One Year and Through Five Years	After Five Years	Total
Fixed rate loans:
Commercial loans	$68,621	$911,291	$1,087	$980,999
Premium wine	27,434	69,311	136,876	233,621
Community development loans	7,869	12,136	1,644	21,649
Consumer and other	22,824	42,121	67,336	132,281

Total fixed-rate loans	$126,748	$1,034,859	$206,943	$1,368,550

Variable-rate loans:
Commercial loans	$1,818,274	$1,716,689	$43,707	$3,578,670
Premium wine	86,130	73,365	26,799	186,294
Community development loans	21,858	3,737	1,511	27,106
Consumer and other	278,710	27,640	84,666	391,016

Total variable-rate loans	$2,204,972	$1,821,431	$156,683	$4,183,086

Upon maturity, loans satisfying our credit quality standards may be eligible for renewal. Such renewals are subject to the normal underwriting and credit administration practices associated with new loans. We do not grant loans with unconditional extension terms.

Loan Administration

Through the authority delegated by the Board of Directors, the Directors’ Loan Committee (“DLC”) oversees our credit policies. Our DLC, comprised of four of our outside directors, periodically reviews and approves our credit policies, our loan underwriting, approval, and monitoring activities.

Subject to the oversight of DLC, lending authority is delegated to the Chief Credit Officer and our management’s loan committee, which consists of the Chief Credit Officer and other senior members of our lending management. Requests for new and existing credits that meet certain size and underwriting criteria may be approved outside of our loan committee by designated senior lenders or jointly with a senior credit officer or division risk manager.

Credit Quality and Allowance for Loan Losses

The following table presents a summary of the activity for the allowance for loan losses as of the five most recent year-ends:

	Year ended December 31,
(Dollars in thousands)	2008	2007	2006	2005	2004
Balance, beginning of year	$47,293	$42,747	$36,785	$37,613	$49,862

Charge-offs:
Commercial	(39,663)	(19,274)	(13,848)	(9,357)	(15,842)
Premium wine	(309)	(4)	(18)	(1,523)	(109)
Community development loans	(167)	—	—	(3)	(245)
Consumer and other	(7,676)	(100)	(199)	(1,533)	—

Total charge-offs	(47,815)	(19,378)	(14,065)	(12,416)	(16,196)

Recoveries:
Commercial	7,010	7,022	7,553	10,481	13,673
Premium wine	170	66	1,415	868	559
Community development loans	21	—	1,090	2	4
Consumer and other	4	—	92	—	—

Total recoveries	7,205	7,088	10,150	11,351	14,236

Net charge-offs	(40,610)	(12,290)	(3,915)	(1,065)	(1,960)
Provision for loan losses	100,713	16,836	9,877	237	(10,289)

Balance, end of year	$107,396	$47,293	$42,747	$36,785	$37,613

Net charge-offs to average total gross loans	0.87%	0.35%	0.14%	0.04%	0.10%

The following table summarizes the allocation of the allowance for loan losses among specific classes of loans as of the five most recent year-ends:

	December 31,
	2008		2007		2006		2005		2004
(Dollars in thousands)	Amount	Percent of Total Loans (1)	Amount	Percent of Total Loans (1)	Amount	Percent of Total Loans (1)	Amount	Percent of Total Loans (1)	Amount	Percent of Total Loans (1)
Commercial	$94,499	82.0%	$37,896	80.0%	$34,370	78.2%	$28,301	76.4%	$24,450	74.3%
Premium wine	7,548	7.6	6,218	9.0	5,082	10.8	5,339	12.3	6,138	14.3
Community development loans	594	0.9	500	1.3	387	1.1	296	1.1	1,378	1.2
Consumer and other	4,755	9.5	2,679	9.7	2,908	9.9	2,849	10.2	5,647	10.2

Total	$107,396	100.0%	$47,293	100.0%	$42,747	100.0%	$36,785	100.0%	$37,613	100.0%

(1)	Represents loan type as a percentage of total loans, net of unearned income as of year end.

Nonperforming Assets

Nonperforming assets consist of loans past due 90 days or more that are still accruing interest, loans on nonaccrual status, and foreclosed property classified as Other Real Estate Owned (“OREO”). We measure all loans placed on nonaccrual status for impairment based on the fair value of the underlying collateral or the net present value of the expected cash flows in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan. The table below sets forth certain data and ratios between nonperforming loans, nonperforming assets and the allowance for loan losses.

	December 31,
(Dollars in thousands)	2008	2007	2006	2005	2004
Nonperforming loans:
Loans past due 90 days or more still accruing interest	$2,330	$—	$—	$1,046	$616
Nonaccrual loans	84,919	7,634	10,977	6,499	14,322

Total nonperforming loans	87,249	7,634	10,977	7,545	14,938
OREO	1,250	1,908	5,677	6,255	—

Total nonperforming assets	$88,499	$9,542	$16,654	$13,800	$14,938

Nonperforming loans as a percentage of total gross loans	1.57%	0.18%	0.31%	0.26%	0.64%
Nonperforming assets as a percentage of total assets	0.88	0.14	0.27	0.25	0.29

Allowance for loan losses	$107,396	$47,293	$42,747	$36,785	$37,613
As a percentage of total gross loans	1.93%	1.13%	1.22%	1.28%	1.62%
As a percentage of nonperforming loans	123.09	619.50	389.42	566.01	262.62
Reserve for unfunded credit commitments (1)	$14,698	$13,446	$14,653	$17,115	$16,187

(1)	The “Reserve for unfunded credit commitments” is included as a component of “Other Liabilities”. See “Provision for (Reduction of) Unfunded Credit Commitments” above for a discussion of the changes to the reserve.

Our allowance for loan losses as a percent of total gross loans increased by 80 basis points to 1.93 percent at December 31, 2008, compared to 1.13 at December 31, 2007. The increase was primarily due to two factors: (i) impact of the continuing deterioration of the current economic environment; and (ii) the current estimated impact of loans, including loans to HRJ.

Nonaccrual Loans

The following table presents a detailed composition of nonaccrual loans by industry sector as of the five most recent year-ends:

	December 31,
(Dollars in thousands)	2008	2007	2006	2005	2004
Technology	$11,967	$2,936	$4,672	$127	$1,385
Private Equity	43,965	—	—	—	—
Life Sciences	5,008	—	—	—	—
Private Client Services	22,719	222	—	—	4,499
Premium Winery	—	4,476	4,787	1,558	—
All other sectors	1,260	—	1,518	4,814	8,438

Total nonaccrual loans	$84,919	$7,634	$10,977	$6,499	$14,322

If the impaired loans for 2008, 2007, 2006, 2005 and 2004 had not been impaired, $0.5 million, $0.7 million, $0.6 million, $0.4 million and $1.5 million in interest income would have been recorded, while interest income actually recognized totaled $0.1 million, $0.2 million, $0.2 million, $0.3 million and $0.7 million, respectively.

Nonaccrual loans increased by $77.3 million to $84.9 million in 2008, compared to $7.6 million in 2007. The increase of our nonaccrual loans primarily came from HRJ loan facilities, and from loans to certain high-net-worth individuals.

Goodwill

Goodwill at both December 31, 2008 and December 31, 2007 was $4.1 million, which resulted from our acquisition in 2006 of a majority ownership interest in eProsper, an equity ownership data management services company. During the third quarter of 2008, we conducted our annual impairment analysis of eProsper in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, based on forecasted discounted net cash flow analysis. The valuation analysis of eProsper indicated no impairment existed.

Accrued Interest Receivable and Other Assets

A summary of accrued interest receivable and other assets as of December 31, 2008 and 2007 is as follows:

	December 31,
(Dollars in thousands)	2008	2007	% Change 2008/2007
Derivative assets, gross (1)	$174,990	$65,598	166.8%
Deferred tax assets and income tax receivable, net	65,372	69,224	(5.6)
FHLB and FRB stock	35,651	27,210	31.0
Accrued interest receivable	35,218	30,624	15.0
Foreign exchange spot contract assets, gross	21,333	34,917	(38.9)
OREO	1,250	1,908	(34.5)
Other assets	28,103	29,785	(5.6)

Total accrued interest receivable and other assets	$361,917	$259,266	39.6%

(1)	See “Derivatives, Net” section below

Deferred Tax Assets and Income Tax Receivable, Net

Our deferred tax assets balance was $63.2 million at December 31, 2008, compared to $67.1 million at December 31, 2007. The decrease in our deferred tax assets balances was primarily attributed to the release of deferred tax assets related to goodwill deductions offset by additional tax assets recorded due to an increase in our provision for loan losses.

We pay quarterly estimated taxes to the Internal Revenue Service and the respective state and foreign taxing authorities. At both December 31, 2008 and 2007, we had $2.1 million as income taxes receivable from these authorities.

Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”) Stock

Our FHLB and FRB stock are restricted, as we are required to hold shares of FHLB and FRB stock under the Bank’s borrowing agreements. At December 31, 2008 and 2007, we had $25.8 million and $17.9 million, respectively, in FHLB stock, and $9.9 million and $9.3 million, respectively, in FRB stock. The increase in FHLB stock was due to higher capital stock requirements at the FHLB based on usage.

The investment in FHLB stock is periodically evaluated for impairment based on, among other things, the capital adequacy of the FHLB and its overall financial condition. No impairment losses have been recorded through December 31, 2008.

Accrued Interest Receivable

Accrued interest receivable consists of interest on investment securities and loans. The increase of $4.6 million in 2008 was primarily due to an increase in interest receivable on loans due to growth in our loan portfolio.

Derivatives, Net

Derivative instruments are recorded as a component of other assets or other liabilities on the balance sheet. The following table provides a summary of derivative assets (liabilities), net as of December 31, 2008 and 2007:

	December 31,
(Dollars in thousands)	2008	2007	% Change 2008/2007
Assets (liabilities):
Equity warrant assets	$43,659	$31,317	39.4%
Interest rate swaps—assets	94,142	21,499	337.9
Interest rate swaps—liabilities	—	(1,304)	(100.0)
Foreign exchange forward and option contracts—assets	37,189	12,782	190.9
Foreign exchange forward and option contracts—liabilities	(32,632)	(11,196)	191.5

Total derivatives, net	$142,358	$53,098	168.1%

Equity Warrant Assets

As part of negotiated credit facilities and certain other services, we frequently obtain rights to acquire stock in the form of equity warrant assets in certain client companies. At December 31, 2008, we held warrants in 1,307 companies, compared to 1,179 companies at December 31, 2007. The change in fair value of equity warrant assets is recorded in gains on derivatives instruments, net, in noninterest income, a component of consolidated net income. The following table provides a summary of transactions and valuation changes for equity warrant assets for the years ended December 31, 2008 and 2007, respectively:

	Year ended December 31,
(Dollars in thousands)	2008	2007
Balance, beginning of period	$31,317	$37,724
New equity warrant assets	11,464	7,072
Non-cash increases in fair value	5,927	7,429
Exercised equity warrant assets	(2,475)	(18,265)
Terminated equity warrant assets	(2,574)	(2,643)

Balance, end of period	$43,659	$31,317

Interest Rate Swaps

For information on our interest rate swaps, see Note 13—“Derivatives” of the “Notes to the Consolidated Financial Statements” under Part II, Item 8 in this report.

Foreign Exchange Forward and Foreign Currency Option Contracts

We enter into foreign exchange forward contracts and foreign currency option contracts with clients involved in international activities, either as the purchaser or seller, depending upon the clients’ need. For each forward or option contract entered into with our clients, we enter into an opposite way forward or option contract with a correspondent bank, which mitigates the risk of fluctuations in currency rates. We enter into forward contracts with correspondent banks to economically hedge currency exposure risk related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded on the line item “Other” as part of noninterest income, a component of consolidated net income. We have not experienced nonperformance by a counterparty and therefore have not incurred related losses. Further, we anticipate performance by all counterparties.

At December 31, 2008, 2007 and 2006, the aggregate notional amounts of foreign exchange forward contracts totaled $772.7 million, $580.9 million and $562.2 million, respectively. Our maximum credit risk for counterparty nonperformance for foreign exchange forward contracts with both clients and correspondent banks at December 31, 2008, 2007 and 2006 amounted to $36.7 million, $12.3 million and $7.3 million, respectively.

At December 31, 2008, 2007 and 2006, the aggregate notional amounts of foreign currency option contracts totaled $51.7 million, $63.9 million and $27.6 million, respectively. Our maximum credit risk to nonperformance of counterparties at December 31, 2008, 2007 and 2006 was $0.5 million, $0.5 million and $0.1 million, respectively.

Deposits

The following table presents the composition of our deposits as of the three most recent year-ends.

	December 31,
(Dollars in thousands)	2008	2007	2006
Deposits:
Noninterest-bearing demand	$4,419,965	$3,226,859	$3,039,528
Negotiable order of withdrawal (NOW)	58,133	35,909	35,983
Regular money market	210,397	108,701	157,014
Bonus money market	1,002,689	832,541	511,780
Foreign money market	53,123	—	—
Sweep	1,349,965	72,083	—
Time	379,200	335,110	313,320

Total deposits	$7,473,472	$4,611,203	$4,057,625

The increase in our deposits in 2008 was primarily due to increases in our noninterest-bearing demand deposits of $1.19 billion and our interest-bearing sweep deposits of $1.28 billion due to the following factors: (i) our decision to utilize our own on-balance sheet sweep product introduced in 2007, and to discontinue offering a third-party, off-balance sheet product, (ii) our efforts to increase the competitiveness of our on-balance sheet product set and (iii) the desire for some clients to benefit from the security provided by FDIC insurance in noninterest-bearing accounts. At December 31, 2008, 40.9 percent of our total deposits were interest-bearing deposits, compared to 30.0 percent at December 31, 2007.

At December 31, 2008, the aggregate amount of time deposit accounts individually exceeding $100,000 totaled $326.8 million, compared to $286.0 million at December 31, 2007 and $264.8 million at December 31, 2006. At December 31, 2008, substantially all time deposit accounts exceeding $100,000 were scheduled to mature within one year. No material portion of our deposits has been obtained from a single depositor and the loss of any one depositor would not materially affect our business. The maturity profile of our time deposits as of December 31, 2008 is as follows:

(Dollars in thousands)	December 31, 2008
	Three months or less	Four to six months	More than six months to twelve months	More than twelve months	Total
Time deposits, $100,000 and over	$160,286	$69,238	$97,003	$300	$326,827
Other time deposits	33,378	7,533	11,301	161	52,373

Total time deposits	$193,664	$76,771	$108,304	$461	$379,200

Short-Term Borrowings

The following table summarizes our short-term borrowings that mature in one month or less:

	December 31,
	2008		2007		2006
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
Other short-term borrowings (1)	$62,120	0.12%	$—	—%	$—	—%
Federal funds purchased	—	—	—	—	310,000	5.38
FHLB advances	—	—	90,000	4.48	200,000	5.30
Securities purchased under agreements to repurchase	—	—	—	—	173,537	5.31

Total short-term borrowings	$62,120	0.12%	$90,000	4.48%	$683,537	5.34%

(1)	Represents cash collateral called from counterparties for our interest rate swap agreements related to our senior and subordinated notes.

The decrease in short-term borrowings of $27.9 million in 2008 was primarily due to increases in deposits, which resulted from our decision to utilize our own on-balance sheet sweep product introduced in 2007, and to discontinue offering a third-party, off-balance sheet sweep deposit product. The decrease in short-term borrowings of $593.5 million in 2007 was primarily attributable to the issuance of our senior and subordinated notes in May 2007, cash inflows from two new deposit products, as well as year-end increases in noninterest-bearing deposit balances.

Average daily balances and maximum month-end balances for our short-term borrowings are as follows:

(Dollars in thousands)	Year ended December 31,
	2008	2007	2006
Average daily balances:
Federal funds purchased	$222,048	$178,806	$154,847
FHLB advances	79,740	122,233	33,466
Securities purchased under agreements to repurchase	2,818	18,845	212,129
Other short-term borrowings	290	245	471

	$304,896	$320,129	$400,913

Maximum month-end balances:
Federal funds purchased	$640,000	$440,000	$430,000
FHLB advances	300,000	190,000	200,000
Securities purchased under agreements to repurchase	5,360	84,556	479,767
Other short-term borrowings	62,120	1,100	2,915

Long-Term Debt

The following table represents outstanding long-term debt at December 31, 2008, 2007, and 2006:

	December 31,
(Dollars in thousands)	2008	2007	2006
FHLB advances	$100,000	$150,000	$150,000
5.70% senior notes	279,370	259,706	—
6.05% subordinated notes	313,953	261,099	—
Zero-coupon convertible subordinated notes	—	147,256	148,441
3.875% convertible senior notes	244,783	—	—
7.0% junior subordinated debentures	55,914	52,511	51,355
8.0% long-term notes payable	1,403	2,669	2,669

Total long-term debt	$995,423	$873,241	$352,465

The increase in our long-term debt in 2008 was primarily due to the issuance of $250 million of 2008 Convertible Notes due in 2011 in April 2008, partially offset by the maturity of our 2003 Convertible Notes on June 15, 2008. The increase in 2007, compared to 2006, was primarily attributable to the issuance of our senior and subordinated notes in May 2007. For a description of our long-term debt, please refer to Note 12—“Short-Term Borrowings and Long-Term Debt” of the “Notes to the Consolidated Financial Statements” under Part II, Item 8 in this report.

Other Liabilities

A summary of other liabilities as of December 31, 2008 and 2007 is as follows:

	Year ended December 31,
(Dollars in thousands)	2008	2007	% Change 2008/2007
Accrued compensation	$35,957	$67,484	(46.7)%
Foreign exchange spot contract liabilities, gross	34,008	46,025	(26.1)
Derivative liabilities, gross (1)	32,632	12,500	161.1
Reserve for unfunded credit commitments	14,698	13,446	9.3
Other	58,258	59,788	(2.6)

Total other liabilities	$175,553	$199,243	(11.9)%

(1)	See “Derivatives, Net” section above

Accrued Compensation

Accrued compensation include amounts for our Incentive Compensation Plans, vacation, Direct Drive Incentive Compensation Plan, Retention Program, Warrant Incentive Plan and ESOP. The decrease of $31.5 million in 2008 was primarily due to a

$29.0 million decrease in accruals related to our Incentive Compensation Plan and a $7.5 million decrease related to our ESOP, primarily due to our actual 2008 annual financial results being below our expectation as a result of impact of the continuing deterioration of the current economic environment. These decreases were partially offset by a $5.2 million increase in our Direct Drive expense as sales team payout targets were exceeded, primarily due to our strong loan growth. For a description of our variable compensation plans please refer to Note 16—“Employee Compensation and Benefit Plans” of the “Notes to the Consolidated Financial Statements” under Part II, Item 8 in this report.

Reserve for Unfunded Credit Commitments

The level of reserve for unfunded credit commitments is determined following a methodology that parallels that used for the allowance for loan losses. We recognized a provision for unfunded credit commitments of $1.3 million in 2008, compared to a reduction of the provision of $1.2 million in 2007. The provision in 2008 was primarily reflective of the expected impact from the continuing deterioration in overall economic conditions.

Noncontrolling Interests

Noncontrolling interests totaled $320.4 million and $240.1 million at December 31, 2008 and 2007, respectively. The increase of $80.3 million was primarily due to equity transactions, which included $118.6 million of contributed capital, primarily from investors in four of our managed funds for the purpose of investing in limited partnerships and portfolio companies, partially offset by $19.0 million in distributions to the noncontrolling interest holders and $19.1 million of net losses attributable to noncontrolling interests, primarily from our managed funds of funds and one of our sponsored debt funds.

Capital Resources

Our management seeks to maintain adequate capital to support anticipated asset growth, operating needs and unexpected credit risks, and to ensure that SVB Financial and the Bank are in compliance with all regulatory capital guidelines. Our primary sources of new capital include retained earnings and proceeds from the sale and issuance of capital stock or other securities. Our management engages in a regular capital planning process in an effort to make effective use of the capital available to us. The capital plan considers capital needs for the foreseeable future and allocates capital to both existing and future business activities. Expected future use or activities for which capital may be set aside include balance sheet growth and unexpected credit losses, investment activity, potential product and business expansions and strategic or infrastructure investments.

In December 2008, we participated in the CPP, under which we received $235 million in exchange for issuing shares of Series B Preferred Stock and a warrant to purchase common stock to the Treasury. As a participant in CPP, we are subject to various restrictions and requirements, such as restrictions on our stock repurchases and payment of dividends, and other requirements relating to our executive compensation and corporate governance practices. Moreover under legislation such as the ARRA, we are subject to additional and broader executive compensation requirements. Under the new requirements under ARRA, we may early redeem the shares issued to the Treasury under the CPP early without any penalty or requirement to raise new capital, as previously required under the original terms of the CPP. See “Business—Supervision and Regulation—Recent Governmental Action” under Part I, Item 1 of this Annual Report. Proceeds from this issuance have been allocated primarily for the following purposes: (i) to continue lending to our current and prospective clients in our target markets, (ii) to maintain a sufficient cushion to absorb increased credit risks associated with the current economic environment, and (iii) to further strengthen our overall capital ratios, which we believe will attract higher levels of deposits to support our lending activities.

Common Stock

In 2008, under a stock repurchase program approved by our Board of Directors in July 2007, we repurchased during the first and second quarters of 2008, 1.0 million shares of our common stock totaling $45.6 million, compared to 2.9 million in 2007 totaling $146.8 million. In July 2008 upon expiration of the 2007 program, our Board of Directors approved a stock repurchase program authorizing us to purchase up to $150.0 million of our common stock, which expires on December 31, 2009.

At December 31, 2008, $150.0 million of shares remain authorized for repurchase under our current stock repurchase program. However, under the terms of our participation in the CPP, except in connection with benefit plans consistent with past practice and certain other circumstances specified in the underlying purchase agreement of the Series B Preferred Stock, we may not, without the prior consent of the Treasury, repurchase our common stock or other equity securities, prior to the earlier of December 12, 2011 and the date on which the outstanding shares of Series B Preferred Stock have been redeemed in whole or have been transferred to a third party. In light of these restrictions, and given the challenges of the current capital markets environment and our plans for continued investment in our business to support future growth, we do not currently expect to repurchase, or to seek the Treasury’s consent to repurchase, shares of our common stock. We will continue to evaluate this position on an ongoing basis.

If we engage in stock repurchase activities, we may, from time to time, implement a non-discretionary trading plan under Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended, under which we will automatically repurchase shares of our common stock pursuant to a predetermined formula for a specified period of time.

Preferred Stock

The Series B Preferred Stock qualifies as Tier 1 capital, and holders are entitled to receive cumulative cash dividends at a rate of 5 percent per year for the first five years, and 9 percent per year thereafter, on a liquidation preference of $1,000 per share. Dividends are payable quarterly in arrears on each of February 15, May 15, August 15 and November 15, if, as and when declared by our Board of Directors (or its duly authorized committee), out of assets legally available for payment. The common stock warrant entitles the Treasury to purchase 708,116 shares of our common stock at an initial exercise price of $49.78 for a term of ten years. As a result, we recorded a $221.1 million increase in Series B Preferred Stock, which is net of a discount of $13.9 million related to the common stock warrant.

SVBFG Stockholders’ Equity

SVBFG stockholders’ equity totaled $991.4 million at December 31, 2008, an increase of $315.0 million, or 46.6 percent, from $676.4 million at December 31, 2007. This increase was primarily the result of a $221.2 million increase in Series B Preferred Stock as a result of our participation in CPP. The increase was also attributable to net income and the issuance of stock options during 2008, partially offset by common stock repurchases and the net cost of the convertible note hedge and warrant agreement entered into concurrently with the issuance of our 2008 Convertible Notes. SVB Financial has not paid a cash dividend on our common stock since 1992 and, as of December 31, 2008, there were no plans for any payment of dividends. Under the terms of our participation in the CPP, we may not, without the prior consent of the Treasury, pay any dividend on our common stock prior to the earlier of December 12, 2011 and the date on which the outstanding shares of Series B Preferred Stock have been redeemed in whole or have been transferred to a third party. As of December 31, 2008, we had no plans to pay, or to seek consent from the Treasury to pay, cash dividends on our common stock.

Funds generated through retained earnings are a significant source of capital and liquidity and are expected to continue to be so in the future.

Liquidity

The objective of liquidity management is to ensure that funds are available in a timely manner to meet our financial needs, including paying creditors, meeting depositors’ needs, accommodating loan demand and growth, fund investments, repurchasing shares and other capital needs, without incurring undue cost or risk, or causing a disruption to normal operating conditions.

We regularly assess the amount and likelihood of projected funding requirements through a review of factors such as historical deposit volatility and funding patterns, present and forecasted market and economic conditions, individual client funding needs, and existing and planned business activities. Our Asset/Liability Committee (“ALCO”), which is a management committee, provides oversight to the liquidity management process and recommends policy guidelines, subject to the approval of the Finance Committee of our Board of Directors, and courses of action to address our actual and projected liquidity needs.

Historically, we have attracted a stable, low-cost deposit base, which has been our primary source of liquidity. From time to time, depending on market conditions, prevailing interest rates or our introduction of additional interest-bearing deposit products, our deposit levels and cost of deposits may fluctuate. We introduced an interest-bearing money market deposit product for early stage clients in the second quarter of 2007 and an interest-bearing sweep deposit product in late October 2007. At December 31, 2008, we grew our sweep deposit balance by $1.28 billion to $1.35 billion, compared to $72.1 million at December 31, 2007. We continue to expand on opportunities to increase our liquidity and take steps to carefully manage our liquidity.

We have increased our use of other sources of liquidity available to us, primarily long-term indebtedness. Our long-term debt outstanding increased by $122.2 million to $995.4 million at December 31, 2008, compared to $873.2 million at December 31, 2007, due to the issuance of $250.0 million in 3.875% convertible senior notes in April 2008. We used $141.9 million of the net proceeds to settle the conversion of our zero-coupon convertible subordinated notes, which matured in June 2008. All of the remaining proceeds were used for general corporate purposes. In addition, on December 12, 2008, we received $235 million and issued 235,000 shares of preferred stock under the CPP.

Our liquidity requirements can also be met through the use of our portfolio of liquid assets. Our definition of liquid assets includes cash and cash equivalents in excess of the minimum levels necessary to carry out normal business operations, investment securities maturing within six months, investment securities eligible and available for financing or pledging purposes with a maturity in excess of six months and anticipated near-term cash flows from investments.

Our policy guidelines provide that liquid assets as a percentage of total deposits should not fall below 20 percent. Our ratio of liquid assets to total deposits was 37.5 percent and 28.1 percent at December 31, 2008 and 2007, respectively, both well in excess of our minimum policy guidelines. In addition to monitoring the level of liquid assets relative to total deposits, we also utilize other policy measures in liquidity management activities such as the percentage of liquid assets to volatile liabilities and our loan-to-deposit ratio.

On a stand-alone basis, SVB Financial’s primary liquidity channels include dividends from the Bank, its investment portfolio assets, and its ability to raise debt and capital. The ability of the Bank to pay dividends is subject to certain regulations described in “Business—Supervision and Regulation—Restriction on Dividends” under Part I, Item 1 in this report.

Consolidated Summary of Cash Flows

Below is a summary of our average cash position and statement of cash flows for 2008, 2007 and 2006, respectively.

	Year ended December 31,
(Dollars in thousands)	2008	2007	2006
Average cash and due from banks	$279,520	$275,907	$242,305
Average federal funds sold, securities purchased under agreements to resell and other short-term investment securities	507,365	357,673	232,634

Average cash and cash equivalents	$786,885	$633,580	$474,939

Percentage of total average assets	10.6%	10.5%	8.8%

Net cash provided by operating activities	$165,715	$173,991	$127,709
Net cash used for investing activities	(1,596,183)	(515,506)	(299,569)
Net cash provided by financing activities	3,184,019	392,104	342,347

Net increase in cash and cash equivalents	$1,753,551	$50,589	$170,487

In analyzing our liquidity for 2008, 2007 and 2006, reference is made to our consolidated statements of cash flows for the years ended December 31, 2008, 2007 and 2006; see “Consolidated Financial Statements and Supplemental Data” under Part II, Item 8 in this report. The statement of cash flows includes separate categories for operating, investing, and financing activities.

2008

Cash provided by operating activities was $165.7 million in 2008, which included net income before noncontrolling interests of $55.1 million. Net cash inflows included $100.7 million related to the provision for loan losses, $28.5 million of depreciation and amortization, $14.8 million in net losses on investment securities and $13.6 million of share-based compensation amortization. Net cash outflows included a $31.5 million decrease in accrued compensation as a result of actual 2008 annual financial results being below our expectations, $11.5 million of net changes in the fair value of derivatives and $8.5 million of amortization of deferred warrant-related loan fees.

Cash used for investing activities was $1.60 billion in 2008. Net cash outflows included a net increase in loans of $1.41 billion, purchases of available-for-sale securities of $342.5 million, purchases of non-marketable securities of $167.2 million and purchases of premises and equipment of $8.5 million. Net cash inflows included proceeds from the sales, maturities and pay downs of available-for-sale securities of $284.8 million, and non-marketable securities of $34.9 million.

Cash provided by financing activities was $3.18 billion in 2008. Net cash inflows included increases in deposits of $2.86 billion, net proceeds of $222.7 million from the issuance of our 2008 Convertible Notes, note hedge and warrant, $235.0 million from the issuance of preferred stock and a common stock warrant, net capital contributions from noncontrolling interests of $99.4 million and proceeds from the issuance of our common stock and Employee Stock Purchase Plan (“ESPP”) of $32.8 million. Net cash outflows included the settlement of our 2003 Convertible Notes of $149.7 million, principal payments of other long-term debt of $51.3 million, common stock repurchases of $45.6 million and decreases in short-term borrowings of $27.9 million.

Cash and cash equivalents at December 31, 2008 were $2.44 billion.

2007

Cash provided by operating activities was $174.0 million in 2007, which included net income before noncontrolling interests of $148.9 million. Net cash inflows included $24.5 million of depreciation and amortization, $17.2 million related to impairment of goodwill, $16.8 million related to the provision for loan losses and $15.1 million of share-based compensation amortization. Net cash outflows included $46.7 million of net gains on investment securities, $13.8 million of net changes in the fair value of derivatives, $13.0 million of deferred income tax benefits and $7.6 million of amortization of deferred warrant-related loan fees.

Cash used for investing activities was $515.5 million in 2007. Net cash outflows included a net increase in loans of $688.9 million, purchases of available-for-sale securities of $77.8 million, purchases of non-marketable securities of $110.3 million and purchases of premises and equipment of $12.9 million. Net cash inflows included proceeds from the sales, maturities and pay downs of available-for-sale securities of $300.7 million and non-marketable securities of $62.3 million.

Cash provided by financing activities was $392.1 million in 2007. Net cash inflows included increases in deposits of $553.6 million, net proceeds of $495.0 million from the issuance of senior and subordinated notes in May 2008, capital contributions, net of distributions, from noncontrolling interests of $45.5 million, and proceeds from the issuance of common stock and the employee stock purchase plan of $31.2 million. Net cash outflows included pay downs of short-term borrowings of $593.5 million and common stock repurchases of $146.8 million.

Cash and cash equivalents at December 31, 2007 were $683.2 million.

2006

Cash provided by operating activities was $127.7 million in 2006, which included net income before noncontrolling interests of $95.7 million. Net cash inflows included $21.3 million of share-based compensation amortization, $18.4 million related to impairment of goodwill, $17.6 million of depreciation and amortization and $9.9 million related to the provision for loan losses. Net cash outflows included $10.5 million of net changes in the fair value of derivatives and $7.1 million of amortization of deferred warrant related loan fees.

Cash used for investing activities was $299.6 million in 2006. Net cash outflows included a net increase in loans of $646.0 million, purchases of available-for-sale securities of $30.1 million, purchases of non marketable securities of $99.1 million and purchases of premises and equipment of $20.7 million. Net cash inflows included proceeds from the sale, maturities and pay downs of available-for-sale securities of $433.8 million and non-marketable securities of $56.3 million.

Cash provided by financing activities was $342.3 million in 2006. Net cash inflows included increases in short-term borrowings of $404.1 million and an increase from proceeds from issuance of other long-term debt of $150.0 million. Net cash outflows included decreases in deposits of $195.1 million and common stock repurchases of $103.8 million.

Cash and cash equivalents at December 31, 2006 were $632.6 million.

Capital Ratios

Both SVB Financial and the Bank are subject to capital adequacy guidelines issued by the Federal Reserve Board. Under these capital guidelines, the minimum total risk-based capital ratio and Tier 1 risk-based capital ratio requirements are 10.0% and 6.0%, respectively, for a well-capitalized depository institution. Under the same capital adequacy guidelines, a well-capitalized depository institution must maintain a minimum Tier 1 leverage ratio of 5.0%.

Both the capital ratios of SVB Financial and the Bank were in excess of federal regulatory guidelines for a well-capitalized depository institution as of December 31, 2008, 2007 and 2006. See Note 20- “Regulatory Matters” of the “Notes to the Consolidated Financial Statements” under Part II, Item 8 in this report for further information. Capital ratios for SVB Financial and the Bank are set forth below:

	December 31,
	2008	2007	2006
SVB Financial:
Total risk-based capital ratio	17.58%	16.02%	13.95%
Tier 1 risk-based capital ratio	12.51	11.07	12.34
Tier 1 leverage ratio	13.00	11.91	12.46
Tangible common equity to tangible assets ratio	7.55	10.12	10.32

Bank:
Total risk-based capital ratio	13.79%	14.51%	12.80%
Tier 1 risk-based capital ratio	8.66	9.41	11.70
Tier 1 leverage ratio	9.20	10.19	11.83
Tangible common equity to tangible assets ratio	7.43	9.62	10.80

2008 compared to 2007

The increase in the Total risk-based and Tier 1 risk-based capital ratios at December 31, 2008 for SVB Financial compared to December 31, 2007, was primarily due to our participation in the CPP under which we received $235 million in exchange for issuing shares of Series B Preferred Stock. The increase in the Tier 1 leverage ratio for SVB Financial in 2008, compared to 2007, also benefited from the inclusion of the $235 million we received under the CPP. These increases in both the Tier 1 risk-based capital ratio and the Tier 1 leverage ratio were partially offset by an increase in average assets, particularly due to deposit growth.

Increases in period end risk weighted assets at December 31, 2008 compared to December 31, 2007 and increases in average assets in 2008, compared to 2007 at the Bank, produced lower total risk-based, Tier 1 risk-based capital and Tier 1 leverage ratios.

The decrease in the tangible common equity to tangible assets ratio for both SVB Financial and the Bank at December 31, 2008, compared to December 31, 2007 was due largely to the significant increase in total tangible assets. This increase was a result of our strong deposit growth.

2007 compared to 2006

The increase in the Total risk-based capital ratio for both SVB Financial and the Bank at December 31, 2007, compared to December 31, 2006 was primarily due to the issuance of the $250 million subordinated notes due in 2017 which qualifies as a Tier 2 component of capital under the federal regulatory guidelines. This was partially offset by the declining eligibility of SVB Financial’s contingently convertible debt as it approached maturity as well as growth in period end assets and off-balance sheet items, particularly loans and unfunded credit commitments at both SVB Financial and the Bank.

The decrease in Tier 1 risk-based capital and in the Tier 1 leverage ratio was due primarily to the aforementioned growth for both SVB Financial and the Bank, as well as share repurchases in excess of earnings, and dividends to the holding company in excess of earnings at SVB Financial and the Bank, respectively.

These same factors led to a decrease in the tangible common equity to tangible assets ratio for the Bank at December 31, 2007, compared to December 31, 2006.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

In the normal course of business, we use financial instruments with off-balance sheet risk to meet the financing needs of our customers. These financial instruments include commitments to extend credit, commercial and standby letters of credit, credit card guarantees and commitments to invest in private equity fund investments. These instruments involve, to varying degrees, elements of credit risk. Credit risk is defined as the possibility of sustaining a loss because other parties to the financial instrument fail to perform in accordance with the terms of the contract. Please refer to the discussion of our off-balance sheet arrangements in Note 18—“Off-Balance Sheet Arrangements, Guarantees, and Other Commitments” of the “Notes to Consolidated Financial Statements” under Part II, Item 8 in this report.

Contractual Obligations and Commercial Commitments

As of December 31, 2008, we, or the funds in which we have an ownership interest and manage, had the following unfunded contractual obligations and commercial commitments. We do not have any material commitments for capital expenditures as of December 31, 2008.

	Payments Due By Period
(Dollars in thousands)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Contractual obligations:
Borrowings	$1,062,760	$163,523	$250,000	$279,370	$369,867
Non-cancelable operating leases, net of income from subleases	45,404	12,621	18,279	11,759	2,745
Remaining unfunded commitments to wholly owned fund investments (1)(2)	348,452	348,452	—	—	—
Remaining unfunded commitments to Partners for Growth, LP	9,750	9,750	—	—	—
Remaining unfunded commitments to Partners for Growth II, LP	6,450	6,450	—	—	—
Remaining unfunded commitments by Gold Hill Venture Lending 03, LP	21	21	—	—	—

Remaining unfunded commitments to our managed funds:
SVB Strategic Investors Fund, LP (1)	1,530	1,530	—	—	—
SVB Strategic Investors Fund II, LP (1)	4,575	4,575	—	—	—
SVB Strategic Investors Fund III, LP (1)	9,000	9,000	—	—	—
SVB Strategic Investors Fund IV, LP (1)	9,335	9,335	—	—	—
Silicon Valley BancVentures, LP (1)	270	270	—	—	—
SVB Capital Partners II, LP (1)	594	594	—	—	—
SVB India Capital Partners I, LP (1)	4,340	4,340	—	—	—

Remaining unfunded commitments to all limited partnership investees of our managed funds to private equity funds by:
SVB Strategic Investors Fund, LP (1)	12,180	12,180	—	—	—
SVB Strategic Investors Fund II, LP (1)	53,375	53,375	—	—	—
SVB Strategic Investors Fund III, LP (1)	153,300	153,300	—	—	—
SVB Strategic Investors Fund IV, LP (1)	186,631	186,631	—	—	—

	Amount of Commitment Expiring Per Period
(Dollars in thousands)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Other commercial commitments
Commitments to extend credit	$6,552,656	$5,054,452	$1,287,292	$165,064	$45,848
Standby letters of credit	702,206	638,131	54,345	9,077	653
Commercial letters of credit	3,813	3,123	690	—	—

(1)	See Note 7—“Investment Securities” of the “Notes to the Consolidated Financial Statements” under Part II, Item 8 in this report, for further disclosure related to investment securities. We make commitments to invest in venture capital and private equity funds. Commitments to invest in these funds are generally made for a ten-year period from the inception of the fund. Although the limited partnership agreements governing these investments typically do not restrict the general partners from calling 100% of committed capital in one year, it is customary for these funds to generally call most of the capital commitment over 5 to 7 years. The actual timing of future cash requirements to fund such commitments is generally dependent upon the investment cycle, overall market conditions, and the nature and type of industry in which the privately held companies operate.
(2)	Approximately $298.7 million of our remaining unfunded commitments to wholly owned fund investments represents investment commitments made by SVB Financial on behalf of certain new managed funds of funds that we plan to form (“New Fund Commitments”). The New Fund Commitments are intended to be transferred to, and become the financial obligations of, these new funds once they are formed with the binding commitments of outside investors. While the actual cash requirements of these New Fund Commitments are dependent on various factors as described above, we currently expect capital calls of approximately $62.0 million for the New Fund Commitments in 2009.

Item 8.	Consolidated Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

SVB Financial Group:

We have audited the accompanying consolidated balance sheets of SVB Financial Group and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, on January 1, 2009, the Company adopted Statement of Financial Accounting Standards (FAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB 51, and retrospectively adjusted all periods presented in the consolidated financial statements for the change.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 2, 2009, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

San Francisco, California

March 2, 2009 except for Notes 1, 2, 3, 12, 14, 15, 19, 21, and 22 as to which the date is November 16, 2009.

SVB FINANCIAL GROUP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
(Dollars in thousands, except par value and share data)	2008	2007
Assets
Cash and due from banks	$1,789,311	$324,510
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	647,414	358,664
Investment securities	1,786,100	1,602,574
Loans, net of unearned income	5,506,253	4,151,730
Allowance for loan losses	(107,396)	(47,293)

Net loans	5,398,857	4,104,437
Premises and equipment, net of accumulated depreciation and amortization	30,589	38,628
Goodwill	4,092	4,092
Accrued interest receivable and other assets	361,917	259,266

Total assets	$10,018,280	$6,692,171

Liabilities and total equity
Liabilities:
Deposits:
Noninterest-bearing demand	$4,419,965	$3,226,859
Negotiable order of withdrawal (NOW)	58,133	35,909
Money market	1,213,086	941,242
Money market deposits in foreign offices	53,123	—
Time	379,200	335,110
Sweep	1,349,965	72,083

Total deposits	7,473,472	4,611,203
Short-term borrowings	62,120	90,000
Other liabilities	175,553	199,243
Long-term debt	995,423	873,241

Total liabilities	8,706,568	5,773,687

Commitments and contingencies (Note 18)

Discount on zero-coupon convertible subordinated notes	—	2,013

SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—
Preferred stock, Series B Fixed Rate Cumulative Perpetual Preferred Stock, $1,000 liquidation value per share, 235,000 shares authorized; 235,000 shares issued and outstanding, net of discount	221,185	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 32,917,007 shares and 32,670,557 shares outstanding, respectively	33	33
Additional paid-in capital	66,201	13,167
Retained earnings	709,726	669,459
Accumulated other comprehensive loss	(5,789)	(6,290)

Total SVBFG stockholders’ equity	991,356	676,369
Noncontrolling interests	320,356	240,102

Total equity	1,311,712	916,471

Total liabilities and total equity	$10,018,280	$6,692,171

See accompanying notes to the consolidated financial statements.

SVB FINANCIAL GROUP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year ended December 31,
(Dollars in thousands, except per share amounts)	2008	2007	2006
Interest income:
Loans	$364,192	$361,903	$299,001
Investment securities:
Taxable	58,466	61,303	74,523
Non-taxable	4,261	2,364	3,026
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	12,572	17,816	11,089

Total interest income	439,491	443,386	387,639

Interest expense:
Deposits	23,929	13,285	8,905
Borrowings	46,967	54,259	26,277

Total interest expense	70,896	67,544	35,182

Net interest income	368,595	375,842	352,457
Provision for loan losses	100,713	16,836	9,877

Net interest income after provision for loan losses	267,882	359,006	342,580

Noninterest income:
Client investment fees	50,498	51,794	44,345
Foreign exchange fees	33,106	25,750	21,045
Deposit service charges	24,110	15,554	10,159
Gains on derivative instruments, net	18,505	23,935	17,949
Letters of credit and standby letters of credit income	12,006	11,115	9,943
Corporate finance fees	3,640	14,199	11,649
(Losses) gains on investment securities, net	(14,777)	46,724	2,551
Other	25,277	31,898	23,565

Total noninterest income	152,365	220,969	141,206

Noninterest expense:
Compensation and benefits	177,315	213,892	188,588
Professional services	39,480	32,905	40,791
Premises and equipment	22,183	19,756	15,311
Net occupancy	17,307	20,829	17,369
Business development and travel	15,406	12,263	12,760
Correspondent bank fees	6,628	5,713	5,647
Telephone	5,276	5,404	4,081
Data processing services	4,235	3,841	4,239
Loss from cash settlement of conversion premium of zero-coupon convertible subordinated notes	3,858	—	—
Provision for (reduction of) unfunded credit commitments	1,252	(1,207)	(2,461)
Impairment of goodwill	—	17,204	18,434
Other	19,947	15,869	17,744

Total noninterest expense	312,887	346,469	322,503

Income before income tax expense	107,360	233,506	161,283
Income tax expense	52,213	84,581	65,782

Net income before cumulative effect of change in accounting principle	55,147	148,925	95,501
Cumulative effect of change in accounting principle, net of tax (1)	—	—	192

Net income before noncontrolling interests	55,147	148,925	95,693
Net loss (income) attributable to noncontrolling interests	19,139	(28,596)	(6,308)

Net income attributable to SVBFG	$74,286	$120,329	$89,385

Preferred stock dividend and discount accretion	(707)	—	—

Net income available to common stockholders	$73,579	$120,329	$89,385

Earnings per common share—basic, before cumulative effect of change in accounting principle	$2.27	$3.54	$2.57
Earnings per common share—diluted, before cumulative effect of change in accounting principle	2.16	3.28	2.37
Earnings per common share—basic	2.27	3.54	2.58
Earnings per common share—diluted	2.16	3.28	2.38

(1)	Represents the cumulative effect of change in accounting principle, net of taxes, on previously recognized share-based compensation for the effect of adopting Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment

See accompanying notes to the consolidated financial statements.

SVB FINANCIAL GROUP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year ended December 31,
(Dollars in thousands)	2008	2007	2006
Net income before noncontrolling interests	$55,147	$148,925	$95,693
Other comprehensive income, net of tax:
Cumulative translation (losses) gains:
Foreign currency translation (losses) gains	(3,244)	324	462
Related tax effect	1,331	(129)	(191)
Change in unrealized gains on available-for-sale investment securities:
Unrealized holding gains	1,499	19,321	7,028
Related tax effect	(627)	(8,283)	(2,331)
Reclassification adjustment for gains (losses) included in net income	2,615	678	(3,061)
Related tax effect	(1,073)	(280)	1,266

Other comprehensive income, net of tax	501	11,631	3,173

Comprehensive income	55,648	160,556	98,866
Net loss (income) attributable to noncontrolling interests	19,139	(28,596)	(6,308)

Comprehensive income attributable to SVBFG	$74,787	$131,960	$92,558

See accompanying notes to the consolidated financial statements.

SVB FINANCIAL GROUP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Additional Paid-in Capital	Retained Earnings	Unearned Compensation	Accumulated Other Comprehensive Losses	Total SVBFG Stockholders’ Equity	Noncontrolling Interest	Total Equity
	Preferred Stock		Common Stock
(Dollars in thousands)	Shares	Amount	Shares	Amount
Year ended December 31, 2005	—	$—	35,164,680	$35	$8,439	$587,713	$(5,792)	$(21,094)	$569,301	$119,456	$688,757

Common stock issued under employee benefit plans, net of restricted stock cancellations	—	—	1,380,965	1	33,871	—	—	—	33,872	—	33,872
Income tax benefit from stock options exercised, vesting of restricted stock and other	—	—	—	—	15,127	—	—	—	15,127	—	15,127
Net income	—	—	—	—	—	89,385	—	—	89,385	6,308	95,693
Capital calls and (distributions), net	—	—	—	—	—	—	—	—	—	34,313	34,313
Change in ownership interest due to subsequent fund closing transactions	—	—	—	—	—	—	—	—	—	5,938	5,938
Amortization of unearned compensation	—	—	—	—	(5,792)	—	5,792	—	—	—	—
Net change in unrealized losses on available-for-sale investment securities	—	—	—	—	—	—	—	2,902	2,902	—	2,902
Translation adjustments	—	—	—	—	—	—	—	271	271	—	271
Common stock repurchases	—	—	(2,144,415)	(2)	(69,646)	(34,111)	—	—	(103,759)	—	(103,759)
Stock-based compensation expense under SFAS 123(R)	—	—	—	—	21,340	—	—	—	21,340	—	21,340
Other-net	—	—	—	—	1,534	(1,459)	—	—	75	—	75

Year ended December 31, 2006	—	$—	34,401,230	$34	$4,873	$641,528	$—	$(17,921)	$628,514	$166,015	$794,529

Cumulative effect of adopting SFAS No. 160	—	—	—	—	10,010	(10,143)	—	—	(133)	—	(133)

Balance at January 1, 2007	—	$—	34,401,230	$34	$14,883	$631,385	$—	$(17,921)	$628,381	$166,015	$794,396

Common stock issued under employee benefit plans, net of restricted stock cancellations	—	—	1,184,374	1	31,211	—	—	—	31,212	—	31,212
Income tax benefit from stock options exercised, vesting of restricted stock and other	—	—	—	—	12,251	—	—	—	12,251	—	12,251
Net income	—	—	—	—	—	120,329	—	—	120,329	28,596	148,925
Capital calls and (distributions), net	—	—	—	—	—	—	—	—	—	37,148	37,148
Change in ownership interest due to subsequent fund closing transactions	—	—	—	—	—	—	—	—	—	8,343	8,343
Net change in unrealized losses on available-for-sale investment securities	—	—	—	—	—	—	—	11,436	11,436	—	11,436
Translation adjustments	—	—	—	—	—	—	—	195	195	—	195
Common stock repurchases	—	—	(2,915,047)	(2)	(64,302)	(82,450)	—	—	(146,754)	—	(146,754)
Stock-based compensation expense under SFAS 123(R)	—	—	—	—	15,476	—	—	—	15,476	—	15,476
Income tax benefit from original issue discount related to our zero-coupon convertible subordinated notes	—	—	—	—	3,157	—	—	—	3,157	—	3,157
Other-net	—	—	—	—	491	195	—	—	686	—	686

Year ended December 31, 2007	—	$—	32,670,557	$33	$13,167	$669,459	$—	$(6,290)	$676,369	$240,102	$916,471

Common stock issued under employee benefit plans, net of restricted stock cancellations	—	—	1,251,078	1	32,803	—	—	—	32,804	—	32,804
Preferred stock and common stock warrant issued under the Treasury’s Capital Purchase Program	235,000	221,066	—	—	13,934	—	—	—	235,000	—	235,000
Income tax benefit from stock options exercised, vesting of restricted stock and other	—	—	—	—	13,008	—	—	—	13,008	—	13,008
Net income	—	—	—	—	—	74,286	—	—	74,286	(19,139)	55,147
Capital calls and (distributions), net	—	—	—	—	—	—	—	—	—	99,393	99,393
Net change in unrealized losses on available-for-sale investment securities	—	—	—	—	—	—	—	2,414	2,414	—	2,414
Translation adjustments	—	—	—	—	—	—	—	(1,913)	(1,913)	—	(1,913)
Proceeds from cash exercise of call option on zero-coupon convertible subordinated notes	—	—	—	—	3,858	—	—	—	3,858	—	3,858
Net cost of convertible note hedge and warrant agreement related to our 3.875% convertible senior notes	—	—	—	—	(20,550)	—	—	—	(20,550)	—	(20,550)
Common stock repurchases	—	—	(1,004,628)	(1)	(12,322)	(33,294)	—	—	(45,617)	—	(45,617)
Stock-based compensation expense under SFAS 123(R)	—	—	—	—	13,926	—	—	—	13,926	—	13,926
Income tax benefit from original issue discount related to our zero-coupon convertible subordinated notes and 3.875% convertible senior notes	—	—	—	—	7,162	—	—	—	7,162	—	7,162
Preferred stock dividend and discount accretion	—	119	—	—	—	(707)	—	—	(588)	—	(588)
Other-net	—	—	—	—	1,215	(18)	—	—	1,197	—	1,197

Year ended December 31, 2008	235,000	$221,185	32,917,007	$33	$66,201	$709,726	$—	$(5,789)	$991,356	$320,356	$1,311,712

See accompanying notes to the consolidated financial statements.

SVB FINANCIAL GROUP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(Dollars in thousands)	2008	2007	2006
Cash flows from operating activities:
Net income before noncontrolling interests	$55,147	$148,925	$95,693
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from cash settlement of conversion premium of zero-coupon convertible	3,858	—	—
subordinated notes
Impairment of goodwill	—	17,204	18,434
Provision for loan losses	100,713	16,836	9,877
Provision for (reduction of) unfunded credit commitments	1,252	(1,207)	(2,461)
Changes in fair values of derivatives, net	(11,464)	(13,801)	(10,457)
Losses (gains) on investment securities, net	14,777	(46,724)	(2,551)
Depreciation and amortization	28,471	24,541	17,566
Tax benefit of original issue discount	5,210	3,395	3,196
Tax benefit (provision) of share-based compensation and other	1,436	1,672	(103)
Amortization of share-based compensation	13,606	15,131	21,340
Amortization of deferred warrant-related loan fees	(8,541)	(7,553)	(7,109)
Deferred income tax expense (benefit)	3,572	(12,973)	(5,236)
Loss on sale of and valuation adjustments to other real estate owned property	371	1,524	—
Changes in other assets and liabilities:
Accrued interest, net	(4,690)	420	(1,736)
Accounts receivable	(3,267)	(210)	218
Income tax receivable, net	(181)	3,703	(5,540)
Accrued compensation	(31,527)	18,977	(490)
Foreign exchange spot contracts, net	1,567	10,663	—
Other, net	(4,595)	(6,532)	(2,932)

Net cash provided by operating activities	165,715	173,991	127,709

Cash flows from investing activities:
Purchases of available-for-sale securities	(342,455)	(77,764)	(30,107)
Proceeds from sales of available-for-sale securities	4,925	10,280	119,200
Proceeds from maturities and pay downs of available-for-sale securities	279,895	290,411	314,642
Purchases of nonmarketable securities (cost and equity method accounting)	(57,742)	(28,432)	(40,304)
Proceeds from sales of nonmarketable securities (cost and equity method accounting)	8,843	17,394	20,076
Proceeds from nonmarketable securities (cost and equity method accounting)	2,947	11,945	23,398
Purchases of nonmarketable securities (investment fair value accounting)	(109,413)	(81,852)	(58,758)
Proceeds from sales of nonmarketable securities (investment fair value accounting)	23,127	32,971	12,830
Net increase in loans	(1,405,258)	(688,918)	(646,005)
Proceeds from recoveries of charged-off loans	7,205	7,088	10,150
Proceeds from sale of other real estate owned	287	4,618	—
Payment for acquisition of intangibles, net of cash acquired	—	(395)	(3,994)
Purchases of premises and equipment	(8,544)	(12,852)	(20,697)

Net cash used for investing activities	(1,596,183)	(515,506)	(299,569)

Cash flows from financing activities:
Net increase (decrease) in deposits	2,862,269	553,578	(195,105)
Principal payments of other long-term debt	(51,266)	—	—
Net payments for settlement of zero-coupon convertible subordinated notes	(149,732)	(100)	(104)
Proceeds from the issuance of 3.875% convertible senior notes, note hedge and warrant, net of issuance costs	222,686	—	—
Proceeds from the issuance of senior and subordinated notes, net of issuance costs	—	495,030	—
Proceeds from issuance of other long-term debt	—	—	150,000
(Decrease) increase in short-term borrowings	(27,880)	(593,537)	404,062
Capital contributions from noncontrolling interests, net of distributions	99,393	45,491	41,347
Stock compensation related tax benefits	6,361	7,184	12,034
Proceeds from issuance of common stock and Employee Stock Purchase Plan	32,805	31,212	33,872
Proceeds from the issuance of preferred stock and common stock warrant under the Capital Purchase Program	235,000	—	—
Repurchases of common stock	(45,617)	(146,754)	(103,759)

Net cash provided by financing activities	3,184,019	392,104	342,347

Net increase in cash and cash equivalents	1,753,551	50,589	170,487
Cash and cash equivalents at beginning of year	683,174	632,585	462,098

Cash and cash equivalents at end of year	$2,436,725	$683,174	$632,585

Supplemental disclosures:
Cash paid during the period for:
Interest paid	$67,581	$61,565	$32,554
Income taxes paid	37,500	83,669	61,330
Noncash items during the period:
Preferred stock dividends accrued, not yet paid	$588	$—	$—
Debt assumed for acquisitions	—	—	2,669
Additions to other real estate owned	—	2,373	—
Expense associated with loans issued under the Employee Home Ownership Program	1,148	529	393
Unrealized gains on available-for-sale securities	872	11,038	4,697
Net change in fair value of interest rate swaps	73,947	20,951	1,890

See accompanying notes to the consolidated financial statements.

SVB FINANCIAL GROUP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business

Nature of Business

SVB Financial Group (“SVB Financial” or the “Parent”) is a diversified financial services company, as well as a bank holding company and financial holding company. SVB Financial was incorporated in the state of Delaware in March 1999. Through our various subsidiaries and divisions, we offer a variety of banking and financial products and services to support our clients through all stages of their life cycles. In these notes to our consolidated financial statements, when we refer to “SVB Financial Group,” the “Company,” “we,” “our,” “us” or use similar words, we mean SVB Financial Group and all of its subsidiaries collectively, including Silicon Valley Bank (the “Bank”), unless the context requires otherwise. When we refer to “SVB Financial” or the “Parent” we are referring only to the parent company, SVB Financial Group, unless the context requires otherwise.

We offer commercial banking products and services through our principal subsidiary, the Bank, which is a California-chartered bank founded in 1983 and a member of the Federal Reserve System. Through its subsidiaries, the Bank also offers brokerage, investment advisory and asset management services. We also offer non-banking financial products and services, such as funds management, private equity investment and equity valuation services, through our other subsidiaries and divisions. We primarily focus on serving corporate clients in the following niches: technology, life sciences, venture capital/private equity and premium wine. Our corporate clients range in size and stage of maturity. Additionally, we focus on cultivating strong relationships with firms within the venture capital and private equity community worldwide, many of which are also our clients and may invest in our corporate clients.

We are headquartered in Santa Clara, California, and operate through 27 offices in the United States and five internationally in China, India, Israel and the United Kingdom.

For reporting purposes, SVB Financial Group has four operating segments in which we report our financial information in this report: Global Commercial Banking, Relationship Management, SVB Capital, and Other Business Services. Financial information and results of operations for our operating segments are set forth in Note 21—“Segment Reporting” in this report and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operating Segment Results” under Part II, Item 7 of this report.

The following is a description of the services that our four operating segments made:

•

Global Commercial Bank provides solutions to the financial needs of commercial clients through lending, deposit products, cash management services, and global banking and trade products and services. It also serves the needs of our non-U.S. clients with global banking products, including loans, deposits and global finance, in key foreign entrepreneurial markets.

•

Relationship Management provides banking products and services to our premium wine industry clients, including vineyard development loans, as well as a range of credit services to targeted high-net-worth individuals using both long-term secured and short-term unsecured lines of credit.

•

SVB Capital manages venture capital and private equity funds on behalf of SVB Financial Group and other third party limited partners. The SVB Capital family of funds is comprised of funds it manages, including funds of funds, such as our SVB Strategic Investors Funds, and co-investment funds, such as our SVB Capital Partners funds and SVB India Capital Partners fund.

•

Other Business Services includes the results of our Sponsored Debt Funds & Strategic Investments segment, which is comprised of our sponsored debt funds, Gold Hill Venture Lending funds, which provide secured debt, typically to early-stage and mid-stage clients, and Partners for Growth funds, which provide secured debt primarily to mid-stage and late-stage clients, and certain strategic investments held by SVB Financial. Other Business Services also includes the results of SVB Analytics, which provides equity valuation and equity management services to private companies and venture capital firms.

In July 2007, we reached a decision to cease operations at SVB Alliant, our investment banking subsidiary, which provided advisory services in the areas of mergers and acquisitions, corporate finance, strategic alliances and private placements. After completion of the remaining client transactions, operations at SVB Alliant were ceased as of March 31, 2008. Accordingly, SVB Alliant was no longer reported as an operating segment as of the second quarter of 2008. We have not presented the results of operations of SVB Alliant in discontinued operations for any period presented based on our assessment of the materiality of SVB Alliant’s results to our consolidated results of operations.

2. Summary of Significant Accounting Policies

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates may change as new information is obtained. Significant items that are subject to such estimates include the valuation of non-marketable securities, the adequacy of the allowance for loan losses, valuation of equity warrant assets, the recognition and measurement of income tax assets and liabilities, and the adequacy of the reserve for unfunded credit commitments and share-based compensation.

Principles of Consolidation and Presentation

Our consolidated financial statements include the accounts of SVB Financial Group and our majority-owned subsidiaries and variable interest entities (“VIEs”) for which we are the primary beneficiary. All significant intercompany accounts and transactions have been eliminated.

We determine whether we have a controlling financial interest in an entity by evaluating whether the entity is a VIE for which we are the primary beneficiary as defined by Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46 (revised 2003), Consolidation of Variable Interest Entities (“FIN 46R”). We consider the following factors in evaluating whether our involvement with the VIE is significant and designates us as the primary beneficiary:

1.	The aggregate indirect and direct variable interest absorbs 50% or more of a VIE’s expected losses, expected residual returns, or both; and/or,

2.	The VIE’s business activities involve or are conducted substantially on our behalf.

We reassess our initial evaluation of an entity as a VIE and our initial determination of whether we are the primary beneficiary of a VIE upon the occurrence of certain reconsideration events as defined in FIN 46R. For 2008, there were no changes to our conclusions. We have not provided financial or other support during the periods presented to the VIE that we were not previously contractually required to provide.

We are variable interest holders in certain partnerships for which we are the primary beneficiary as defined by FIN 46R. The following provides a summary of the VIEs in which we have a significant variable interest, and discusses the accounting changes that resulted from the adoption of FIN 46R.

We are the primary beneficiary of Gold Hill Venture Lending Partners 03, LLC (“GHLLC”), which is the general partner of Gold Hill Venture Lending 03, LP, a venture debt fund, and certain affiliated funds (the “Gold Hill Funds”). GHLLC was formed in 2000 and meets the FIN 46R definition of a VIE and as such we consolidate its results into our financial statements for the years ended December 31, 2008, 2007 and 2006. The VIE in GHLLC is financed through equity contributions by its members. Our role in the VIE is passive when it comes to decision making. The total size of the GHLLC is $10.7 million of which we contributed $9.7 million or 90.7 percent. (See Note 7—“Investment Securities” for information on the carrying amount and classification of the investments at GHLLC). Creditors of the entity do not have recourse against us, and our exposure to loss as a result of our involvement with GHLLC at December 31, 2008 was limited to $20.0 million of net equity investment in the entity. There are no other terms of arrangements that would require us to provide financial support to GHLLC.

SVB Financial owns 100% of the common securities of SVB Capital II, a special-purpose trust formed solely to issue certain 7.0% trust preferred securities in October 2003. SVB Capital II meets the FIN 46R definition of a VIE because the holders of the equity investment at risk do not have adequate decision making ability over the trust’s activities and they do not have the voting or similar rights. Since the investors purchased from SVB Capital II the trust preferred securities, they absorb all the expected loss and expected residual return. Additionally, we are not the primary beneficiary as we do not own any of the trust preferred securities issued by the trust. As such, SVB Capital II was not consolidated into our financial statements at December 31, 2008, 2007 or 2006. In addition, we are not exposed to loss related to SVB Capital II. There are no other terms of arrangements that would require us to provide financial support.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, cash balances due from banks, interest-earning deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities. For the consolidated statements of cash flows, we consider cash equivalents to be investments that are readily convertible to known amounts of cash, so near to their maturity that they present an insignificant risk of change in fair value due to changes in market interest rates, and purchased in conjunction with our cash management activities.

Investment Securities

Marketable Securities

Our marketable securities consist of available-for-sale debt and equity securities that we carry at fair value. Unrealized gains and losses on available-for-sale securities, net of applicable taxes, are reported in accumulated other comprehensive income, which is a separate component of stockholders’ equity, until realized.

We consider a number of factors in determining other-than-temporary impairment. An indicator of impairment for both marketable equity and debt securities is a non-recoverable decline in market price below the amount recorded for that investment. We also consider the following factors:

•	Our investment horizon;

•	The length of time and the extent to which market value has been less than cost;

•	The reasons for the decline in market price, whether industry-wide or issuer-specific;

•	Changes in the regulatory, economic or technological environment of the issuer’s industry;

•	Changes in the general market condition of either the geographic area or the issuer’s industry;

•	The issuer’s financial condition, capital strength and near-term prospects, as well as its ability to make timely future payments; and

•	Any changes in credit ratings and any potential actions.

Market valuations represent the current fair value of a security at a specified point in time and do not represent the risk of repayment of the principal due to our ability to hold the security to maturity. Gains and losses on securities are only realized upon the sale of the security prior to maturity. A credit downgrade represents an increased level of risk of other-than-temporary impairment, and will only be recognized if we assess the downgrade to challenge the issuer’s ability to service the debt and to repay the principal at contractual maturity.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases (“SFAS No. 91”), we use actual principal prepayment experience to calculate the constant effective yield necessary to apply the interest method in the amortization of purchase discounts or premiums on mortgage-backed securities. Estimates of future principal prepayments, provided by third-party market-data vendors, are used in addition to actual principal prepayment experience to calculate the constant effective yield necessary to apply the interest method in the amortization of purchase discounts or premiums on collateralized mortgage obligations.

Amortization of premiums and accretion of discounts on all other debt securities are included in interest income over the contractual terms of the underlying investment securities using the straight-line method, which does not vary materially from the effective interest method.

Non-Marketable Securities

Non-marketable securities include private equity securities that are not publicly traded and securities acquired for various purposes, such as to meet regulatory requirements (for example, Federal Reserve Bank and Federal Home Loan Bank stock). Our accounting for investments in non-marketable securities depends on several factors, including the level of ownership/control and the legal structure of the subsidiary making the investment. As further described below, we base our accounting for such securities on: (i) investment company fair value accounting, (ii) equity method accounting, or (iii) cost method accounting.

Investment Company Fair Value

Our non-marketable securities recorded pursuant to investment company fair value accounting consist of our investments in the following funds:

•

Funds of funds, SVB Strategic Investors Fund, LP, SVB Strategic Investors Fund II, LP, SVB Strategic Investors Fund III, LP and SVB Strategic Investors Fund IV, LP, which make investments in venture capital and private equity funds;

•	Co-investment funds, Silicon Valley BancVentures, LP, SVB Capital Partners II, LP, and SVB India Capital Partners I, LP, which make equity investments in privately held companies; and

•	A sponsored debt fund, Partners for Growth, LP, which provides financing to companies in the form of structured loans and equity investments.

A summary of our ownership interests in the investments held under investment company fair value accounting is presented in the following table:

Company Ownership in Limited Partnership	Company Ownership
SVB Strategic Investors Fund, LP (1)	12.6%
SVB Strategic Investors Fund II, LP (1)	8.6
SVB Strategic Investors Fund III, LP (1)	5.9
SVB Strategic Investors Fund IV, LP (1)	5.0
Silicon Valley BancVentures, LP (2)	10.7
SVB Capital Partners II, LP (2)	5.1
SVB India Capital Partners I, LP (2)	14.4
Partners for Growth, LP (3)	50.0

Note—Entity’s results of operations and financial condition are included in the consolidated financial statements of SVB Financial Group net of noncontrolling interests.

(1)	The general partner of SVB Strategic Investors Fund, LP (“SIF I”), SVB Strategic Investors, LLC, is owned and controlled by SVB Financial and has an ownership interest of 12.6% in SIF I. The general partner of SVB Strategic Investors Fund II, LP (“SIF II”), SVB Strategic Investors II, LLC, is owned and controlled by SVB Financial and SVB Financial has an ownership interest of 8.6% in SIF II. The general partner of SVB Strategic Investors Fund III, LP (“SIF III”), SVB Strategic Investors III, LLC, is owned and controlled by SVB Financial and SVB Financial has an ownership interest of 5.9% in SIF III. The general partner of SVB Strategic Investors Fund IV, LP (“SIF IV”), SVB Strategic Investors IV, LLC, is owned and controlled by SVB Financial and SVB Financial has an ownership interest of 5.0% in SIF IV. The limited partners of these funds do not have substantive participating or kick-out rights. Therefore, SIF I, SIF II, SIF III and SIF IV are consolidated and any gains or losses resulting from changes in the estimated fair value of the investments are recorded as investment gains or losses in our consolidated net income.
(2)	The general partner of Silicon Valley BancVentures, LP (“SVBV”), Silicon Valley BancVentures, Inc., is owned and controlled by SVB Financial and has an ownership interest of 10.7% in SVBV. The general partner of SVB Capital Partners II, LP (“SCPII”), SVB Capital II, LLC, is owned and controlled by SVB Financial and SVB Financial has an ownership interest of 0.2% in SCPII. As of December 31, 2008, SVB Strategic Investors Fund II, LP has a 43.7% ownership in SVB Capital Partners II, LP. The general partner of SVB India Capital Partners I, LP (“SICP”), SVB India Management I, LLC, is owned and controlled by SVB Financial and SVB Financial has an ownership interest of 14.4% in SICP. The limited partners of these funds do not have substantive participating or kick-out rights. Therefore, SVBV, SCPII and SICP are consolidated and any gains or losses resulting from changes in the estimated fair value of the investments are recorded as investment gains or losses in our consolidated net income.
(3)	The general partner of Partners for Growth, LP, Partners for Growth, LLC, is not owned or controlled by SVB Financial. The limited partners of this fund have substantive kick-out rights by which the general partner may be removed without cause by simple majority vote of the limited partners. SVB Financial has an ownership interest of slightly more than 50.0% in Partners for Growth, LP. Accordingly, the fund is consolidated and any gains or losses resulting from changes in the estimated fair value of the investments are recorded as investment gains or losses in our consolidated net income.

Under investment company accounting, investments are carried at estimated fair value based on financial information obtained as the general partner of the fund or obtained from the funds’ respective general partner. For direct private company investments, valuations are based upon consideration of a range of factors including, but not limited to, the price at which the investment was acquired, the term and nature of the investment, local market conditions, values for comparable securities, current and projected operating performance, exit strategies and financing transactions subsequent to the acquisition of the investment. For our fund investments, we utilize the most recent available financial information available from the investee general partner, for example September 30th, for our December 31st consolidated financial statements, adjusted for any contributions paid or distributions received from the investment during the fourth quarter. Gains or losses resulting from changes in the estimated fair value of the investments and from distributions received are recorded as investment gains or losses in our consolidated net income. The portion of any investment gains or losses attributable to the limited partners is reflected as noncontrolling interest in net income (loss) attributable to noncontrolling interests and adjusts SVB Financial’s net income to reflect its percentage ownership.

Equity Method

Our equity method non-marketable securities consist of three sponsored debt funds and several qualified affordable housing tax credit funds. Our equity method non-marketable securities and related accounting policies are described as follows:

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In accordance with the provisions of Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock (“APB No. 18”), equity securities, such as preferred or common stock in privately-held companies in which we hold a voting interest of at least 20% but less than 50% or in which we have the ability to exercise significant influence over the investees’ operating and financial policies, are accounted for under the equity method.

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In accordance with the provisions of Emerging Issue Task Force (“EITF”) Topic D-46, Accounting for Limited Partnership Investments (“EITF Topic D-46”), investments in limited partnerships in which we own more than 5%, but less than 50% or in which we have the ability to exercise significant influence over the partnerships’ operating and financial policies are accounted for using the equity method.

Our sponsored debt funds are in Gold Hill Venture Lending 03, LP, Partners for Growth II, LP, and Gold Hill Capital 2008, LP and Gold Hill Capital 2008, LLC, all of which, either directly or indirectly, provide financing to privately-held companies in the form of loans and equity investments. These entities exceed the 3% to 5% ownership interest threshold established by EITF Topic D-46 for cost method accounting. Accordingly, they are accounted for under the equity method.

We invest in several qualified affordable housing projects, which provide us benefits in the form of tax credits. Under EITF 94-1, Accounting for Tax Benefits Resulting From Investments in Affordable Housing Projects, we account for such investments under the equity method in accordance with the provisions of the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 78-9, Accounting for Investments in Real Estate Ventures.

We recognize our proportionate share of the results of operations of these equity method investees in our results of operations, based on the most current financial information available from the investee. We review our investments accounted for under the equity method at least quarterly for possible other than temporary impairment. Our review typically includes an analysis of facts and circumstances for each investment, the expectations of the investment’s future cash flows and capital needs, variability of its business and the company’s exit strategy. We reduce our investment value when we consider declines in value to be other than temporary. We recognize the estimated loss as a loss on investment securities, a component of noninterest income.

Cost Method

Our cost method non-marketable securities and related accounting policies are described as follows:

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In accordance with the provisions of APB No. 18, equity securities, such as preferred or common stock in privately-held companies in which we hold an ownership interest of less than 20% and in which we do not have the ability to exercise significant influence over the investees’ operating and financial policies, are accounted for under the cost method.

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In accordance with the provisions of EITF Topic D-46, investments in limited partnerships in which we hold an ownership interest of less than 5% and in which we do not have the ability to exercise significant influence over the partnerships’ operating and financial policies, are accounted for under the cost method. These non-marketable securities include investments in private equity funds.

We record these investments at cost and recognize as income, distributions or returns received from net accumulated earnings of the investee since the date of acquisition. Our share of net accumulated earnings of the investee after the date of investment are recognized in consolidated net income only to the extent distributed by the investee. Distributions or returns received in excess of accumulated earnings are considered a return of investment and are recorded as reductions in the cost basis of the investment.

We review our investments accounted for under the cost method at least quarterly for possible other than temporary impairment. Our review typically includes an analysis of facts and circumstances of each investment, the expectations of the investment’s future cash flows and capital needs, variability of its business and the company’s exit strategy. We reduce the investment value when we consider declines in value to be other than temporary. We recognize the estimated loss as a loss on investment securities, a component of noninterest income.

Gains or losses on cost method investment securities that result from a portfolio company being acquired by a publicly traded company are marked to market when the acquisition occurs. The resulting gains or losses are recognized into consolidated net income on that date in accordance with EITF No. 91-5, Nonmonetary Exchange of Cost—Method Investments. Further fluctuations in the market value of these equity securities, which are classified as available-for-sale securities, are excluded from consolidated net income and are reported in accumulated other comprehensive income, net of applicable taxes, a component of stockholders’ equity. Upon the sale of these equity securities to a third party, gains and losses, which are measured from the acquisition value, are recognized in our consolidated net income.

Loans

Loans are reported at the principal amount outstanding, net of unearned loan fees. Unearned loan fees reflect residual unamortized deferred loan origination and commitment fees net of residual unamortized deferred loan origination costs. In addition to cash loan fees, we often obtain equity warrant assets to purchase a position in a client company’s stock in consideration for providing credit facilities. The grant date fair values of these equity warrant assets are deemed to be loan fees and are required to be deferred as unearned income and recognized as an adjustment of loan yield through loan interest income as prescribed by SFAS No. 91. The net amount of unearned loan fees is amortized into loan interest income over the contractual terms of the underlying loans and commitments using the constant effective yield method, adjusted for actual loan prepayment experience, or the straight-line method, as applicable.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense to provide for credit risk. Our allowance for loan losses is established for estimated loan losses that are probable but not yet realized. The process of estimating loan losses is imprecise. The evaluation process we use to estimate the required allowance for loan losses is described below.

We maintain a systematic process for the evaluation of individual loans and pools of loans for inherent risk of loan losses. On a quarterly basis, each loan in our portfolio is assigned a credit risk rating and client niche. Credit risk-ratings are assigned on a scale of 1 to 10, with 1 representing loans with a low risk of nonpayment, 9 representing loans with the highest risk of nonpayment, and 10 representing loans which have been charged-off. This credit risk-rating evaluation process includes, but is not limited to, consideration of such factors as payment status, the financial condition of the borrower, borrower compliance with loan covenants, underlying collateral values, potential loan concentrations, and general economic conditions. Our policies require a committee of senior management to review, at least quarterly, credit relationships that exceed specific dollar values. Our review process evaluates the appropriateness of the credit risk rating and allocation of the allowance for loan losses, as well as other account management functions. The allowance for loan losses is based on a formula allocation for similarly risk-rated loans by client industry sector and individually for impaired loans as determined by SFAS No. 114, Accounting by Creditors for Impairment of a Loan (“SFAS No. 114”), and SFAS No. 5, Accounting for Contingencies (“SFAS No. 5”).

Our evaluation process is designed to determine the adequacy of the allowance for loan losses. We assess the risk of losses inherent in the loan portfolio by utilizing modeling techniques. For this purpose we have developed a statistical model based on historical loan loss migration to estimate an appropriate allowance for outstanding loan balances. In addition, we apply a macro allocation to the results of the aforementioned model to ascertain the total allowance for loan losses. While this evaluation process uses historical and other objective information, the classification of loans and the establishment of the allowance for loan losses rely, to a great extent, on the judgment and experience of our management.

Uncollectible Loans and Write-offs

Loans are considered for full or partial charge-offs in the event that principal or interest is over 180 days past due, the loan lacks sufficient collateral and it is not in the process of collection. We also consider writing off loans in the event of any of the following circumstances: 1) the impaired loan balances are not covered by the value of the source of repayment; 2) the loan has been identified for charge-off by regulatory authorities; and 3) any overdrafts greater than 90 days.

Other Real Estate Owned

Loans secured by real estate are transferred to Other Real Estate Owned (“OREO”) at the time of foreclosure. OREO is carried on our balance sheet at the lower of the recorded investment in the loan or the fair value of the property foreclosed upon less estimated costs of disposal. Upon transfer of a loan to OREO, an appraisal is obtained and any excess of the loan balance over the fair value of the property less estimated costs of disposal is charged against the allowance for loan losses. Revenues and expenses associated with OREO, and subsequent adjustments to the fair value of the property and to the estimated costs of disposal, are realized and reported as a component of noninterest expense when incurred. OREO of $1.3 million and $1.9 million at December 31, 2008 and 2007, respectively, is included in other assets.

Reserve for Unfunded Credit Commitments

We record a liability for probable and estimable losses associated with our unfunded credit commitments being funded and subsequently being charged off. Each quarter, every unfunded client credit commitment is allocated to a credit risk-rating category in accordance with each client’s credit risk rating. We use the historical loan loss factors described under our allowance for loan losses to calculate the possible loan loss experience if unfunded credit commitments are funded. Separately, we use historical trends to calculate a probability of an unfunded credit commitment being funded. We apply the loan funding probability factor to risk-factor adjusted unfunded credit commitments by credit risk-rating to derive the reserve for unfunded credit commitments. The reserve for unfunded credit commitments also includes certain macro allocations as deemed appropriate by our management. We reflect the reserve for unfunded credit commitments in other liabilities and the related provision in other expenses.

Nonaccrual Loans

SFAS No. 114 and SFAS No. 118, Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures—an amendment of FASB Statement No. 114 (“SFAS No. 118”), require us to measure the impairment of a loan based upon the present value of expected future cash flows discounted at the loan’s effective interest rate, except that as a practical expedient, we may measure impairment based on the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based upon currently known information, it is deemed probable that we will be unable to collect all amounts due according to the contractual terms of the agreement.

Loans are placed on nonaccrual status when they become 90 days past due as to principal or interest payments (unless the principal and interest are well secured and in the process of collection); or when we have determined, based upon currently known information, that the timely collection of principal or interest is doubtful; or when the loans otherwise become impaired under the provisions of SFAS No. 114.

When a loan is placed on nonaccrual status, the accrued interest is reversed against interest income and the loan is accounted for on the cash or cost recovery method thereafter until qualifying for return to accrual status. Generally, a loan will be returned to accrual status when all delinquent principal and interest become current in accordance with the terms of the loan agreement and full collection of the principal and interest appears probable.

If it is determined that the value of an impaired loan is less than the recorded investment in the loan, net of previous charge-offs and payments collected, we recognize impairment through the allowance for loan losses as determined by a SFAS No. 114 analysis.

Standby Letters of Credit

In accordance with the provisions of FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”), we recognize a liability at the inception of a standby letter of credit equivalent to the premium of the fee received for such guarantee. The liability recognized at the inception of the guarantee is equivalent to the premium or fee received or receivable. Among the types of guarantee contracts to which the provisions of FIN 45 apply are financial standby letters of credit and performance standby letters of credit.

Premises and Equipment

Premises and equipment are reported at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or the terms of the related leases, whichever is shorter. The maximum estimated useful lives by asset classification are as follows:

Leasehold improvements	Lesser of lease term or asset life

Furniture and equipment	3 years

Computer software	3-5 years

Computer hardware	3 years

We capitalize the costs of computer software developed or obtained for internal use in accordance with the provisions of SOP 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”). Capitalized computer software costs consist of developed software, purchased software licenses and certain implementation costs.

For property and equipment that is retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in noninterest expense in consolidated net income. We had no capitalized lease obligations at December 31, 2008 and 2007.

Lease Obligations

We lease all of our properties. It is our policy to evaluate and record leases in accordance with the provisions of SFAS No. 13, Accounting for Leases, (“SFAS No. 13”) and Financial Accounting Standards Board Technical Bulletin No. 88-1, Issues Related to Accounting for Leases, (“FTB No. 88-1”).

At the inception of the lease, each property is evaluated under SFAS No. 13 to determine whether the lease will be accounted for as an operating or capital lease. We do not have any capital leases. For leases that contain rent escalations or landlord incentives, we record the total rent payable during the lease term, as determined above, using the straight-line method over the term of the lease and record the difference between the minimum rents paid and the straight-line rent as lease obligations in accordance with FTB No. 88-1.

Goodwill

Goodwill, which arises when the purchase price exceeds the assigned value of the net assets of an acquired business, represents the value attributable to unidentifiable intangible elements being acquired.

On an annual basis or as circumstances dictate, our management reviews goodwill and evaluates events or other developments that may indicate impairment in the carrying amount in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). The impairment tests for goodwill are performed at the reporting unit level and require us to perform a two-step impairment test. First, we compare the aggregate fair value of our reporting unit to its carrying amount, including goodwill. If the fair value exceeds the carrying amount, no impairment exists. If the carrying amount of the reporting unit exceeds the fair value, then we perform the second step of the impairment test in order to determine the implied fair value of the reporting unit’s goodwill. We estimate the reporting unit’s implied fair value by using a discounted cash flow approach. These estimates involve many assumptions, including expected results of operations and assumed discount rates. These discount rates are based on standard industry practice, taking into account the expected equity risk premium, the size of the business and the probability of the reporting unit achieving its financial forecasts. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value, then goodwill impairment is recognized by writing goodwill down to the implied fair value.

Events that may indicate goodwill impairment include significant or adverse changes in results of operations of the business, economic or political climate, an adverse action or assessment by a regulator, unanticipated competition, and a more-likely-than-not expectation that a reporting unit will be sold or disposed of.

Fair Value Measurements

Our marketable investment securities, non-marketable investment securities and derivatives are financial instruments recorded at fair value on a recurring basis. We make estimates regarding valuation of assets and liabilities measured at fair value in preparing our consolidated financial statements.

Fair Value Measurement—Definition and Hierarchy

SFAS No. 157, Fair Value Measurements (“SFAS No. 157”) defines fair value as the price that would be received to sell an asset or paid to transfer a liability (the “exit price”) in an orderly transaction between market participants at the measurement date. Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure.

SFAS No. 157 establishes a three-level hierarchy for disclosure of assets and liabilities recorded at fair value. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect our estimates about market data. The three levels for measuring fair value are based on the reliability of inputs and are as follows:

Level 1	Valuations based on quoted prices in active markets for identical assets or liabilities that we have the ability to access. Valuation adjustments and block discounts are not applied to instruments utilizing Level 1 inputs. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Assets utilizing Level 1 inputs include exchange-traded equity securities.

Level 2	Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, directly or indirectly.

Assets and liabilities utilizing Level 2 inputs include: U.S. treasury and agency securities; mortgage-backed securities (“MBS”); collateralized mortgage obligations (“CMO”); commercial mortgage backed securities (“CMBS”); municipal securities; Over-the-Counter (“OTC”) derivative instruments (foreign exchange forwards and option contracts, interest rate swaps related to our senior notes, subordinated notes and junior subordinated debentures); and equity warrant assets for shares of public company capital stock.

Level 3	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Assets utilizing Level 3 inputs include: limited partnership interests in private equity funds, direct equity investments in private companies, and equity warrant assets for shares of private company capital stock.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment that we use to determine fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Determination of Fair Value

Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon our own estimates, are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, that could significantly affect the results of current or future values. The following is a description of valuation methodologies used by us for assets and liabilities recorded at fair value.

Marketable Securities

Marketable securities, consisting of our available-for-sale fixed income investment securities portfolio and marketable securities accounted for under investment company fair value accounting, are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using broker or dealer quotations, independent pricing models or other model-based valuation techniques such as the present value of future cash flows, taking into consideration a security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the NASDAQ Stock Market. Level 2 securities include U.S. Treasuries, U.S. agency debentures, investment grade mortgage securities and state and municipal obligations. Fair value measurement for Level 2 securities are obtained from a third-party pricing service, which uses feeds from active market makers or inter-dealer brokers; matrix pricing methods based upon new issues, secondary trading, or dealer quotes; or spread pricing based upon pool- or tranche-specific evaluations. For certain mortgage securities, broker quotes may be obtained as corroborative data. If a significant divergence exists between the pricing service and the broker quote, then further analysis is performed to determine which price better represents fair value.

Non-Marketable Securities

Our non-marketable securities consist of our investments made by the following funds:

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Funds of funds, such as SVB Strategic Investors Fund, LP, SVB Strategic Investors Fund II, LP, SVB Strategic Investors Fund III, LP, and SVB Strategic Investors Fund IV, LP, which make investments in private equity funds;

•	Co-investment funds, such as Silicon Valley BancVentures, LP, SVB Capital Partners II, LP, and SVB India Capital Partners I, LP, which make equity investments in privately held companies; and

•	A sponsored debt fund, Partners for Growth, LP, which provides financing to companies in the form of structured loans and equity investments.

For GAAP purposes, these funds are investment companies under the American Institute of Certified Public Accountants (“AICPA”) Audit and Accounting Guide for Investment Companies. Accordingly, these funds report their investments at estimated fair value, with unrealized gains and losses resulting from changes in fair value reflected as investment gains or losses in our consolidated net income. We have retained the specialized accounting of our consolidated funds pursuant to EITF Issue No. 85-12, Retention of Specialized Accounting for Investments in Consolidation. We have valued our investments, in the absence of observable market prices, using the valuation methodologies described below applied on a consistent basis.

Investments in private equity funds are stated at fair value, based on the information provided by the investee funds’ management, which reflects our share of the fair value of the net assets of the investment fund on the valuation date.

For direct private company investments, valuations are based upon consideration of a range of factors including, but not limited to, the price at which the investment was acquired, the term and nature of the investment, local market conditions, values for comparable securities, and as it relates to the private company issue, the current and projected operating performance, exit strategies and financing transactions subsequent to the acquisition of the investment. These valuation methodologies involve a significant degree of management judgment. Estimating the fair value of these investments requires management to make assumptions regarding future performance, financial condition, and relevant market conditions, along with other pertinent information.

Structured loans made by the sponsored debt fund are measured using pricing models that use observable inputs, such as yield curves and publicly-traded equity prices, and unobservable inputs, such as private company equity prices.

Investments in private equity funds and direct private company investments are categorized within Level 3 of the fair value hierarchy since pricing inputs are unobservable and include situations where there is little, if any, market activity for such investments. Investments in structured loans are categorized within Level 2 or Level 3 of the fair value hierarchy based on the observability and significance of the pricing inputs.

Derivative Instruments

Interest Rate Swaps, Foreign Currency Forward and Option Contracts

Our interest rate swaps, foreign currency forward and option contracts are traded in OTC markets where quoted market prices are not readily available. For these derivatives, we measure fair value using pricing models that use primarily market observable inputs, such as yield curves and option volatilities, and, accordingly, classify these as Level 2. When appropriate, valuations are adjusted for various factors such as liquidity and credit considerations. Such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used. Consistent with market practice, we have individually negotiated agreements with certain counterparties to exchange collateral based on certain levels of fair values of the derivative contracts they have executed. Through this process, one or both parties to the derivative contract provides the other party with information about the fair value of the derivative contract to calculate the amount of collateral required. This fair value information provides additional support for the recorded fair value.

Equity Warrant Assets

As part of negotiated credit facilities and certain other services, we frequently obtain rights to acquire stock in the form of equity warrant assets in certain client companies. Our warrant agreements contain net share settlement provisions, which permit us to receive upon exercise a share count equal to the intrinsic value of the warrant divided by the share price (otherwise known as a “cashless” exercise). Because we can net settle our warrant agreements, our equity warrant assets qualify as derivative instruments.

Equity warrant assets for shares of private and public company capital stock are recorded at fair value on the grant date and adjusted to fair value on a quarterly basis through consolidated net income. We value our equity warrant assets using a modified Black-Scholes option pricing model, which incorporates assumptions about underlying asset value, volatility, expected remaining life and risk-free interest rate. Valuation adjustments, such as a marketability discount, are made to equity warrant assets for shares of private company capital stock. These valuation adjustments are estimated based on management’s judgment about the general industry environment.

The valuation of equity warrant assets for shares of public company capital stock is based on market observable inputs and these are classified as Level 2. Since the valuation of equity warrant assets for shares of private company capital stock involves significant unobservable inputs they are categorized as Level 3.

Fee-based Services Revenue Recognition

Letters of Credit and Standby Letters of Credit Fee Income

Fees generated from letters of credit and standby letters of credit are deferred as a component of other liabilities and recognized in noninterest income over the commitment period using the straight-line method, based on the likelihood that the commitment being drawn down will be remote.

Client Investment Fees

Client investment fees include fees earned from Rule 12(b)-1 fees and from customer transactional based fees. Rule 12(b)-1 fees are earned and recognized over the period client funds are invested. Transactional base fees are earned and recognized on fixed income and equity securities when the transaction is executed on the clients’ behalf.

Foreign Exchange Fees

Foreign exchange fees represent the income differential between purchases and sales of foreign currency on behalf of our clients and are recognized as earned.

Other Fee Income

Credit card fees and deposit service charge fee income are recognized as earned on a monthly basis.

Other Service Revenue

Other service revenue primarily includes revenue from valuation services and equity ownership data management services. We recognize other service revenues in accordance with SAB No. 104. We recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) we have performed the service, provided we have no other remaining obligations to the customer, (iii) the fee is fixed or determinable and, (iv) collectibility is probable.

Fund Management Fees and Carried Interest

        Fund management fees are comprised of fees charged directly to our managed funds of funds and co-investment funds. Fund management fees are based upon the contractual terms of the limited partnership agreements and are recognized as earned over the specified contract period, which is generally equal to the life of the individual fund. Annual management fees earned from our managed funds generally range from 0.8% to 2.5% of committed capital during the fund investment period.

Carried interest is comprised of preferential allocations of profits recognizable when the return on assets of one of our managed funds of funds and co-investment funds exceeds certain performance targets. Carried interest is accrued quarterly based on measuring fund performance to date versus the performance target.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Our federal, state and foreign income tax provisions are based upon taxes payable for the current year as well as current year changes in deferred taxes related to temporary differences between the tax basis and financial statement balances of assets and liabilities. Deferred tax assets and liabilities are included in the consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. We file a consolidated federal income tax return, and consolidated, combined, or separate state income tax returns as appropriate. Our foreign incorporated subsidiaries file tax returns in the applicable foreign jurisdictions.

Share-Based Compensation

Prior to January 1, 2006, we accounted for employee stock-based compensation using the intrinsic value method supplemented by pro forma disclosures in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”) and SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosures. Under the intrinsic value method, stock options granted with exercise prices equal to the grant date fair value of our stock have no intrinsic value and therefore no expense was actually recorded for these options under APB No. 25. For pro forma disclosure only, we measured the fair value of our stock options using the Black-Scholes option-pricing model and expensed the value over the corresponding service period using the straight-line amortization approach. Equity-based awards for which stock-based compensation expense was actually recorded were generally grants of restricted stock awards and restricted stock units which were measured at fair value on the date of grant based on the number of shares granted and the quoted price of our common stock. Such value was then recognized as an expense over the corresponding service period using an accelerated amortization approach in accordance with FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

Effective January 1, 2006, we adopted SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), using the modified prospective transition method. Accordingly, prior periods have not been restated to reflect the impact of SFAS No. 123(R). Under SFAS No. 123(R), stock-based awards that were granted prior to January 1, 2006 are being expensed over the remaining portion of their vesting period under the same amortization method and, for stock options, using the same fair value measurements which were used in calculating pro forma stock-based compensation expense under SFAS No. 123. Under SFAS No. 123(R), the fair value of stock options are being measured using the Black-Scholes option-pricing model while the fair value for restricted stock awards and restricted stock units are based on the quoted price of our common stock on the date of grant. For all stock-based awards granted on or after January 1, 2006, stock-based compensation expense is being amortized on a straight-line basis over the requisite service period. SFAS No. 123(R) requires that the deferred stock-based compensation on the consolidated balance sheet on the date of adoption be netted against additional paid-in capital.

Earnings Per Share

We calculate earnings per common share in accordance with the provisions of SFAS No. 128, Earnings Per Share (“SFAS No. 128”). SFAS No. 128 requires the presentation of basic earnings per share and diluted earnings per share for companies with potential common shares, such as warrants and stock options. Accordingly, basic earnings (loss) per common share is computed using the weighted average number of common stock shares outstanding during the period. Diluted earnings (loss) per common share is computed using the weighted average number of common stock shares and potential common shares outstanding during the period. Potential common shares consist of contingently convertible debt (using the “treasury stock” method), stock options and warrants. Common stock equivalent shares are excluded from the computation if the effect is antidilutive. The dilutive effect of our convertible debt is included in earnings per share in accordance with the provisions of EITF 04-8, The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share (“EITF 04-8”).

Derivative Financial Instruments

We account for derivative instruments in accordance with the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS No. 133”). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, and requires that all derivative instruments be recorded on the balance sheet at fair value.

        The accounting for changes in fair value of a derivative depends on whether the derivative instrument is designated and qualifies as part of a hedging relationship and, if so, the nature of the hedging activity. Changes in fair value are recognized through earnings for derivatives that do not qualify for hedge accounting treatment as defined by SFAS No. 133, or that have not been designated in a hedging relationship.

Fair Value Hedges

For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the hedging instrument should offset the loss or gain on the hedged item attributable to the hedged risk. Any difference that does arise would be the result of hedge ineffectiveness, which is recognized through earnings. If the derivative instrument meets the qualification for the short-cut treatment, as defined by SFAS No. 133, the period end gross positive fair value is recorded in other assets or gross negative fair values is recorded in other liabilities and an offsetting amount is recorded to the asset or liability being hedged (see Note 13—“Derivative Financial Instruments”).

Equity Warrant Assets

Equity warrant assets for shares of private and public companies are recorded at fair value on the grant date and adjusted to fair value on a quarterly basis through consolidated net income. We received equity warrant assets from our clients as compensation for services provided. We hold these assets for prospective investment gains. We do not use them to hedge any economic risks nor do we use other derivative instruments to hedge economic risks stemming from equity warrant assets.

We account for equity warrant assets with net settlement terms in certain private and public client companies as derivatives. In general, equity warrant assets entitle us to buy a specific number of shares of stock at a specific price within a specific time period. Certain equity warrant assets contain contingent provisions, which adjust the underlying number of shares or purchase price upon the occurrence of certain future events. Our warrant agreements contain net share settlement provisions, which permit us to receive at exercise a share count equal to the intrinsic value of the warrant divided by the share price (otherwise known as a “cashless” exercise). Because we can net settle our warrant agreements, our equity warrant assets qualify as derivative instruments in accordance with the provisions of SFAS No. 133.

Under the accounting treatment required by SFAS No. 133, equity warrant assets in private and public companies, which include net share settlement provisions held by SVB Financial Group, are recorded at fair value and are classified as derivative assets, a component of other assets, on SVB Financial Group’s balance sheet at the time they are obtained.

The grant date fair values of equity warrant assets received in connection with the issuance of a credit facility are deemed to be loan fees and recognized as an adjustment of loan yield through loan interest income, as prescribed by SFAS No. 91. Similar to other loan fees, the yield adjustment related to grant date fair value of warrants is recognized over the life of that credit facility.

Any changes in fair value from the grant date fair value of equity warrant assets will be recognized as increases or decreases to other assets on our balance sheet and as net gains or losses on derivative investments, in noninterest income, a component of consolidated net income. When a portfolio company completes an initial public offering (“IPO”) on a publicly reported market or is acquired, we may exercise these equity warrant assets for shares or cash.

In the event of an exercise for shares, the basis or value in the equity securities is reclassified from other assets to investment securities on the balance sheet on the latter of the exercise date or corporate action date. The equity securities are classified as available-for-sale securities under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS No. 115”). In accordance with the provisions of SFAS No. 115, changes in fair value of securities designated as available-for-sale, after applicable taxes, are reported in accumulated other comprehensive income, which is a separate component of stockholders’ equity.

The fair value of the equity warrant assets portfolio is reviewed quarterly. We value our equity warrant assets using a modified Black-Scholes option pricing model, which incorporates the following material assumptions:

•	Underlying asset value was estimated based on information available, including any information regarding subsequent rounds of funding.

•

Volatility, or the amount of uncertainty or risk about the size of the changes in the warrant price, was based on guideline publicly traded companies within indices similar in nature to the underlying client companies issuing the warrant. A total of six such indices were used. The volatility assumption was based on the median volatility for an individual public company within an index for the past 16 quarters, from which an average volatility was derived. The weighted average quarterly median volatility assumption used for the warrant valuation at December 31, 2008 was 45.5%, compared to 39.7% at December 31, 2007.

•

Actual data on cancellations and exercises of our warrants was utilized as the basis for determining the expected remaining life of the warrants in each financial reporting period. Warrants may be exercised in the event of acquisitions, mergers or IPOs, and cancelled due to events such as bankruptcies, restructuring activities or additional financings. These events cause the expected remaining life assumption to be shorter than the contractual term of the warrants. This assumption reduced the reported value of the warrant portfolio by $17.5 million at December 31, 2008, compared to a reduction of $11.8 million at December 31, 2007.

•

The risk-free interest rates were derived from the U.S. Treasury yield curve. The risk-free interest rate was calculated based on a weighted average of the risk-free interest rates that correspond closest to the expected remaining life of the warrant. The risk-free interest rate used for the warrant valuation at December 31, 2008 was 0.9%, compared to 3.2% at December 31, 2007.

•	Other adjustments, including a marketability discount, were estimated based on management’s judgment about the general industry environment.

Foreign Exchange Forwards and Foreign Currency Option Contracts

We enter into foreign exchange forward contracts and foreign currency option contracts with clients involved in international activities, either as the purchaser or seller, depending upon the clients’ need. We also enter into an opposite-way forward or option contract with a correspondent bank to economically hedge client contracts to mitigate the fair value risk from fluctuations in currency rates. Settlement, credit, and operational risks remain. We also enter into forward contracts with correspondent banks to economically hedge currency exposure risk related to certain foreign currency denominated loans. These contracts are not designated as hedging instruments and are recorded at fair value in our consolidated balance sheets. Changes in the fair value of these contracts are recognized immediately in consolidated net income under gains (losses) on derivative instruments, net, a component of noninterest income. Period end gross positive fair values are recorded in other assets and gross negative fair values are recorded in other liabilities.

Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock

We account for non-hedging contracts that are indexed to, and potentially settled in, a company’s own stock in accordance with the provisions of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“EITF 00-19”). EITF 00-19 provides for specific treatment of derivative financial instruments indexed to, and potentially settled in, a company’s own stock, depending on the settlement method.

EITF 00-19 specifies how a derivative financial instrument indexed to, and potentially settled in, a company’s own stock should be recorded as one of permanent equity, temporary equity, an asset or a liability depending on the settlement method. EITF 00-19 also includes provisions governing whether a derivative embedded into a financial instrument indexed to, and potentially settled in, a company’s own stock may be exempt from the provisions of SFAS No. 133. We account for convertible note hedges entered into concurrent with the issuance of our zero-coupon convertible subordinated notes and our 3.875% convertible senior notes in stockholders’ equity in accordance with the guidance in EITF 00-19.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

Recent Accounting Pronouncements

We adopted Statement of Financial Accounting Standard (“SFAS”) No. 157, Fair Value Measurements (“SFAS No. 157”) on January 1, 2008. In February 2008, the Financial Accounting Standards Board (“FASB”) decided that an entity need not apply this standard to nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis until 2009. Nonfinancial assets and liabilities for which we have not applied the provisions of SFAS No. 157 include those measured at fair value in impairment testing and those initially measured at fair value in a business combination. We do not expect the full adoption of SFAS No. 157 to have a material effect on our financial condition or results of operations. Additionally, in early October 2008, the FASB issued a clarification related to the application of SFAS No. 157 for determining the fair value of a financial asset when a market for that asset is not active. We have applied the guidance from the FASB clarification as it is effective upon issuance and requires retrospective application. There was no material effect on our financial assets as a result of this application.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51 (“SFAS No. 160”). SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interests, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The standard clarifies and increases the disclosure requirements for noncontrolling interests and has no impact on how we account for our ownership interests in subsidiaries. We have revised our financial statements to reflect the adoption of SFAS No. 160, effective January 1, 2009. Refer to “Revisions to Financial Statements” below.

        In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS No. 161”). SFAS No. 161 requires companies with derivative instruments to provide enhanced disclosure information that should enable financial statement users to better understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”) and how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008. The standard expands the disclosure requirements for derivatives and hedged items and has no impact on how we account for these instruments.

In May 2008, the FASB issued FASB Staff Position (“FSP”) Accounting Principles Board (“APB”) Opinion No. 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB No. 14-1”). The FSP requires the proceeds from the issuance of such convertible debt instruments to be allocated between a liability and an equity component in a manner that reflects the entity’s non-convertible debt borrowing rate when interest expense is recognized in subsequent periods. The resulting debt discount is amortized over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. FSP APB No. 14-1 is effective in fiscal years beginning after December 15, 2008 and requires retrospective application to the first quarter of 2007. Our 2009 adoption will require historical financial statements for 2007 and 2008 to be adjusted to conform to the FSP’s new accounting treatment for both zero-coupon convertible subordinated notes, which matured on June 15, 2008, and 3.875% convertible senior notes, due April 15, 2011. Based on our evaluation of the new accounting treatment, our adoption on January 1, 2009 will result in a decrease of $7.3 million of our long-term debt related to our zero-coupon convertible subordinated notes to be reclassified to equity as of January 1, 2007. In addition, our beginning January 1, 2007 balances will reflect a reclassification of $16.6 million from retained earnings to equity and a $0.2 million reclassification from retained earnings to deferred issuance costs, representing cumulative adjustments from 2003 through 2006. At adoption, FSP APB No. 14 will increase our non-cash interest expense by $5.1 million and $3.4 million in 2007 and 2008, respectively, resulting in reductions to our consolidated net income for 2007 and 2008 of $3.0 million, or $0.08 per diluted common share, and $2.0 million, or $0.06 per diluted common share, respectively. We have revised our financial statements to reflect the adoption of FSP APB No. 14-1, effective January 1, 2009. Refer to “Revisions to Financial Statements” below.

Revisions to Financial Statements

We have revised our consolidated balance sheets as of December 31, 2008 and 2007 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2008 and the related notes to the consolidated financial statements, for the following: (i) a reorganization of our operating segments effective January 1, 2009 (refer to Note 21—“Segment Reporting”); (ii) the correction of immaterial errors associated with previously recognized gains and losses on foreign exchange contracts; and (iii) our January 1, 2009 adoption of FASB issued SFAS No. 160 and FSP APB No. 14-1, both of which were required to be adopted on a retrospective basis. The adoption of SFAS No. 160 required us to reclassify our presentation of noncontrolling interests (formerly referred to as minority interests) in our financial statements and had no effect on our financial position, results of operations or stockholders’ equity. The adoption of FSP APB No. 14-1 required us to retrospectively adjust our historical financial statements to conform to the new accounting treatment for both our $150 million zero-coupon convertible subordinated notes, which matured on June 15, 2008 and our $250 million 3.875% convertible senior notes, due April 15, 2011.

The table below highlights certain revised items related to the revision of the immaterial gains and losses on foreign exchange contracts that were incorrectly recorded in prior periods, as well as the adoption of FSP APB No. 14-1:

	Year ended December 31, 2008		Year ended December 31, 2007
(Dollars in thousands, except per share amounts)	As originally filed	As adjusted	As originally filed	As adjusted
Income Statement
Interest expense—borrowings	$43,553	$46,967	$49,168	$54,259
Net interest income	372,009	368,595	380,933	375,842
Other noninterest income	29,060	25,277	32,313	31,898
Noninterest income	156,148	152,365	221,384	220,969
Income tax expense	55,068	52,213	86,778	84,581
Net income attributable to SVBFG	78,628	74,286	123,638	120,329
Net income available to common stockholders	77,921	73,579	123,638	120,329
Earnings per common share—diluted	2.29	2.16	3.37	3.28
Fully Taxable Equivalent
Net interest income (fully taxable equivalent basis)	$374,303	$370,889	$382,206	$377,115
Net interest margin	5.78%	5.72%	7.29%	7.19%
Balance Sheet
Cash and due from banks	$1,791,396	$1,789,311	$325,399	$324,510
Total assets	10,020,892	10,018,280	6,692,456	6,692,171
Long-term debt	1,000,640	995,423	875,254	873,241
Total liabilities	8,711,785	8,706,568	5,775,700	5,773,687
Additional paid-in capital	45,872	66,201	—	13,167
Retained earnings	727,450	709,726	682,911	669,459
Total SVBFG stockholders’ equity	988,751	991,356	676,654	676,369

3. Stockholders’ Equity and Earnings Per Share (“EPS”)

In December 2008, we participated in the U.S. Treasury (“Treasury”) Capital Purchase Program (the “CPP”), under which we received $235 million in exchange for issuing shares of Series B Fixed Rate Cumulative Perpetual Preferred Stock (“Series B Preferred Stock”) and a warrant to purchase common stock to the Treasury. As a participant in CPP, we are subject to various restrictions and requirements, such as restrictions on our stock repurchases and payment of dividends, and other requirements relating to our executive compensation and corporate governance practices. Moreover under legislation such as the American Recovery and Reinvestment Act of 2009 (the “ARRA”), we are subject to additional, broader executive compensation requirements. Under the new requirements under ARRA, we may early redeem the shares issued to the Treasury under the CPP without any early penalty or requirement to raise new capital, as previously required under the original terms of the CPP.

Common Stock

In 2008, under a stock repurchase program approved by our Board of Directors in July 2007, we repurchased during the first and second quarters of 2008, 1.0 million shares of our common stock totaling $45.6 million, compared to 2.9 million in 2007 totaling $146.8 million and 2.1 million shares in 2006 totaling $103.8 million. In July 2008 upon expiration of the 2007 program, our Board of Directors approved a stock repurchase program authorizing us to purchase up to $150.0 million of our common stock, which expires on December 31, 2009.

At December 31, 2008, $150.0 million of shares remain authorized for repurchase under our current stock repurchase program. However, under the terms of our participation in the CPP, except in connection with benefit plans consistent with past practice and certain other circumstances specified in the underlying purchase agreement of the Series B Preferred Stock, we may not, without the prior consent of the Treasury, repurchase our common stock or other equity securities, prior to the earlier of December 12, 2011 and the date on which the outstanding shares of Series B Preferred Stock have been redeemed in whole or have been transferred to a third party. In light of these restrictions, and given the challenges of the current capital markets environment and our plans for continued investment in our business to support future growth, we do not currently expect to repurchase, or to seek the Treasury’s consent to repurchase, shares of our common stock. We will continue to evaluate this position on an ongoing basis.

If we engage in stock repurchase activities, we may, from time to time, implement a non-discretionary trading plan under Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended, under which we will automatically repurchase shares of our common stock pursuant to a predetermined formula for a specified period of time.

Preferred Stock

The Series B Preferred Stock qualifies as Tier 1 capital, and holders are entitled to receive cumulative cash dividends at a rate of 5 percent per year for the first five years (or $50 per share), and 9 percent per year (or $90 per share) thereafter, on a liquidation preference of $1,000 per share. Dividends are payable quarterly in arrears on each of February 15, May 15, August 15 and November 15, if, as and when declared by our Board of Directors (or its duly authorized committee), out of assets legally available for payment. The common stock warrant entitles the Treasury to purchase 708,116 shares of our common stock at an initial exercise price of $49.78 for a term of ten years. As a result, we recorded a $221.1 million increase in Series B Preferred Stock, which is net of a discount of $13.9 million related to the common stock warrant. At December 31, 2008, we have accrued dividends payable of $0.6 million on our Series B Preferred Stock.

Stockholders’ Rights Plan

Our Board of Directors (the “Board”) has approved and adopted a stockholders’ rights plan to, among other things, protect our stockholders from coercive takeover tactics. The current stockholders’ rights plan is in effect through January 31, 2014 (the “Rights Plan”).

Under the Rights Plan, each stockholder of record on November 9, 1998 received a dividend of one right (a “Right”) for each outstanding share of common stock of the Company. The Rights are attached to, and presently only traded with, shares of the Company’s common stock and are not currently exercisable. Except as specified below, upon becoming exercisable, each Right will entitle the holder to purchase from us 1/1000th of a share of the Company’s Series A Participating Preferred Stock at a price of $175.00 per share.

The Rights will be exercisable on the tenth (10th) business day (or such later date as is determined by our Board) following the announcement that a person or group (other than the Company, its subsidiaries or their employee benefit plans) has acquired or announces a tender or exchange offer to acquire beneficial ownership of 15% or more of the Company’s common stock. If a person or group acquires beneficial ownership of 15% or more of the Company’s common stock, each Right will then be exercisable for shares of common stock having a value equal to two times the exercise price of the Right. Similarly, in the event the Company is acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold following such time as a person or group has acquired beneficial ownership of 15% or more of the Company’s common stock, the rights will be exercisable for shares of the acquirer or its parent having a value equal to two times the exercise price of the Right.

At any time on or prior to the close of business on the earlier of (i) the fifth day following a public announcement that a person or group (other than the Company, its subsidiaries or their employee benefit plans) has acquired beneficial ownership of 15% or more of the Company’s outstanding common shares (or such later date as may be determined by action of the Board and publicly announced) or (ii) January 31, 2014, we may redeem the Rights in whole, but not in part, at a price of $0.001 per Right, subject to adjustment.

Earnings Per Share

Basic earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period. Diluted earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period adjusted to include the effect of potentially dilutive common shares. Potentially dilutive common shares include incremental shares issued for stock options, our Employee Stock Purchase Plan, restricted stock awards and units, our $150 million zero-coupon convertible subordinated notes (“2003 Convertible Notes”) and related warrants, our $250 million of 3.875% convertible senior notes (“2008 Convertible Notes”) and related warrants, and our warrant under the CPP. Potentially dilutive common shares are excluded from the computation of dilutive earnings per share in periods in which the effect would be antidilutive. The following is a reconciliation of basic EPS to diluted EPS for 2008, 2007, and 2006:

	Year ended December 31,
(Dollars and shares in thousands, except per share amounts)	2008	2007	2006
Numerator:
Net income attributable to SVBFG	$74,286	$120,329	$89,385
Preferred stock dividend and discount accretion	(707)	—	—

Net income available to common stockholders	$73,579	$120,329	$89,385

Denominator:
Weighted average common shares outstanding-basic	32,425	33,950	34,681
Weighted average effect of dilutive securities:
Stock options	887	1,265	1,497
Restricted stock awards and units	114	44	116
2003 Convertible Notes	589	1,479	1,321
Warrants associated with 2003 Convertible Notes	—	—	—
2008 Convertible Notes	—	—	—
Warrants associated with 2008 Convertible Notes	—	—	—
Warrant associated with Capital Purchase Program	—	—	—

Denominator for diluted calculation	34,015	36,738	37,615

Net income per common share:
Basic	$2.27	$3.54	$2.58

Diluted	$2.16	$3.28	$2.38

Any dilutive effect of our 2003 Convertible Notes and 2008 Convertible Notes are included in the calculation of diluted EPS using the treasury stock method, in accordance with the provisions of Emerging Issues Task Force (“EITF”) 04-8, The Effect of Contingently Convertible Instruments on Diluted EPS, EITF No. 90-19, Convertible Bonds With Issuer Option to Settle in Cash Upon Conversion and SFAS No. 128, Earnings Per Share. We included the weighted average dilutive effect of the 2003 Convertible Notes, which matured on June 15, 2008, in our diluted EPS calculation for the 2008 year. The issuance of the 2008 Convertible Notes in April 2008 did not impact our weighted average diluted common shares total as the applicable conversion price was higher than the average daily closing price for the twelve month period. Our warrants associated with the 2003 Convertible Notes, 2008 Convertible Notes and CPP also did not impact our weighted average diluted common shares total as the applicable conversion prices were higher than the average daily closing price for the twelve month period.

The following table summarizes the common shares excluded from the diluted EPS calculation as they were deemed to be antidilutive for 2008, 2007 and 2006:

	Year ended December 31,
(Shares in thousands)	2008	2007	2006
Stock options	930	729	884
Restricted stock awards and units	2	—	24
Warrants associated with 2003 Convertible Notes	160	87	329
2008 Convertible Notes	400	—	—
Warrants associated with 2008 Convertible Notes	1,229	—	—
Warrant associated with Capital Purchase Program	2	—	—

Total	2,723	816	1,237

4. Share-Based Compensation

In 2008, 2007 and 2006, we recorded share-based compensation expense of $13.6 million, $14.9 million and $21.3 million, respectively, resulting in the recognition of $3.4 million, $3.0 million and $4.6 million, respectively in related tax benefits. Total compensation costs capitalized in 2008 was $1.0 million. No compensation cost was capitalized in 2007 and 2006, as such amount was inconsequential. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Share-based compensation expense was recorded net of estimated forfeitures for 2008, 2007 and 2006, such that expense was recorded only for those share-based awards that are expected to vest. Previously under APB No. 25, to the extent awards were forfeited prior to vesting, the corresponding previously recognized expense was reversed in the period of forfeiture. Upon adoption of SFAS No. 123(R) as of January 1, 2006, we recorded a cumulative adjustment of $0.2 million to account for the expected forfeitures of restricted stock awards and restricted stock units granted prior to January 1, 2006, for which we previously recorded an expense.

Equity Incentive Plans

On May 11, 2006, stockholders approved the 2006 Equity Incentive Plan (the “2006 Incentive Plan”). Our previous 1997 Equity Incentive Plan expired in December 2006. The 2006 Incentive Plan provides for the grant of various types of incentive awards, of which the following have been granted: (i) stock options; (ii) restricted stock; (iii) restricted stock units; and (iv) other stock awards.

Subject to the provisions of Section 14 of the 2006 Incentive Plan, the maximum aggregate number of shares that may be awarded and sold is 3,000,000 shares plus 1,488,361 shares comprised of: (i) any shares that have been reserved but not issued under our 1997 Equity Incentive Plan as of May 11, 2006; and (ii) any shares subject to stock options or similar awards granted under the 1997 Equity Incentive Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 1997 Equity Incentive Plan that are forfeited or repurchased by us. No further awards will be made under the 1997 Equity Incentive Plan, but it will continue to govern awards previously granted thereunder.

Restricted stock awards and restricted stock units will be counted against the numerical limits of the 2006 Incentive Plan as two shares for every one share. Further, if shares acquired under any such award are forfeited or repurchased by us and would otherwise return to the 2006 Incentive Plan, two times the number of such forfeited or repurchased shares will return to the 2006 Incentive Plan and will again become available for issuance.

Eligible participants in the 2006 Incentive Plan include directors, employees, and consultants. Options granted under the 2006 Incentive Plan generally expire seven years after the grant date. Options generally become exercisable over various periods, typically four years, from the grant date based on continued employment, and typically vest annually. Restricted stock awards generally vest over the passage of time and require continued employment through the vesting period. Restricted stock units generally vest upon meeting certain performance-based objectives or the passage of time, or a combination of both, and require continued employment through the vesting period. The vesting period for restricted stock units cannot be less than three years unless they are subject to certain performance-based objectives, in which case the vesting period can be 12 months or longer.

Employee Stock Purchase Plan

We maintain an employee stock purchase plan (“ESPP”) under which participating employees may annually contribute up to 10% of their gross compensation to purchase shares of our common stock at 85% of its fair market value at either the beginning or end of each six-month offering period, whichever price is less. To be eligible to participate in the ESPP, an employee must, among other requirements, be employed by the Company on the date of offering and be employed customarily for at least 20 hours per week and at least five months per calendar year. We issued 155,521 shares and received $5.0 million in cash under the ESPP in 2008. At December 31, 2008, a total of 602,304 shares of our common stock were still available for future issuance under the ESPP. The next purchase will be on June 30, 2009 at the end of the current six-month offering period. Effective January 1, 2006, we began recognizing compensation expense associated with the ESPP in accordance with SFAS No. 123(R).

Unrecognized Compensation Expense

As of December 31, 2008, unrecognized share-based compensation expense was as follows:

(Dollars in thousands)	Unrecognized Expense	Average Expected Recognition Period-in Years
Stock options	$6,596	1.40
Restricted stock awards and units	11,494	1.47

Total unrecognized share-based compensation expense	$18,090

Valuation Assumptions

The fair values of share-based awards for employee stock options and employee stock purchases made under our ESPP were estimated using the Black-Scholes option pricing model. The fair values of restricted stock awards and restricted stock units were based on our closing stock price on the date of grant. The following weighted average assumptions and fair values were used:

	2008	2007	2006
Equity Incentive Plan Awards
Weighted average expected term of options in years	4.3	5.3	5.3
Weighted average expected volatility of the Company’s underlying common stock	25.7%	25.6%	29.4%
Risk-free interest rate	3.07	4.60	4.77
Expected dividend yield	—	—	—
Weighted average grant date fair value-stock options	$12.85	$16.27	$18.43
Weighted average grant date fair value-restricted stock awards and restricted stock units	48.57	50.15	50.84

ESPP
Expected term in years	0.5	0.5	0.5
Expected volatility of the Company’s underlying common stock	27.5%	16.2%	21.3%
Risk-free interest rate	2.96	5.03	4.76
Expected dividend yield	—	—	—
Weighted average fair value	$11.45	$10.19	$10.07

The expected term is based on the implied term of the stock options using a lattice option-pricing model with early exercise factors based on historic employee exercise behavior. The expected volatilities are based on a blended rate consisting of our historic volatility and our expected volatility over a five-year term which is an indicator of expected volatility and future stock price trends. For 2008, 2007 and 2006, expected volatilities for ESPP were equal to the historical volatility for the previous six-month periods. The expected risk-free interest rates were based on the yields of U.S. Treasury Securities, as reported by the Federal Reserve Bank of New York, with maturities equal to the expected terms of the employee stock options.

Share-Based Payment Award Activity

The table below provides stock option information related to the 1997 Equity Incentive Plan and the 2006 Incentive Plan for the year ended December 31, 2008:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years	Aggregate Intrinsic Value of In- The-Money Options
Outstanding at December 31, 2007	3,769,229	$33.74
Granted	426,482	48.65
Exercised	(1,030,521)	29.05
Forfeited	(18,840)	48.12
Expired	(15,421)	30.39

Outstanding at December 31, 2008	3,130,929	37.25	3.65	$3,212,189

Vested and expected to vest at December 31, 2008	3,015,081	36.79	3.55	3,212,189

Exercisable at December 31, 2008	2,294,543	32.98	2.90	3,212,189

The aggregate intrinsic value of outstanding options shown in the table below represents the pretax intrinsic value as of December 31, 2008. This value is based on our closing stock price of $26.23 as of December 31, 2008. The total intrinsic value of options exercised during 2008, 2007 and 2006 were $24.2 million, $24.1 million and $36.8 million, respectively. The total fair value of option grants that vested during 2008, 2007 and 2006 were $17.8 million, $24.4 million and $30.6 million, respectively. Cash received from stock option exercises during 2008, 2007 and 2006 were $29.9 million, $28.0 million and $33.9 million, respectively. The tax benefit realized from stock options exercised during 2008, 2007 and 2006 was $7.8 million, $8.9 million and $11.9 million, respectively.

The following table summarizes information regarding stock options outstanding as of December 31, 2008:

Range of Exercise Prices	Outstanding Options			Exercisable Options
	Shares	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$8.94-$22.50	347,735	3.53	$18.59	347,735	$18.59
23.69-26.00	410,995	2.34	24.92	410,995	24.92
26.06-31.29	435,684	2.81	29.52	435,684	29.52
31.69-36.46	319,737	2.14	35.15	318,987	35.16
36.56-41.66	329,844	2.74	39.74	324,844	39.78
41.87-47.67	317,423	3.71	44.72	201,919	44.72
47.76-48.49	206,628	5.16	48.18	56,593	48.19
48.76-48.76	360,093	6.80	48.76	845	48.76
48.88-53.29	380,392	4.18	51.87	193,661	51.56
53.30-60.27	22,398	5.93	56.49	3,280	53.39

$8.94-$60.27	3,130,929	3.65	$37.25	2,294,543	$32.98

We expect to satisfy the exercise of stock options by issuing new shares registered under the 1997 Equity Incentive Plan and the 2006 Incentive Plan, as applicable. All future awards of stock options and restricted stock will be issued from the 2006 Incentive Plan. At December 31, 2008, 2,952,391 shares were available for future issuance under the 2006 Incentive Plan.

The table below provides information for restricted stock awards and restricted stock units under the 1997 Equity Incentive Plan and the 2006 Incentive Plan for the year ended December 31, 2008:

	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2007	376,181	$44.58
Granted	146,467	48.57
Vested	(117,573)	42.70
Forfeited	(11,612)	49.04

Nonvested at December 31, 2008	393,463	$46.49

The total fair value of restricted stock grants that vested during 2008, 2007 and 2006 were $5.0 million, $4.7 million and $7.5 million, respectively.

5. Reserves on Deposit with the Federal Reserve Bank and Federal Bank Stock

The Bank is required to maintain reserves against customer deposits by keeping balances with the Federal Reserve Bank of San Francisco in a noninterest-bearing cash account. The average required reserve balance totaled $28.5 million in 2008 and $32.0 million in 2007. The cash balances at the Federal Reserve Bank of San Francisco are classified as cash and cash equivalents.

As a member of the Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”), we are required to hold shares of FHLB and FRB stock under the Bank’s borrowing agreement. At December 31, 2008 and 2007, we had $25.8 million and $17.9 million, respectively, in FHLB stock, and $9.9 million and $9.3 million, respectively, in FRB stock. FHLB and FRB stock are recorded as a component of other assets.

6. Federal Funds Sold, Securities Purchased under Agreements to Resell and Other Short-Term Investment Securities

The following table details the federal funds sold, securities purchased under agreements to resell and other short-term investment securities at December 31, 2008 and 2007, respectively:

	December 31,
(Dollars in thousands)	2008	2007
Federal funds sold overnight	$250,000	$—
Securities purchased under agreements to resell (1)	150,910	62,181
Interest-earning deposits	169,022	81,553
Other short-term investment securities	77,482	214,930

Total federal funds sold, securities purchased under agreements to resell and other short-term investment securities	$647,414	$358,664

(1)	At December 31, 2008, securities purchased under agreements to resell were collateralized by U.S. Treasury securities and U.S. agency securities. Securities purchased under agreements to resell averaged $82.3 million and $79.2 million in 2008 and 2007, respectively. The maximum amount outstanding at any month-end during 2008 and 2007 was $150.9 million and $140.8 million, respectively.

In addition, as of December 31, 2008, $1.08 billion of our cash and due from banks was deposited at the Federal Reserve Bank and was earning interest at the Federal Funds target rate.

7. Investment Securities

The major components of our investment securities portfolio at December 31, 2008 and 2007 are as follows:

	December 31, 2008				December 31, 2007
(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Carrying Value	Amortized Cost	Unrealized Gains	Unrealized Losses	Carrying Value
Marketable securities:
Available-for-sale securities, at fair value:
U.S. Treasury securities	$—	$—	$—	$—	$19,956	$172	$—	$20,128
U.S. agencies and corporations:
Collateralized mortgage obligations	590,876	5,609	(16,736)	579,749	543,460	751	(7,828)	536,383
Mortgage-backed securities	459,770	9,910	(2,230)	467,450	395,979	711	(5,712)	390,978
U.S. agency debentures	109,981	3,622	—	113,603	159,978	1,542	(440)	161,080
Commercial mortgage-backed securities	54,202	—	(6,721)	47,481	62,016	14	(740)	61,290
Municipal bonds and notes	109,405	1,384	(2,034)	108,755	81,433	662	(240)	81,855
Marketable equity securities	157	—	(5)	152	7,550	725	(884)	7,391
Venture capital fund investments	—	1	—	1	1	—	—	1

Total available-for-sale securities	$1,324,391	$20,526	$(27,726)	$1,317,191	$1,270,373	$4,577	$(15,844)	$1,259,106

Marketable securities (investment company fair value accounting) (1)				1,703				3,591
Non-marketable securities (investment company fair value accounting):
Private equity fund investments (2)				242,645				194,862
Other private equity investments (3)				82,444				44,872
Other investments (4)				1,547				12,080
Non-marketable securities (equity method accounting):
Other investments (5)				27,000				21,299
Low income housing tax credit funds				31,510				24,491
Non-marketable securities (cost method accounting):
Private equity fund investments (6)				69,971				35,006
Other private equity investments				12,089				7,267

Total investment securities				$1,786,100				$1,602,574

(1)	Marketable securities (investment company fair value accounting) represent investments managed by us or our consolidated subsidiaries that were originally made within our non-marketable securities portfolio that have been converted into publicly-traded shares. The following table shows the amount of investments by the following funds and our ownership of each fund at December 31, 2008 and 2007:

	December 31, 2008		December 31, 2007
(Dollars in thousands)	Amount	Ownership %	Amount	Ownership %
Partners for Growth, LP	$1,233	50.0%	$2,556	50.0%
SVB India Capital Partners I, LP	470	14.4	1,035	13.9

Total marketable securities	$1,703		$3,591

(2)	The following table shows the amount of investments by the following consolidated fund of funds and our ownership of each fund at December 31, 2008 and 2007:

	December 31, 2008		December 31, 2007
(Dollars in thousands)	Amount	Ownership %	Amount	Ownership %
SVB Strategic Investors Fund, LP	$65,985	12.6%	$68,744	12.6%
SVB Strategic Investors Fund II, LP	94,161	8.6	81,382	8.6
SVB Strategic Investors Fund III, LP	80,780	5.9	44,736	5.9
SVB Strategic Investors Fund IV, LP	1,719	5.0	—	—

Total private equity fund investments	$242,645		$194,862

(3)	The following table shows the amount of investments by the following consolidated co-investment funds and our ownership of each fund at December 31, 2008 and 2007:

	December 31, 2008		December 31, 2007
(Dollars in thousands)	Amount	Ownership %	Amount	Ownership %
Silicon Valley BancVentures, LP	$24,188	10.7%	$28,068	10.7%
SVB Capital Partners II, LP (i)	38,234	5.1	14,458	5.1
SVB India Capital Partners I, LP	20,022	14.4	2,346	13.9

Total other private equity investments	$82,444		$44,872

(i)	At December 31, 2008, we had a direct ownership interest of 1.3% and an indirect ownership interest of 3.8% in the fund through our ownership of SVB Strategic Investors Fund II, LP.

(4)	Other investments within non-marketable securities (investment company fair value accounting) include our ownership in Partners for Growth, LP, a consolidated sponsored debt fund. At December 31, 2008 and 2007 we had a majority ownership interest of approximately 50.0% in the fund. Partners for Growth, LP is managed by a third party and we do not have an ownership interest in the general partner of this fund.

(5)	The following table shows the amount of investments by the following sponsored debt funds and our ownership of each fund at December 31, 2008 and 2007:

	December 31, 2008		December 31, 2007
(Dollars in thousands)	Amount	Ownership %	Amount	Ownership %
Gold Hill Venture Lending 03, LP (i)	$18,234	9.3%	$15,915	9.3%
Partners for Growth II, LP	8,559	24.2	5,384	24.2
Other fund investment	207	—	—	—

Total other investments	$27,000		$21,299

(i)	At December 31, 2008, we had a direct ownership interest of 4.8% in the fund. In addition, we had a 90.7% direct ownership interest in the fund’s general partner, Gold Hill Venture Lending Partners 03, LLC (“GHLLC”). GHLLC has a direct ownership interest of 5.0% in Gold Hill Venture Lending 03, LP and its parallel funds. Our indirect interest in the fund through our investment in GHLLC is 4.5%. Our direct and indirect ownership in the fund is 9.3%.

(6)	Represents investments in 360 and 324 private equity funds at December 31, 2008 and 2007, respectively, where our ownership interest is less than 5% of the voting stock of each such fund.

The following table summarizes our unrealized losses on our available-for-sale investment securities portfolio into categories of less than 12 months, or 12 months or longer as of December 31, 2008:

(Dollars in thousands)	December 31, 2008
	Less than 12 months		12 months or longer		Total
	Fair Value of Investments	Unrealized Losses	Fair Value of Investments	Unrealized Losses	Fair Value of Investments	Unrealized Losses
U.S. agencies and corporations:
Collateralized mortgage obligations (1)	$53,618	$(2,892)	$94,550	$(13,844)	$148,168	$(16,736)
Mortgage-backed securities (1)	4,692	(1,433)	19,239	(797)	23,931	(2,230)
Commercial mortgage-backed securities (1)	9,491	(404)	37,990	(6,317)	47,481	(6,721)
Municipal bonds and notes (1)	39,694	(1,827)	4,091	(207)	43,785	(2,034)
Marketable equity securities	152	(5)	—	—	152	(5)

Total temporarily impaired securities	$107,647	$(6,561)	$155,870	$(21,165)	$263,517	$(27,726)

(1)	As of December 31, 2008, we identified a total of 116 investments that were in unrealized loss positions, of which 42 investments totaling $155.9 million with unrealized losses of $21.2 million had fair values less than their adjusted cost for a period of time greater than 12 months. Securities classified as collateralized mortgage obligations totaling $94.6 million with unrealized losses of $13.8 million were originally purchased between May 2002 and July 2005. Securities classified as mortgage-backed securities totaling $19.2 million with unrealized losses of $0.8 million were originally purchased between June 2003 and March 2005. Securities classified as commercial mortgage-backed securities totaling $38.0 million with unrealized losses of $6.3 million were originally purchased between April 2005 and July 2005. Securities classified as municipal bonds and notes totaling $4.1 million with unrealized losses of $0.2 million were originally purchased between September 2007 and December 2007. All investments with unrealized losses for a period of time greater than 12 months are either rated AAA by Moody’s or S&P or are issued by a government sponsored enterprise. The unrealized losses are primarily due to increases in market spreads to benchmark interest rates relative to rates and spreads at the time of purchase. Based on the underlying credit quality of the investments, we expect these impairments to be temporary, and as such, we expect to recover impairments prior to maturity and we have the intent and ability to hold these investments until recovery or final maturity. Market valuations and impairment analyses on assets in the investment portfolio are reviewed and monitored on an ongoing basis.

The following table summarizes our unrealized losses on our available-for-sale investment securities portfolio into categories of less than 12 months or 12 months or longer as of December 31, 2007:

(Dollars in thousands)	December 31, 2007
	Less than 12 months		12 months or longer		Total
	Fair Value of Investments	Unrealized Losses	Fair Value of Investments	Unrealized Losses	Fair Value of Investments	Unrealized Losses
U.S. agencies and corporations:
Collateralized mortgage obligations	$—	$—	$408,238	$(7,828)	$408,238	$(7,828)
Mortgage-backed securities	9,759	(12)	331,300	(5,700)	341,059	(5,712)
U.S. agency debentures	—	—	74,575	(440)	74,575	(440)
Commercial mortgage-backed securities	—	—	51,380	(740)	51,380	(740)
Municipal bonds and notes	24,327	(240)	—	—	24,327	(240)
Marketable equity securities	7,391	(884)	—	—	7,391	(884)

Total temporarily impaired securities	$41,477	$(1,136)	$865,493	$(14,708)	$906,970	$(15,844)

Investment Securities—Remaining Contractual Principal Maturities and Yields (Fully Taxable Equivalent Basis)

The following table summarizes the remaining contractual principal maturities and fully taxable equivalent yields on investment securities as of December 31, 2008. Interest income on certain obligations of states and political subdivision (non-taxable investments) are presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent. The weighted average yield is computed using the amortized cost of available-for-sale securities, which are reported at fair value. Expected remaining maturities of callable U.S. agency securities, mortgage-backed securities, and collateralized mortgage obligations may differ significantly from their contractual maturities because borrowers have the right to prepay obligations with or without penalties. This is most apparent in mortgage-backed securities and collateralized mortgage obligations as contractual maturities are typically 15 to 30 years, whereas expected average lives of these securities are significantly shorter and vary based upon structure. Private equity fund investments, other private equity investments, other investments, and low income housing tax credit funds are included in the table below as maturing after 10 years.

	December 31, 2008
	Total		One Year or Less		After One Year to Five Years		After Five Years to Ten Years		After Ten Years
(Dollars in thousands)	Carrying Value	Weighted- Average Yield	Carrying Value	Weighted- Average Yield	Carrying Value	Weighted- Average Yield	Carrying Value	Weighted- Average Yield	Carrying Value	Weighted- Average Yield
U.S. agencies and corporations:
Collateralized mortgage obligations	$579,749	4.77%	$13	6.38%	$—	—%	$119,422	4.57%	$460,314	4.82%
Mortgage-backed securities	467,450	4.84	13	5.93	3,260	6.41	88,192	4.12	375,985	5.00
U.S. agency debentures	113,603	4.20	66,107	3.93	47,496	4.59	—	—	—	—
Commercial mortgage-backed securities	47,481	4.67	—	—	—	—	—	—	47,481	4.67
Municipal bonds and notes	108,755	6.18	7,341	7.35	7,820	6.92	26,572	5.71	67,022	6.15
Low income housing tax credit funds	31,510	—	—	—	—	—	—	—	31,510	—
Marketable equity securities (1)	1,856	—	1,856	—	—	—	—	—	—	—
Private equity fund investments	312,616	—	—	—	—	—	—	—	312,616	—
Other private equity fund investments	94,533	—	—	—	—	—	—	—	94,533	—
Other investments	28,547	—	—	—	—	—	—	—	28,547	—

Total	$1,786,100	3.58%	$75,330	4.17%	$58,576	5.00%	$234,186	4.53%	$1,418,008	3.34%

(1)	Includes available-for-sale securities and securities accounted for under investment company fair value accounting.

Investment securities with a fair value of $790.7 million and $737.1 million at December 31, 2008 and 2007, respectively, were pledged to secure certain deposits, current and prospective FHLB borrowings, and to maintain the ability to borrow at the discount window at the Federal Reserve Bank of San Francisco. For further information on our available lines of credit, refer to Note 12—”Short-Term Borrowings and Long-Term Debt.”

The cost of investment securities is determined on a specific identification basis. The following table presents the components of gains and losses on investment securities in 2008, 2007 and 2006:

	Year ended December 31,
(Dollars in thousands)	2008	2007	2006
Gross gains on investment securities:
Available-for-sale securities, at fair value	$206	$1,041	$169
Marketable securities (investment company fair value accounting)	644	61	—
Non-marketable securities (investment company fair value accounting):
Private equity fund investments	20,774	45,325	14,853
Other private equity investments	10,917	5,574	1,145
Other investments	196	20,228	1,586
Non-marketable securities (equity method accounting):
Other investments	1,933	3,299	1,417
Non-marketable securities (cost method accounting):
Private equity fund investments	1,030	1,379	613
Other private equity investments	129	1,248	127

Total gross gains on investment securities	35,829	78,155	19,910

Gross losses on investment securities:
Available-for-sale securities, at fair value	(2,822)	(363)	(3,230)
Marketable securities (investment company fair value accounting)	(3,647)	(9)	—
Non-marketable securities (investment company fair value accounting):
Private equity fund investments	(26,511)	(15,184)	(9,115)
Other private equity investments	(7,725)	(5,790)	(1,443)
Other investments	(5,874)	(8,190)	(1,166)
Non-marketable securities (equity method accounting):
Other investments	(1,685)	(214)	(947)
Low income housing tax credit funds	—	(125)	—
Non-marketable securities (cost method accounting):
Private equity fund investments	(2,084)	(1,055)	(1,401)
Other private equity investments	(258)	(501)	(57)

Total gross losses on investment securities	(50,606)	(31,431)	(17,359)

(Losses) gains on investment securities, net	$(14,777)	$46,724	$2,551

(Losses) gains attributable to noncontrolling interests, including carried interest	$(8,929)	$35,449	$5,032

8. Loans and Allowance for Loan Losses

The composition of loans, net of unearned income of $45.4 million and $26.4 million at December 31, 2008 and 2007, respectively, is presented in the following table:

	December 31,
(Dollars in thousands)	2008	2007
Commercial loans	$4,515,019	$3,321,911
Premium wine (1)	419,539	375,169
Community development loans (2)	48,293	52,094
Consumer and other (3)	523,402	402,556

Total loans, net of unearned income	$5,506,253	$4,151,730

(1)	Premium wine consists of loans for vineyard development as well as working capital and equipment term loans to meet the needs of our clients’ premium wineries and vineyards. At December 31, 2008 and 2007, $269.6 million and $251.1 million, respectively, of such loans were secured by real estate.

(2)	Community development loans consist of low income housing loans made to fulfill our responsibilities under the Community Reinvestment Act and are primarily secured by real estate.
(3)	Consumer and other loans consist of loans to targeted high-net-worth individuals. These products and services include home equity lines of credit, secured lines of credit, restricted stock purchase loans and capital call lines of credit. This category also includes loans made to eligible employees through our Employee Home Ownership Plan (“EHOP”). Loans secured by real estate at December 31, 2008 and 2007, were comprised of the following:

	December 31,
(Dollars in thousands)	2008	2007
Home equity lines of credit (i)	$89,544	$84,808
Loans for personal residences (ii)	58,700	48,066
Loans to eligible employees (iii)	74,759	48,973

Consumer loans secured by real estate	$223,003	$181,847

(i)	Represents home equity lines of credits, which may have been used to finance real estate investments.
(ii)	Represents loans used to purchase, renovate or refinance personal residences.
(iii)	Represents loans made to eligible employees through our EHOP.

The activity in the allowance for loan losses during 2008, 2007 and 2006 was as follows:

	December 31,
(Dollars in thousands)	2008	2007	2006
Allowance for loan losses, beginning balance	$47,293	$42,747	$36,785
Provision for loan losses	100,713	16,836	9,877
Gross loan charge-offs	(47,815)	(19,378)	(14,065)
Loan recoveries	7,205	7,088	10,150

Allowance for loan losses, ending balance	$107,396	$47,293	$42,747

Nonaccrual Loans

The aggregate investment in loans for which impairment has been determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, totaled $84.9 million, $7.6 million and $11.0 million at December 31, 2008, 2007 and 2006, respectively. There were no commitments available for funding to any clients with nonaccrual loans at December 31, 2008. The allocation of the allowance for loan losses related to impaired loans was $25.9 million and $1.4 million at December 31, 2008, and 2007 respectively. No individual loans were deemed to be impaired under SFAS No. 114 at December 31, 2006; therefore, there was no allocation of the allowance for loan losses related to impaired loans at December 31, 2006. Average impaired loans for 2008, 2007 and 2006 totaled $17.4 million, $10.3 million and $8.1 million, respectively. If these loans had not been impaired, $0.5 million, $0.7 million and $0.6 million in interest income would have been recorded, while interest income actually recognized totaled $0.1 million, $0.2 million, and $0.2 million in 2008, 2007, and 2006, respectively. Our accruing loans past due 90 days or more were $2.3 million at December 31, 2008 and none for 2007.

9. Premises and Equipment

Premises and equipment at December 31, 2008 and 2007, consist of the following:

	December 31,
(Dollars in thousands)	2008	2007
Computer software	$43,729	$39,015
Leasehold improvements	25,893	32,616
Computer hardware	25,829	24,232
Furniture and equipment	9,153	9,289

Total	104,604	105,152
Accumulated depreciation and amortization	(74,015)	(66,524)

Premises and equipment, net	$30,589	$38,628

Depreciation and amortization expense for premises and equipment was $15.7 million, $15.0 million, and $11.1 million in 2008, 2007, and 2006, respectively.

10. Goodwill

Goodwill, which arises when the purchase price exceeds the assigned value of the net assets of an acquired business, represents the value attributable to unidentifiable intangible elements being acquired. Goodwill at both December 31, 2008 and 2007 totaled $4.1 million, which resulted from the acquisition of eProsper.

eProsper

During the third quarter of 2006, through our subsidiary, SVB Analytics, we acquired a majority ownership in eProsper, an equity ownership data management services company. In connection with this acquisition, we recognized $4.1 million in goodwill. During the third quarter of 2008, we conducted our annual impairment analysis of eProsper in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), based on forecasted discounted net cash flow analysis. The valuation analysis of eProsper indicated no impairment existed.

SVB Alliant

During the second quarters of 2007 and 2006, we conducted our annual assessment of goodwill of SVB Alliant in accordance with SFAS No. 142. We concluded each time that we had an impairment of goodwill based on forecasted discounted net cash flows for that reporting unit. The impairment resulted from changes in our outlook for SVB Alliant’s future financial performance and the remaining $17.2 million and $18.4 million of goodwill was expensed as a noncash charge to continuing operations during the second quarters of 2007 and 2006, respectively. All operations at SVB Alliant were ceased as of March 31, 2008.

11. Deposits

The aggregate amount of time deposit accounts individually exceeding $100,000 totaled $326.8 million and $286.0 million at December 31, 2008 and 2007, respectively. Interest expense paid on time deposits individually exceeding $100,000 totaled $3.0 million, $2.6 million and $1.9 million in 2008, 2007 and 2006, respectively. At December 31, 2008, time deposit accounts, individually exceeding $100,000 totaling $326.5 million were scheduled to mature within one year.

12. Short-Term Borrowings and Long-Term Debt

The following table represents outstanding short-term borrowings and long-term debt at December 31, 2008 and 2007:

(Dollars in thousands)	Maturity	December 31, 2008	December 31, 2007
Short-term borrowings:
FHLB advances	Less than One Month (1)	$—	$90,000
Other short-term borrowings	(2)	62,120	—

Total short-term borrowings		$62,120	$90,000

Long-term debt:
FHLB advances	(3)	$100,000	$150,000
5.70% senior notes	June 1, 2012	279,370	259,706
6.05% subordinated notes	June 1, 2017	313,953	261,099
Zero-coupon convertible subordinated notes	June 15, 2008	—	147,256
3.875% convertible senior notes	April 15, 2011	244,783	—
7.0% junior subordinated debentures	October 15, 2033	55,914	52,511
8.0% long-term notes payable	(4)	1,403	2,669

Total long-term debt		$995,423	$873,241

(1)	Represents remaining maturity as of the date reported.
(2)	Represents collateral received from counterparties for our interest rate swap agreements related to our senior and subordinated notes.
(3)	Represents Federal Home Loan Bank (“FHLB”) advances of $50 million maturing in May 2009 and $50 million maturing in November 2009. Balance as of December 31, 2007 also included $50 million in FHLB advances that matured in November 2008.
(4)	Represents long-term notes payable at eProsper and was payable beginning January 1, 2008 with the last payment due in November 2009. SVB purchased a 65% interest in eProsper in 2006.

Interest expense related to short-term borrowings and long-term debt was $47.0 million, $54.3 million and $26.3 million in 2008, 2007 and 2006, respectively. Interest expense shown is net of the cash flow impact from our interest rate swap agreements related to our senior and subordinated notes and junior subordinated debentures. The weighted average interest rates associated with our short-term borrowings as of December 31, 2008 and 2007 were 0.12 percent and 4.48 percent, respectively.

Senior Notes and Subordinated Notes

On May 15, 2007, the Bank issued 5.70% senior notes, due June 1, 2012, in an aggregate principal amount of $250 million and 6.05% subordinated notes, due June 1, 2017, in an aggregate principal amount of $250 million (collectively, the “Notes”). The discount and issuance costs related to the Notes were $0.8 million and $4.2 million, respectively, and the net proceeds from the offering of the Notes were $495.0 million. The Notes are not redeemable prior to maturity and interest is payable semi-annually. Proceeds from the issuance of these Notes were used for repayment of certain short-term borrowings. Debt issuance costs of $2.0 million and $2.2 million related to the senior and subordinated notes, respectively, were deferred and are being amortized to interest expense over the term of the Notes, using the effective interest method. Concurrent with the issuance of the Notes, we entered into fixed-to-variable interest rate swap agreements related to both the senior notes and the subordinated notes (see Note 13—”Derivative Financial Instruments”). The fair values of the senior and subordinated notes are included in Note 19—”Fair Value of Financial Instruments”.

Zero-Coupon Convertible Subordinated Notes (“2003 Convertible Notes”)

Our 2003 Convertible Notes, previously issued with an original aggregate total principal amount of $150 million, matured on June 15, 2008. As of the maturity date, convertible notes for the aggregate total principal amount of $141.9 million were outstanding and had not yet been converted. Based on the conversion terms of these notes, on June 23, 2008, we made an aggregate conversion settlement payment in cash and in shares of our common stock. The total value of both cash and shares as calculated based on the terms of the notes and as of the payment date was $212.8 million. Of the $212.8 million, we paid $141.9 million in cash, representing the portion of the conversion payment as the total principal amount of the notes converted. We also issued 1,406,034 shares of our common stock, valued at $70.9 million as calculated based on the terms of the notes, representing the portion of the conversion premium value that exceeded the total principal amount of the notes. In connection with this conversion settlement payment, we exercised call options pursuant to a call-spread arrangement with a certain counterparty, under which the counterparty delivered to us 1,406,043 shares of our common stock, valued at $70.9 million. Accordingly, there was no net impact on our total stockholders’ equity with respect to settling the conversion premium value.

In May 2008, prior to the maturity date of our 2003 Convertible Notes, we received a conversion notice to convert notes in the total principal amount of $7.8 million. Consistent with prior early conversions, we elected to settle the conversion fully in cash and paid a total of $11.6 million in cash, which included $3.9 million representing the conversion premium value of the converted notes. Accordingly, we recorded a non-tax deductible loss of $3.9 million as noninterest expense. In connection with this early conversion settlement payment, we exercised call options pursuant to our call-spread arrangement and received a corresponding cash payment of $3.9 million from the counterparty to the call-spread arrangement. As such, we recorded an increase in additional paid-in capital in stockholders’ equity of $3.9 million, representing such payment received. Consequently, the $3.9 million in noninterest expense we recorded due to this early conversion settlement had no net impact on our total stockholders’ equity.

3.875% Convertible Senior Notes (“2008 Convertible Notes”)

In April 2008, we issued our 2008 Convertible Notes, due April 15, 2011, in the aggregate principal amount of $250 million to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The issuance costs related to the 2008 Convertible Notes were $6.8 million, and the net proceeds from the offering were $243.2 million. We used $141.9 million of the net proceeds to settle the principal value of our zero-coupon convertible subordinated notes, which matured in June 2008. All remaining proceeds were used for general corporate purposes. The 2008 Convertible Notes are initially convertible, subject to certain conditions, into cash up to the principal amount of notes and, into shares of our common stock or cash or any combination thereof for any excess conversion value, at our option. Holders may convert their 2008 Convertible Notes beginning any fiscal quarter commencing after June 30, 2008, if: (i) the price of our common stock issuable upon conversion of the note reaches a specific threshold, (ii) specified corporate transactions occur, or (iii) the trading price for the note falls below certain thresholds. The notes have an initial conversion rate of 18.8525 shares of common stock per $1,000 principal amount of notes, which represents an initial effective conversion price of $53.04 per share. Upon maturity, we intend to settle the outstanding principal amount in cash, and we have the option to settle any amount exceeding the principal value of the 2008 Convertible Notes in either cash or shares of our common stock. The fair value of the 3.875% convertible senior notes is included in Note 19— “Fair Value of Financial Instruments”.

Concurrent with the issuance of our 2008 Convertible Notes, we entered into a convertible note hedge and warrant agreement (see Note 13—“Derivative Financial Instruments”), which effectively increased the economic conversion price of our 2008 Convertible Notes to $64.43 per share of common stock. The terms of the hedge and warrant agreement are not part of the terms of the notes and will not affect the rights of the holders of the notes.

7.0% Junior Subordinated Debentures

On October 30, 2003, we issued $51.5 million in 7.0% junior subordinated debentures to a special-purpose trust, SVB Capital II. Distributions to SVB Capital II are cumulative and are payable quarterly at a fixed rate of 7.0% per annum of the face value of the junior subordinated debentures. Distributions for each of 2008, 2007 and 2006 were $3.5 million. The junior subordinated debentures are mandatorily redeemable upon maturity on October 15, 2033, or may be redeemed prior to maturity in whole or in part, at our option, at any time on or after October 30, 2008. Issuance costs of $2.2 million related to the junior subordinated debentures were deferred and are being amortized over the period until mandatory redemption of the debentures in October 2033. We entered into a fixed-to-variable interest rate swap agreement related to these junior subordinated debentures (see Note 13—“Derivative Financial Instruments”). The fair value of the 7.0% junior subordinated debentures is included in Note 19—“Fair Value of Financial Instruments”. We have guaranteed the trust preferred securities issued by SVB Capital II (see Note 18—“Off-Balance Sheet Arrangements, Guarantees and Other Commitments”).

Available Lines of Credit

We have certain facilities in place to enable us to access short-term borrowings on a secured (using fixed income securities as collateral) and an unsecured basis. These include repurchase agreements and uncommitted federal funds lines with various financial institutions. As of December 31, 2008, we had not borrowed against our repurchase lines or any of our uncommitted federal funds lines. We also pledge securities to the Federal Home Loan Bank of San Francisco and the discount window at the Federal Reserve Bank. The market value of collateral pledged to the Federal Home Loan Bank of San Francisco at December 31, 2008 totaled $693.1 million, of which $593.1 million was unused. The market value of collateral pledged at the discount window of the Federal Reserve Bank at December 31, 2008 totaled $83.5 million, all of which was unused.

13. Derivative Financial Instruments

We designate derivative instruments as hedging or free-standing instruments at their respective trade date. We may use interest rate swaps, forward contracts, options and warrants. A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets or indices. Forward settlement contracts are agreements to buy or sell a quantity of a financial instrument, index, currency or commodity at a predetermined rate or price at a future date. An option or warrant contract is an agreement that conveys to the purchaser the right, but not the obligation, to buy or sell a quantity of a financial instrument (including another derivative financial instrument), index, currency or commodity at a predetermined rate or price during a period or at a time in the future. Option or warrant agreements can be transacted on organized exchanges or directly between parties. The gross positive fair values of derivative assets are recorded as a component of the other assets line item on the balance sheet. The gross negative fair values of derivative liabilities are recorded as a component of the other liabilities line item on the balance sheet.

The total notional or contractual amounts, credit risk amount and estimated net fair value for derivatives at December 31, 2008 and 2007, respectively, were as follows:

	December 31, 2008			December 31, 2007
(Dollars in thousands)	Notional or contractual amount	Credit risk amount (1)	Estimated net fair value	Notional or contractual amount	Credit risk amount (1)	Estimated net fair value
Fair Value Hedges
Interest rate swap—senior notes	$250,000	$29,543	$29,543	$250,000	$9,878	$9,878
Interest rate swap—subordinated notes	250,000	64,429	64,429	250,000	11,621	11,621
Interest rate swap—junior subordinated debt	50,000	170	170	50,000	—	(1,304)
Derivatives—Other
Foreign exchange forwards	$772,688	$36,688	$4,557	$580,861	$12,290	$1,586
Foreign currency options	51,696	501	—	63,906	492	—
Equity warrant assets	130,401	43,659	43,659	101,035	31,317	31,317

(1)	Credit risk amounts reflect the replacement cost for those contracts in a gain position in the event of nonperformance by all such counterparties. The credit ratings of our institutional counterparties as of December 31, 2008 remain at “A” or higher and there have been no material change in their credit ratings during 2008.

Fair Value Hedges

Derivative instruments that we hold as a part of our interest rate risk management program include interest rate swaps.

Concurrent with the issuance of our 5.70% senior notes and 6.05% subordinated notes, we entered into interest rate swap agreements, whereby we swapped the fixed interest rate of these notes with a variable interest rate based on the London Inter-Bank Offered Rate (“LIBOR”) to hedge against the risk of changes in fair values due to changes in interest rates. We apply the “shortcut” method for these fair value hedges. In order to assume no ineffectiveness, we ensure that all the shortcut method requirements of SFAS No. 133 for this type of hedge relationship are met. The interest rate swap agreement for our 5.70% senior notes provided a cash benefit of $4.6 million in 2008, compared to a cash outlay of $0.7 million in 2007. The interest rate swap agreement for our 6.05% subordinated notes provided a cash benefit of $5.0 million in 2008, compared to a cash outlay of $0.4 million in 2007. The cash benefit was recognized in the consolidated statements of income as a reduction in interest expense, while the cash outlay was recognized as an increase in interest expense. For information on our 5.70% senior notes and 6.05% subordinated notes, see Note 12—“Short-Term Borrowings and Long-Term Debt”.

On October 30, 2003, we entered into an interest rate swap agreement with a notional amount of $50.0 million. This agreement swaps our 7.0% fixed rate on the junior subordinated debentures for a variable rate based on LIBOR to hedge against risk of changes in fair value due to changes in interest rates. For information on our junior subordinated debentures, see Note 12—”Short-Term Borrowings and Long-Term Debt”. In April 2006, we designated this interest rate swap as a fair value hedge, which management evaluated for effectiveness using the statistical regression analysis approach for each reporting period. This interest rate swap agreement provided a cash benefit of $1.0 million, $0.2 million and $0.3 million in 2008, 2007 and 2006, respectively, which was recognized in the consolidated statements of income as a reduction in interest expense. The swap agreement largely mirrored the terms of the junior subordinated debentures and therefore was callable by the counterparty anytime on or after October 30, 2008. All components of the swap’s gain or loss were included in the assessment of hedge effectiveness. Changes in fair value of the fair value hedge agreement, which was primarily dependent on changes in market interest rates, were recognized in net income as gains or losses on derivative instruments. In 2008 and 2007, we recorded non-cash decreases in fair value of the fair value hedge agreement of $1.9 million and $0.5 million, respectively, which is reflected in gains on derivative instruments, net. In 2006, we recorded a non cash decrease in fair value of the fair value hedge agreement of $3.6 million, which is comprised of a decrease in fair value of $3.3 million for the interest rate swap agreement prior to its designation as a fair value hedge and a $0.3 million loss for the fair value hedge agreement implemented in April 2006, which were reflected in gains on derivative instruments, net. In December 2008, our counterparty called this swap for settlement in January 2009. As a result we de-designated the swap as a hedging instrument in December 2008.

Derivatives—Other

We enter into various derivative contracts primarily to provide derivative products or services to customers. We do not designate these derivative contracts for hedge accounting. All of these contracts are carried at fair value with changes in fair value recorded on the line item gains on derivatives, net as part of our noninterest income, a component of consolidated net income.

We enter into foreign exchange forward contracts and foreign currency option contracts with clients involved in international activities, either as the purchaser or seller, depending upon the clients’ need. For each forward or option contract entered into with our clients, we enter into an opposite way forward or option contract with a correspondent bank, which mitigates the risk of fluctuations in currency rates. We enter into forward contracts with correspondent banks to economically hedge currency exposure risk related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded on the line item “Other” as part of noninterest income, a component of consolidated net income. These contracts are short-term in nature, typically expiring within one year. We have not experienced nonperformance by counterparties, have not incurred related losses and anticipate performance by all counterparties to such agreements.

We obtain equity warrant assets to purchase an equity position in a client company’s stock in consideration for providing credit facilities and less frequently for providing other services. The change in fair value of equity warrant assets is recorded as gains on derivative instruments, net, in noninterest income, a component of consolidated net income. Total net gains on equity warrant assets from gains on exercises and changes in fair value were $10.5 million, $23.5 million and $21.8 million in 2008, 2007 and 2006, respectively.

Derivative Fair Value Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock

2003 Convertible Notes

Concurrent with the issuance of our 2003 Convertible Notes, we entered into a convertible note hedge agreement (purchased call option) at a cost of $39.3 million, and a warrant agreement providing proceeds of $17.4 million with respect to our common stock, with the objective of decreasing our exposure to potential dilution from conversion of the 2003 Convertible Notes.

At issuance, under the terms of the convertible note hedge, upon the occurrence of conversion events, we had the right to purchase up to 4,460,610 shares of our common stock from the counterparty at a price of $33.6277 per common share. The cost of the convertible note hedge was included in stockholders’ equity in accordance with the guidance in EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s own Stock (“EITF 00-19”). Upon maturity of the 2003 Convertible Notes on June 15, 2008, we exercised the right to purchase 1,406,043 shares under the terms of the convertible note hedge agreement. The convertible note hedge agreement expired on June 15, 2008.

At issuance, under the warrant agreement, the counterparty could purchase up to 4,460,608 shares of our common stock at $51.34 per share, upon the occurrence of conversion events. The remaining warrants under the warrant agreement expired unexercised on June 15, 2008.

2008 Convertible Notes

Concurrent with the issuance of our 2008 Convertible Notes, we entered into a convertible note hedge agreement (purchased call option) at a cost of $41.8 million, and a warrant agreement providing proceeds of $21.2 million with respect to our common stock, with the objective of decreasing our exposure to potential dilution from conversion of the 2008 Convertible Notes.

At issuance, under the terms of the convertible note hedge, upon the occurrence of conversion events, we have the right to purchase up to 4,713,125 shares of our common stock from the counterparty at a price of $53.04 per common share. The convertible note hedge agreement will expire on April 15, 2011. We have the option to settle any amounts due under the convertible hedge either in cash or net shares of our common stock. The cost of the convertible note hedge is included in stockholders’ equity in accordance with the guidance in EITF 00-19. The call option under the convertible note hedge is exercisable in the event of a note conversion. During 2008, there were no note conversions and, consequently, no exercises under the call option.

At issuance, under the warrant agreement, the counterparty can purchase up to 4,713,125 shares of our common stock at $64.43 per share, upon the occurrence of certain conversion events. The warrant agreement will expire ratably on a series of expiration dates commencing on July 15, 2011. The warrant is exercisable in the event of a note conversion. During 2008, there were no note conversions and, consequently, no exercises under the warrant.

14. Other Noninterest Income

The following table presents the components of other noninterest income for 2008, 2007 and 2006, respectively:

	Year ended December 31,
(Dollars in thousands)	2008	2007	2006
Service-based fee income (1)	$8,686	$5,356	$970
Fund management fees	8,547	8,583	4,664
Credit card fees	6,225	5,802	4,564
(Losses) gains on foreign currency loans revaluation, net	(7,567)	1,905	2,680
Other	9,386	10,252	10,687

Total other noninterest income	$25,277	$31,898	$23,565

(1)	Includes noninterest income from SVB Analytics and its subsidiary, eProsper.

15. Income Taxes

On January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the entity’s financial statements in accordance with SFAS 109. Our adoption of FIN 48 did not result in a cumulative effect adjustment to retained earnings.

The following table provides a summary of changes in our unrecognized tax benefit (including interest and penalties) in 2008:

(Dollars in thousands)	Reconciliation of Unrecognized Tax Benefit	Interest & Penalties	Total
Balance at January 1, 2008	$1,114	$89	$1,203
Additions based on tax positions related to current year	52	—	52
Additions for tax positions for prior years	15	192	207
Reduction for tax positions for prior years	—	(126)	(126)
Reductions as a result of a lapse of the applicable statute of limitations	(925)	(50)	(975)

Balance at December 31, 2008	$256	$105	$361

The total amount of unrecognized tax benefit at January 1, 2008 was $1.1 million. At December 31, 2008, our unrecognized tax benefit was $0.3 million, the recognition of which would reduce our income tax expense by $0.3 million. Total accrued interest and penalties at December 31, 2008 were $0.1 million. We expect that our unrecognized tax benefit will change in the next 12 months; however we do not expect the change to have a significant impact on our financial position or our results of operations.

We are subject to income tax in the U.S. federal jurisdiction and various state and foreign jurisdictions and have identified our federal tax return and tax returns in California and Massachusetts as “major” tax filings. U.S. federal tax examinations through 1998 have been concluded. The U.S. federal tax return for 2005 and subsequent years remain open to examination by the Internal Revenue Service. Our California and Massachusetts tax returns for the years 2004 and 2005, respectively, and subsequent years remain open to examination.

The amount of current taxes receivable was $2.1 million at both December 31, 2008 and 2007, respectively. The components of our provision for income taxes for 2008, 2007 and 2006, consisted of the following:

	Year ended December 31,
(Dollars in thousands)	2008	2007	2006
Current provision:
Federal	$35,358	$77,590	$54,462
State	14,640	21,990	16,556
Deferred expense (benefit):
Federal	3,005	(12,537)	(4,739)
State	(790)	(2,462)	(497)

Income tax expense	$52,213	$84,581	$65,782

The reconciliation between the federal statutory income tax rate and our effective income tax rate for 2008, 2007 and 2006, is as follows:

	Year ended December 31,
	2008	2007	2006
Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes, net of the federal tax effect	6.9	6.1	6.7
FAS 123(R) expense on incentive stock options and ESPP	1.4	1.2	2.4
Loss from conversion of certain zero-coupon convertible subordinated notes	1.0	—	—
Meals and entertainment	0.6	0.3	0.4
Low-income housing tax credit	(3.0)	(1.3)	(1.9)
Tax-exempt interest income	(1.1)	(0.4)	(0.7)
Other, net	0.5	0.4	0.6

Effective income tax rate	41.3%	41.3%	42.5%

Deferred tax assets (liabilities) at December 31, 2008 and 2007, consisted of the following:

	Year ended December 31,
(Dollars in thousands)	2008	2007
Deferred tax assets:
Allowance for loan losses	$50,467	$24,986
Share-based compensation expense	7,282	7,017
Other accruals not currently deductible	5,376	5,805
State income taxes	2,606	5,122
Premises and equipment and other intangibles	8,210	6,593
Goodwill impairment	—	20,976
Net unrealized gains on available-for-sale investment securities	4,004	4,325
Investments	—	4,627
Net operating loss	3,404	2,869
Research and development credit	237	237
Other	5	1,551

Deferred tax assets	81,591	84,108

Deferred tax liabilities:
Loan fee income	(3,526)	(8,458)
Derivative equity warrant assets	(8,917)	(4,149)
Investments	(841)	—
Other	(1,435)	(1,271)

Deferred tax liabilities	(14,719)	(13,878)

Net deferred tax assets	66,872	70,230
Valuation allowance	(3,641)	(3,106)

Net deferred tax assets after valuation allowance	$63,231	$67,124

At December 31, 2008 and 2007, federal net operating loss carryforwards totaled $9.1 million and $7.8 million, respectively, and state net operating loss carryforwards totaled $4.0 million and $2.7 million, respectively. These net operating loss carryforwards expire at various dates beginning in 2013. A portion of our net operating loss carryforwards will be subject to provisions of the tax law that limits the use of losses that existed at the time there is a change in control of an enterprise. At December 31, 2008, the amount of our federal and state net operating loss carryforwards that would be subject to these limitations was $7.2 million and $2.2 million, respectively.

We believe that it is more likely than not that the benefit from these net operating loss carryforward and research and development credits associated with eProsper will not be realized due to the lack of future profitability in that business. In recognition of this risk, we have provided a valuation allowance of $3.6 million and $3.1 million on the deferred tax assets related to these net operating loss carryforward and research and development credits at December 31, 2008 and 2007, respectively. The increase in the valuation allowance resulted from current year losses in that business.

16. Employee Compensation and Benefit Plans

We have the following employee compensation and benefit plans: (i) Equity Incentive Plans; (ii) Employee Stock Purchase Plan; (iii) Incentive Compensation Plans; (iv) Direct Drive Incentive Compensation Plan; (v) Retention Program; (vi) Warrant Incentive Plan; (vii) SVB Financial Group 401(k) and Employee Stock Ownership Plan; (viii) Employee Home Ownership Plan; (ix) SVB Qualified Investors Fund, LLC and SVB Qualified Investors Fund II, LLC; and (x) Deferred Compensation Plan. The Equity Incentive Plans and the Employee Stock Purchase Plan are described in Note 4—“Share-Based Compensation”.

Incentive Compensation Plans

In general, Incentive Compensation Plans (“ICP”) are bonus programs paid based on our financial results. Awards are distributed based on the employee’s target bonus level, our performance, and management’s assessment of individual employee performance. ICP expense was $14.8 million, $43.2 million and $24.5 million in 2008, 2007 and 2006, respectively.

Direct Drive Incentive Compensation Plan

The Direct Drive Incentive Compensation Plan (“Direct Drive”) is an annual sales incentive program. Payments are based on sales teams’ performance to predetermined financial targets. Actual awards for each sales team member under Direct Drive is based on: (i) the actual results and financial performance with respect to the gross profit targets; (ii) the sales team payout targets; and (iii) the sales team member’s sales position and team payout allocation. We define gross profit targets as the revenue goals for total interest income after funds transfer pricing and noninterest income. Income associated with equity warrant assets is not included in the gross profit targets. Additionally, sales team members may receive a discretionary award based on management’s assessment of such member’s contributions and performance during the applicable fiscal year, regardless of achievement of team gross profit targets. Direct Drive expenses were $9.6 million, $7.6 million and $5.7 million in 2008, 2007 and 2006, respectively.

Retention Program

The Retention Program (“RP”) is a long-term incentive plan that allows senior management to share directly in our investment success. Plan participants are granted an interest in the distributions made on certain designated investments made by us, as well as certain fees received by us, during the applicable year. Specifically, participants share in: (i) returns from designated investments made by us, including investments in certain private equity funds, venture debt funds, and direct equity investments in companies; (ii) income realized from the exercise of, and the subsequent sale of shares obtained through the exercise of, warrants held by us; and (iii) other designated amounts as determined by us. All designated investments for the program are approved annually by the Board of Directors Compensation Committee. We determine individual allocations in the RP based on individual performance, the individual’s role and the total number of plan participants. Each allocation gives the participant a stated percentage or dollar interest in the future returns on the designated investments and fees in the pool. The interests are not in the underlying investments themselves, but rather in future distributions or returns to us on such investments. Distributions received by us are paid to the participants over the term of the applicable plan, which is generally ten years. RP expenses were $1.1 million, $2.7 million and $1.5 million in 2008, 2007 and 2006, respectively.

Warrant Incentive Plan

The Warrant Incentive Plan provides individual and team awards to those employees who negotiate warrants on our behalf. Designated participants share in the cash received from the exercise of equity warrant assets. Warrant Incentive Plan expenses were $0.8 million, $1.4 million and $1.2 million in 2008, 2007 and 2006, respectively.

SVB Financial Group 401(k) and Employee Stock Ownership Plan

The SVB Financial Group 401(k) (the “401(k) Plan”) and Employee Stock Ownership (“ESOP”) Plan (collectively referred to as the “Plan”) is a combined 401(k) tax-deferred savings plan and employee stock ownership plan in which all regular employees are eligible to participate.

Employees participating in the 401(k) Plan are allowed to contribute up to 75% of their pre-tax compensation as defined in the Plan, up to the maximum amount allowable under federal income tax regulations of $15,500, $15,500 and $15,000 in 2008, 2007 and 2006, respectively. We match the employee’s contributions dollar-for-dollar, up to 5% of the employee’s pre-tax compensation as defined in the Plan. Our matching contributions vest immediately. Our matching 401(k) Plan expenses totaled $4.9 million, $4.9 million and $4.1 million in 2008, 2007 and 2006, respectively. The amount of salary deferred, up to the allowed maximum, is not subject to federal or state income taxes at the time of deferral.

Discretionary ESOP contributions, based on our consolidated net income, are made by us to all eligible individuals employed by us on the last day of the fiscal year. We may elect to contribute cash, or our common stock, in an amount not exceeding 10% of the employee’s eligible compensation earned in the fiscal year. The ESOP contributions vest in equal annual increments over five years during a participant’s first five years of service (thereafter all subsequent ESOP contributions are fully vested). Forfeited balances of terminated participants’ nonvested accounts are used first to restore previously forfeited amounts of rehired participants’ accounts and are then used to pay administrative expenses and to reduce our future contributions to the Plan. Forfeited nonvested accounts totaled $0.7 million and $1.0 million at December 31, 2008 and 2007, respectively. During 2008, our contributions to the Plan were reduced by $0.8 million from forfeited nonvested accounts, and administrative expenses totaling $0.1 million were paid from forfeited nonvested accounts.

We did not make any contributions to our ESOP in 2008. Our contributions to our ESOP totaled $7.5 million and $5.4 million in 2007 and 2006, respectively, and all ESOP contributions for those years were made in the form of cash. At December 31, 2008, our ESOP owned 490,381 shares of our common stock. All shares held by our ESOP are treated as outstanding shares in both our basic and diluted earnings per common share computations. At December 31, 2008, we had not committed any shares to the ESOP program.

Employee Home Ownership Plan

The Employee Home Ownership Plan (“EHOP”) is a benefit plan that provides for the issuance of mortgage loans at favorable interest rates to eligible employees. Eligible employees may apply for a fixed-rate mortgage, which is due and payable in either five or seven years on their primary residence and is amortized over a 30 year period. Applicants must qualify for a loan through the usual mortgage review and approval process, which is typical of industry standards. The maximum loan amount cannot be greater than 80.0% of the lesser of the purchase price or the appraised value. The interest rate on the note is written at the then market rate for five year (5/1) or seven year (7/1) mortgage loans as determined by us. However, provided that the applicant continues to meet all the eligibility requirements, including employment, the actual rate charged to the borrower shall be up to 2.0% below the market rate. The loan rate shall not be less than the greater of either the five-year Treasury Note plus 25 basis points (for the five year loan) or the average of the five year and 10 year Treasury Note plus 25 basis points (for the seven year loan) or the monthly Applicable Federal Rate for medium-term loans as published by the Internal Revenue Service. The loan rate will be fixed at the time of approval and locked in for 30 days. We recognize as compensation expense the aggregate dollar amount by which interest charged to an employee under the EHOP is less than the market rate of interest that would be charged for a comparable loan. Compensation expense attributable to loans issued under the EHOP in 2008, 2007 and 2006 was $1.1 million, $0.5 million and $0.4 million, respectively.

The following table summarizes the activities of all EHOP loans to employees for 2008 and 2007:

	Year ended December 31,
(Dollars in thousands)	2008	2007
Balance at the beginning of the year	$48,973	$35,565
Loan proceeds disbursed for EHOP	36,195	18,555
Loan repayments for EHOP	(10,409)	(5,147)

Balance at the end of the year	$74,759	$48,973

SVB Qualified Investors Fund, LLC and SVB Qualified Investors Fund II, LLC

SVB Qualified Investor Fund LLC, a $7.6 million investment fund (“QIF”), was formed on behalf of certain eligible employees. QIF was initially fully capitalized by equity contributions by employees. QIF’s principal purpose is to invest in a select number of private equity funds managed primarily by SVB Financial or its affiliates. The fund will continue until December 12, 2013, unless terminated sooner or extended in accordance with the fund operating agreement. In 2005, we formed SVB Qualified Investors Fund II, LLC, a $5.1 million investment fund for eligible employees (“QIF II”), which is structured similarly to QIF. QIF II will continue until April 8, 2018, unless terminated sooner or extended in accordance with the fund operating agreement. We incurred fund administration costs of $0.1 million for each of 2008, 2007, and 2006 for both QIF and QIF II.

Deferred Compensation Plan

In October 2004, we established the Deferred Compensation Plan (the “DC Plan”). The DC Plan became effective on January 1, 2005. Under the DC Plan, eligible employees may elect to defer up to 25% of their base salary and/or up to 100% of any bonus payment to which they are entitled, for a period of 12 consecutive months, beginning January 1 and ending December 31. Executive officers and certain senior managers are eligible to participate in the DC Plan, and any amounts deferred under the DC Plan will be invested and administered by us (or such person we designate). We do not match employee deferrals to the DC Plan, nor do we make any other contributions to the DC Plan. Deferrals under the DC Plan were $0.9 million, $0.7 million and $1.1 million in 2008, 2007 and 2006, respectively. The DC Plan investment had a loss of $0.9 million in 2008 and gains of $0.2 million and $0.1 million in 2007 and 2006, respectively.

17. Related Parties

Loan Transactions

SVB Financial (the Parent) has a commitment under a $75.0 million, partially-syndicated revolving line of credit facility to Gold Hill Venture Lending 03, LP, a venture debt fund (“Gold Hill”), and its affiliated funds. Of the $75.0 million, $35.0 million is syndicated to another lender. SVB Financial has a 9.3% effective ownership interest in Gold Hill, as well as a 90.7% majority interest in its general partner, Gold Hill Venture Lending Partners 03, LLC. The line of credit is secured and bears an interest rate of prime plus one percent. The highest outstanding balance under the facility during 2008, 2007, and 2006 was $69.0 million, $59.0 million and $40.0 million, respectively. At December 31, 2008 and 2007, Gold Hill’s outstanding balance totaled $34.3 million and $31.5 million, respectively.

During 2008, the Bank made loans to related parties, including certain companies in which certain of our directors or their affiliated venture funds are beneficial owners of ten percent or more of the equity securities of such companies. Such loans: (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features.

Fund Investments

Managed Funds

In 2000, we formed two venture investment funds: SIF I and SVBV. SIF I is a $121.8 million fund that primarily invests in venture capital/private equity funds and SVBV is a $56.1 million direct equity investment fund that invests in privately-held companies. Both funds are managed by their respective general partners, which are wholly-owned subsidiaries of SVB Financial and hold a noncontrolling interest in the respective funds. Certain of our directors have also invested in the funds and hold a noncontrolling interest: Messrs. Hardymon (through his family limited partnership) ($0.9 million) and Porter ($0.5 million) are limited partners of SIF I, and Messrs. Hardymon (through his family limited partnership) ($1.5 million) and Kramlich ($1.0 million) are limited partners of SVBV.

In 2004, we created SIF II, a $175.0 million fund-of-funds that invests primarily in venture capital/private equity funds. SIF II is managed by its general partner, which is a wholly-owned subsidiary of SVB Financial and holds a noncontrolling interest in the fund. Certain of our directors have invested in SIF II and hold a noncontrolling interest as a limited partner: Messrs. Hardymon (through his family limited partnership) ($1.0 million) and Porter ($0.1 million).

In 2006, we created SICP, a $53.9 million direct equity investment fund that invests in privately-held companies in India. SICP is managed by its general partner, which is a wholly-owned subsidiary of SVB Financial and holds a noncontrolling interest in the fund. Certain of our directors have invested in SICP and hold a noncontrolling interest as a limited partner: Messrs. Benhamou (through Benhamou Global Ventures) ($0.3 million), Friedman (through his family trust) ($0.1 million) and Porter ($0.2 million), and Mmes. Krishnan (through her family trust) ($0.3 million), and Rodeno ($0.3 million).

In 2007, we created SCPII, a $90.1 million fund that invests in privately held companies. SCPII is managed by its general partner, a wholly-owned subsidiary of SVB Financial, which holds a noncontrolling interest in the fund. One of our directors has invested in SCPII and holds a noncontrolling interest as a limited partner: Mr. Hardymon (through his family limited partnership) ($0.5 million).

Sponsored Funds

In 2003, Gold Hill Venture Lending 03, LP, a venture debt fund, and certain affiliated funds (the “Gold Hill Funds”) were created. The total size of the Gold Hill Funds is approximately $214.1 million. We have a majority interest in the general partner of the Gold Hill Funds, in addition to being a limited partner in one of the Gold Hill Funds. Our combined commitment total in the general partner and the Gold Hill Funds is $20.0 million. Certain of our directors are also limited partners of the Gold Hill Funds and hold a noncontrolling interest: Mr. Hardymon (through his family limited partnership) ($2.5 million) and Ms. Rodeno ($0.2 million).

In 2005, Partners for Growth II, LP, a sponsored debt fund (“PFG II”), was created. The total size of PFG II is approximately $62.0 million. The general partner of PFG II is not owned or controlled by us. Certain of our directors are also limited partners in PFG II and hold a noncontrolling interest: Mr. Hardymon ($1.0 million) and Ms. Rodeno ($0.3 million).

In 2008, Gold Hill Capital 2008, L.P., a venture debt fund in the Gold Hill Funds family, and certain affiliated funds (the “Gold Hill II Funds”), were created. The total target size of the Gold Hill II Funds is over $200.0 million, of which we have a combined non-controlling commitment total in the general partner and the Gold Hill II Funds of $20.0 million. Certain of our directors are also limited partners of the Gold Hill II Funds and hold a noncontrolling interest: Mr. Hardymon (through his family limited partnership) ($0.5 million) and Ms. Rodeno ($0.3 million).

Employee Funds

In 2000, we created SVB Qualified Investors Fund, LLC (“QIF”), a $7.6 million investment fund for employees that met certain eligibility requirements. To be eligible to participate in QIF, an employee must be of a certain grade level and must be an “accredited investor,” as such term is defined by the SEC. QIF was initially capitalized by commitments and contributions from certain eligible employees including our senior management. All employee participants are required to invest in this fund with their own money, but we manage the fund and pay all administrative costs associated with the fund. QIF’s principal purpose is to invest in a select number of venture capital/private equity funds managed primarily by us or our affiliates. In 2008, the following individuals were executive officers who participated in QIF, each with individual commitment amounts ranging between $0.1 million and $0.5 million: Messrs. Wilcox, Becker, Jones, Kellogg, and Verissimo. QIF is also a limited partner of, and holds a noncontrolling interest in, each of SIF I ($2.7 million), SIF II ($2.1 million) and SVBV ($2.0 million).

In 2005, we formed SVB Qualified Investors Fund II, LLC (“QIF II”), a $5.1 million investment fund for employees that met certain eligibility requirements similar to those of QIF. All employee participants are required to invest in this fund with their own money, but we manage the fund and pay all administrative costs associated with the fund. QIF II’s principal purpose is to invest in a select number of venture capital/private equity funds managed primarily by us or our affiliates. In 2008, the following individuals were executive officers who participated in QIF II, each with individual commitment amounts ranging between $50 thousand and $0.3 million: Messrs. Wilcox, Becker, Jones, Kellogg, and Verissimo, and Ms. Dent. QIF II is also a limited partner of, and holds a noncontrolling interest in each of SIF II ($0.4 million), SCPII ($0.75 million), SICP ($0.5 million), and SVB Strategic Investors Fund III, LP (“SIF III”) ($1.0 million). SIF III is a $255.5 million fund-of-funds that invests primarily in private equity funds. SIF III is managed by its general partner, which is a wholly-owned subsidiary of SVB Financial and holds a noncontrolling interest in the fund.

Other Transactions

SVB Business Partners (Shanghai) Co., Ltd., a wholly-owned subsidiary of SVB Financial (“SVB Shanghai”), had an agreement with New Enterprise Associates (Beijing), Ltd. (“NEA Beijing”), under which SVB Shanghai had provided business consulting services. The agreement terminated in March 2008. NEA Beijing is a wholly-owned subsidiary of NEA Management Company, LLC (“NEA Management”), a company in which C. Richard Kramlich, a director of SVB Financial, has an ownership interest.

18. Off-Balance Sheet Arrangements, Guarantees and Other Commitments

Operating Leases

We are obligated under a number of noncancelable operating leases for premises and equipment that expire at various dates, through 2014, and in most instances, include options to renew or extend at market rates and terms. Such leases may provide for periodic adjustments of rentals during the term of the lease based on changes in various economic indicators. The following table presents minimum payments under noncancelable operating leases as of December 31, 2008:

Year ended December 31, (Dollars in thousands) :
2009	$12,621
2010	10,101
2011	8,178
2012	6,482
2013	5,277
2014 and thereafter	2,745

Net minimum operating lease payments	$45,404

Rent expense for premises and equipment leased under operating leases totaled $10.7 million, $13.0 million and $11.4 million in 2008, 2007 and 2006, respectively.

Commitments to Extend Credit

A commitment to extend credit is a formal agreement to lend funds to a client as long as there is no violation of any condition established in the agreement. Such commitments generally have fixed expiration dates, or other termination clauses, and usually require a fee paid by the client upon us issuing the commitment. The following table summarizes information related to our commitments to extend credit at December 31, 2008 and 2007, respectively:

	December 31,
(Dollars in thousands)	2008	2007
Commitments available for funding: (1)
Fixed interest rate commitments	$689,063	$498,103
Variable interest rate commitments	4,941,423	4,440,522

Total commitments available for funding	$5,630,486	$4,938,625

Commitments unavailable for funding (2)	$922,170	$726,359
Maximum lending limits for accounts receivable factoring arrangements (3)	476,329	443,835
Reserve for unfunded credit commitments	14,698	13,446

(1)	Represents commitments which are available for funding, due to clients meeting all collateral, compliance and financial covenants required under loan commitment agreements.
(2)	Represents commitments which are unavailable for funding, due to clients’ failure to meet all collateral, compliance and financial covenants required under loan commitment agreements.
(3)	We extend credit under accounts receivable factoring arrangements when our clients’ sales invoices are deemed creditworthy under existing underwriting practices.

Our potential exposure to credit loss for commitments to extend credit, in the event of nonperformance by the other party to the financial instrument, is the contractual amount of the available unused loan commitment. We use the same credit approval and monitoring process in extending credit commitments as we do in making loans. The actual liquidity needs and the credit risk that we have experienced have historically been lower than the contractual amount of commitments to extend credit because a significant portion of these commitments expire without being drawn upon. We evaluate each potential borrower and the necessary collateral on an individual basis. The type of collateral varies, but may include real property, intellectual property, bank deposits, or business and personal assets. The potential credit risk associated with these commitments is considered in management’s evaluation of the adequacy of the liability for unfunded credit commitments.

Commercial and Standby Letters of Credit

Commercial and standby letters of credit represent conditional commitments issued by us on behalf of a client to guarantee the performance of the client to a third party when certain specified future events have occurred. Commercial letters of credit are issued primarily for inventory purchases by a client and are typically short-term in nature. We provide two types of standby letters of credit: performance and financial standby letters of credit. Performance standby letters of credit are issued to guarantee the performance of a client to a third party when certain specified future events have occurred and are primarily used to support performance instruments such as bid bonds, performance bonds, lease obligations, repayment of loans, and past due notices. Financial standby letters of credit are conditional commitments issued by us to guarantee the payment by a client to a third party (beneficiary) and are primarily used to support many types of domestic and international payments. These standby letters of credit have fixed expiration dates and generally require a fee to be paid by the client at the time we issue the commitment. Fees generated from these standby letters of credit are recognized in noninterest income over the commitment period using the straight-line method.

The credit risk involved in issuing letters of credit is essentially the same as that involved with extending credit commitments to clients, and accordingly, we use a credit evaluation process and collateral requirements similar to those for credit commitments. Our standby letters of credit often are cash secured by our clients. The actual liquidity needs and the credit risk that we have experienced historically have been lower than the contractual amount of letters of credit issued because a significant portion of these conditional commitments expire without being drawn upon.

The table below summarizes our commercial and standby letters of credit at December 31, 2008. The maximum potential amount of future payments represents the amount that could be remitted under letters of credit if there were a total default by the guaranteed parties, without consideration of possible recoveries under recourse provisions or from the collateral held or pledged.

(Dollars in thousands)	Expires In One Year or Less	Expires After One Year	Total Amount Outstanding	Maximum Amount Of Future Payments
Financial standby letters of credit	$614,752	$43,927	$658,679	$658,679
Performance standby letters of credit	23,379	20,148	43,527	43,527
Commercial letters of credit	3,123	690	3,813	3,813

Total	$641,254	$64,765	$706,019	$706,019

At December 31, 2008 and 2007, deferred fees related to financial and performance standby letters of credit were $4.8 million and $3.8 million, respectively. At December 31, 2008, collateral in the form of cash and investment securities available to us to reimburse losses, if any, under financial and performance standby letters of credit was $279.4 million.

Credit Card Guarantees

The Bank, as a financial provider, routinely guarantees credit cards for some of our customers that have been provided by an unaffiliated financial institution. The Bank has recourse against the customer for any amount it is required to pay to a third party in the event of default under these arrangements. These guarantees are subject to the same credit policies, underwriting standards and approval process as loans made by the Bank. Certain of these amounts are secured by certificates of deposit and other assets, which the Bank has rights to in the event of nonperformance by customers. The total amount of these guarantees were $87.4 million and $81.8 million at December 31, 2008 and 2007, respectively. We do not believe that any losses that may be incurred by the Bank as a result of these guarantees will be material in nature. Credit card fees totaled $6.2 million, $5.8 million and $4.6 million in 2008, 2007 and 2006, respectively.

Commitments to Invest in Private Equity Funds

We make commitments to invest in venture capital and private equity funds, which in turn make investments generally in, or in some cases make loans to, privately held companies. Commitments to invest in these funds are generally made for a ten-year period from the inception of the fund. Although the limited partnership agreements governing these investments typically do not restrict the general partners from calling 100% of committed capital in one year, it is customary for these funds to generally call most of the capital commitment over 5 to 7 years. The actual timing of future cash requirements to fund such commitments is generally dependent upon the investment cycle, overall market conditions, and the nature and type of industry in which the privately held companies operate. The following table details our total unfunded capital commitments as well as our ownership in each fund based on our total capital commitment at December 31, 2008.

Our Ownership in Limited Partnership (Dollars in thousands)	Capital Commitments	Unfunded Commitments	Ownership
Silicon Valley BancVentures, LP	$6,000	$270	10.7%
SVB Capital Partners II, LP (1)	1,200	594	5.1
SVB Strategic Investors Fund, LP	15,300	1,530	12.6
SVB Strategic Investors Fund II, LP	15,000	4,575	8.6
SVB Strategic Investors Fund III, LP	15,000	9,000	5.9
SVB Strategic Investors Fund IV, LP	9,522	9,335	5.0
Partners for Growth, LP	25,000	9,750	50.0
Partners for Growth II, LP	15,000	6,450	24.2
Gold Hill Venture Lending 03, LP (2)	20,000	21	9.3
SVB India Capital Partners I, LP	7,750	4,340	14.4
Other Fund Investments (3)	454,032	348,452	—

Total	$583,804	$394,317

(1)	Our ownership includes 1.3% direct ownership through SVB Capital Partners II, LLC and SVB Financial Group, and 3.8% indirect ownership through our investment in SVB Strategic Investors Fund II, LP.
(2)	Our ownership includes 4.8% direct ownership and 4.5% indirect ownership interest through GHLLC.
(3)	Represents commitments to 362 venture capital and private equity funds where our ownership interest is less than 5% of the voting stock of each such fund. Of the $348.5 million of unfunded commitments, approximately $298.7 million represents investment commitments made by SVB Financial on behalf of certain new managed funds of funds that we plan to form (“New Fund Commitments”). The New Fund Commitments are intended to be transferred to, and become the financial obligations of, these new funds once they are formed with the binding commitments of outside investors.

19. Fair Value of Financial Instruments

Fair Value Measurements

Our marketable investment securities, non-marketable investment securities and derivatives are financial instruments recorded at fair value on a recurring basis. We make estimates regarding valuation of assets and liabilities measured at fair value in preparing our consolidated financial statements.

The following fair value hierarchy table presents information about our assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2008, in accordance with SFAS No. 157:

(Dollars in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2008
Assets
Marketable securities:
Available-for-sale securities:
U.S. agencies and corporations:
Collateralized mortgage obligations	$—	$579,749	$—	$579,749
Mortgage-backed securities	—	467,450	—	467,450
U.S. agency debentures	—	113,603	—	113,603
Commercial mortgage-backed securities	—	47,481	—	47,481
Municipal bonds and notes	—	108,755	—	108,755
Marketable equity securities	152	—	—	152
Venture capital fund investments	1	—	—	1

Total available-for-sale securities	153	1,317,038	—	1,317,191
Marketable securities (investment company fair value accounting)	1,703	—	—	1,703

Total marketable securities	1,856	1,317,038	—	1,318,894

Non-marketable securities (investment company fair value accounting):
Private equity fund investments	—	—	242,645	242,645
Other private equity investments	—	—	82,444	82,444
Other investments	—	—	1,547	1,547

Total non-marketable securities (investment company fair value accounting)	—	—	326,636	326,636

Other assets:
Interest rate swaps	—	94,142	—	94,142
Foreign exchange forward contracts	—	37,189	—	37,189
Equity warrant assets	—	1,960	41,699	43,659

Total assets (1)	$1,856	$1,450,329	$368,335	$1,820,520

Liabilities
Foreign exchange forward contracts	$—	$32,632	$—	$32,632

Total liabilities	$—	$32,632	$—	$32,632

(1)	Included in Level 1 and Level 3 assets are $1.0 million and $297.4 million, respectively, attributable to noncontrolling interests calculated based on the ownership percentages of the noncontrolling interests.

The following table presents additional information about Level 3 assets measured at fair value on a recurring basis for the year ended December 31, 2008:

(Dollars in thousands)	Beginning Balance at January 1, 2008	Total Realized and Unrealized Gains (Losses) Included in Income		Total Realized and Unrealized Gains (Losses) Included in Income	Purchases, Sales, Other Settlements and Issuances, net	Transfers In and/or (Out) of Level 3	Ending Balance at December 31, 2008
		Realized Gains (Losses) Included in Income	Unrealized Gains (Losses) Included in Income
Year ended December 31, 2008:
Non-marketable securities (investment company fair value accounting):
Private equity fund investments	$194,862	$7,343	$(13,080)	$(5,737)	$53,520	$—	$242,645
Other private equity investments	44,872	1,135	2,054	3,189	34,383	—	82,444
Other investments	3,098	—	(527)	(527)	(1,024)	—	1,547

Total non-marketable securities (investment company fair value accounting) (1)	242,832	8,478	(11,553)	(3,075)	86,879	—	326,636

Other assets:
Equity warrant assets (2)	26,911	7,360	5,280	12,640	2,121	27	41,699

Total assets	$269,743	$15,838	$(6,273)	$9,565	$89,000	$27	$368,335

(1)	Realized and unrealized gains (losses) of our total non-marketable securities are recorded on the line item “(losses) gains on investment securities, net” a component of noninterest income.
(2)	Realized and unrealized gains (losses) of our equity warrant assets are recorded on the line item “gains on derivative instruments, net” a component of noninterest income.

The following table presents the cumulative unrealized gains (losses) for Level 3 assets at December 31, 2008:

(Dollars in thousands)	December 31, 2008
Non-marketable securities (investment company fair value accounting):
Private equity fund investments	$(16,613)
Other private equity investments	2,210
Other investments	(699)

Total non-marketable securities (investment company fair value accounting)	(15,102)
Other assets:
Equity warrant assets	8,474

Total unrealized losses	$(6,628)

SFAS No. 107, Disclosures about Fair Value of Financial Instruments (“SFAS No. 107”), requires that we disclose estimated fair values for our financial instruments. Fair value estimates, methods and assumptions, set forth below for our financial instruments, are made solely to comply with the requirements of SFAS No. 107.

Fair values are based on estimates or calculations at the transaction level using present value techniques in instances where quoted market prices are not available. Because broadly traded markets do not exist for many of our financial instruments, the fair value calculations attempt to incorporate the effect of current market conditions at a specific time. Fair valuations are management’s estimates of the values, and they are calculated based on current pricing policies, the economic and competitive environment, the characteristics of the financial instruments, expected losses, and other such factors. These calculations are subjective in nature, involve uncertainties and matters of significant judgment, and do not include tax ramifications; therefore, the results cannot be determined with precision or substantiated by comparison to independent markets, and they may not be realized in an actual sale or immediate settlement of the instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results. For all of these reasons, the aggregation of the fair value calculations presented herein does not represent, and should not be construed to represent, the underlying value of the Company.

The following describes the methods and assumptions used in estimating the fair values of financial instruments, excluding financial instruments already recorded at fair value as described above in our SFAS No. 157 disclosures.

Short-Term Financial Assets

Short-term financial assets include cash on hand, cash balances due from banks, interest-earning deposits, securities purchased under agreement to resell and other short-term investment securities. The carrying amount is a reasonable estimate of fair value because of the insignificant risk of changes in fair value due to changes in market interest rates, and purchased in conjunction with our cash management activities.

Loans

The fair value of fixed and variable rate loans is estimated by discounting contractual cash flows using discount rates that reflect our current pricing for loans and the forward yield curve.

Deposits

The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, interest-bearing checking accounts and money market accounts is equal to the amount payable on demand at the measurement date. The fair value of time deposits is estimated by discounting the balances using our cost of borrowings and the forward yield curve over their remaining contractual term.

Short-Term Borrowings

Short-term borrowings include federal funds purchased, securities sold under repurchase agreements and FHLB advances. The carrying amount is a reasonable estimate of fair value because of the relatively short time between the origination of the instrument and its contractual maturity.

Long-Term Debt

Long-term debt includes our contingently convertible debt, junior subordinated debentures, senior and subordinated notes, and other long-term debt (see Note 12- “Short-Term Borrowings and Long-Term Debt”). The fair value of long-term debt is based on quoted market prices, when available, or is estimated based on calculations utilizing third-party pricing services and current market spread, price indications from reputable dealers or observable market prices of the underlying instrument(s), whichever is deemed more reliable.

Off-Balance Sheet Financial Instruments

The fair value of unfunded commitments to extend credit is estimated based on the average amount we would receive or pay to execute a new agreement with identical terms, considering current interest rates and taking into account the remaining terms of the agreement and counterparties’ credit standing.

Letters of credit are carried at their fair value, which is equivalent to the residual premium or fee at December 31, 2008 and 2007. Commitments to extend credit and letters of credit typically result in loans with a market interest rate if funded.

Limitations

The information presented herein is based on pertinent information available to us as of December 31, 2008 and 2007. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued since the most recent year end, and the estimated fair values of these financial instruments may have changed significantly since that point in time.

The following table is a summary of the estimated fair values of our financial instruments that are not carried at fair value at December 31, 2008 and 2007.

	December 31,
	2008		2007
(Dollars in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Investment securities-non-marketable	$140,570	$143,724	$88,063	$89,369
Net loans	5,398,857	5,518,431	4,104,437	4,156,006
Financial liabilities:
Deposits	7,473,472	7,471,614	4,611,203	4,607,063
5.70% senior notes	279,370	232,500	259,706	248,641
6.05% subordinated notes	313,953	205,000	261,099	241,727
Zero-coupon convertible subordinated notes	—	—	147,256	224,413
3.875% convertible senior notes	244,783	199,795	—	—
7.0% junior subordinated debentures	55,914	32,577	52,511	42,887
Other long-term debt	101,403	101,695	152,669	154,112
Off-balance sheet financial assets:
Commitments to extend credit	—	17,920	—	18,042

20. Regulatory Matters

The Company and the Bank are subject to various regulatory capital adequacy requirements administered by the Federal Reserve Board and the California Department of Financial Institutions (“DFI”). The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) required that the federal regulatory agencies adopt regulations defining five capital tiers for banks: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our consolidated financial statements.

Quantitative measures, established by the regulators to ensure capital adequacy, require that SVB Financial Group and the Bank maintain minimum ratios (set forth in the table below) of capital to risk-weighted assets. There are three categories of capital under the guidelines. Tier 1 capital includes common stockholders’ equity, qualifying preferred stock and trust preferred securities, less goodwill and certain other deductions (including the unrealized net gains and losses, after applicable taxes, on securities available-for-sale carried at fair value). Tier 1 capital must comprise at least half of total capital. Tier 2 capital includes preferred stock not qualifying as Tier 1 capital, subordinated debt, the allowance for credit losses and net unrealized gains on marketable equity securities, subject to limitations by the guidelines. Tier 3 capital includes certain qualifying unsecured subordinated debt.

Under these capital guidelines, the minimum total risk-based capital ratio and Tier 1 risk-based capital ratio requirements are ten percent and six percent, respectively, of risk-weighted assets and certain off-balance sheet items, for a well-capitalized depository institution.

The Federal Reserve Board has also established minimum capital leverage ratio guidelines for state member banks. The ratio is determined using Tier 1 capital divided by quarterly average total assets. The guidelines require a minimum of five percent, for a well-capitalized depository institution.

The most recent joint notification from the DFI and the Federal Reserve Board categorized the Bank as well-capitalized, under the FDICIA prompt corrective action provisions applicable to banks. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The following table presents the capital ratios for the Company and the Bank under federal regulatory guidelines, compared to the minimum regulatory capital requirements for an adequately capitalized depository institution, as of December 31, 2008 and 2007:

(Dollars in thousands)	Actual Ratio	Actual Amount	Capital Adequacy Minimum Ratio	Capital Adequacy Minimum Capital Requirement
December 31, 2008:
Total risk-based capital ratio:
SVB Financial Group	17.58%	$1,446,287	8.0%	$657,636
Bank	13.79	1,118,180	8.0	648,747
Tier 1 risk-based capital ratio:
SVB Financial Group	12.51	1,029,340	4.0	328,818
Bank	8.66	702,606	4.0	324,373
Tier 1 leverage ratio:
SVB Financial Group	13.00	1,029,340	4.0	316,431
Bank	9.20	702,606	4.0	305,518

December 31, 2007:
Total risk-based capital ratio:
SVB Financial Group	16.02%	$1,044,918	8.0%	$521,922
Bank	14.51	915,646	8.0	504,858
Tier 1 risk-based capital ratio:
SVB Financial Group	11.07	722,006	4.0	260,961
Bank	9.41	593,822	4.0	252,429
Tier 1 leverage ratio:
SVB Financial Group	11.91	722,006	4.0	242,458
Bank	10.19	593,822	4.0	233,016

21. Segment Reporting

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS No. 131”), requires that we report certain financial and descriptive information about our reportable operating segments, as well as related disclosures about products and services, geographic areas and major customers. Our reportable operating segments results are regularly reviewed internally by our chief operating decision maker (“CODM”) when evaluating segment performance and deciding how to allocate resources and in assessing performance. Our CODM is our Chief Executive Officer (“CEO”).

We have four operating segments for management reporting purposes: Global Commercial Bank, Relationship Management, SVB Capital and Other Business Services. Our Other Business Services group includes Sponsored Debt Funds & Strategic Investments and SVB Analytics. All operations at SVB Alliant were ceased as of March 31, 2008. Accordingly, SVB Alliant was no longer reported as an operating segment as of the second quarter of 2008. The results of operations for SVB Alliant have been included as part of the Reconciling Items column for all prior periods presented.

Unlike financial reporting, which benefits from the comprehensive structure provided by GAAP, the internal profitability reporting process is highly subjective, as there is no comprehensive, authoritative guidance for management reporting. Our management reporting process measures the performance of our operating segments based on our internal operating structure and is not necessarily comparable with similar information for other financial services companies. In addition, changes in an individual client’s primary relationship designation have resulted, and may in the future result, in the inclusion of certain clients in different segments in different periods. We have reclassified certain prior period amounts to conform to the current period’s presentation.

An operating segment is separately reportable if it exceeds any one of several quantitative thresholds specified in SFAS No. 131. With respect to our operating segments, only Global Commercial Bank, Relationship Management and SVB Capital were determined to be reportable segments as of December 31, 2008.

The Reconciling Items column reflects adjustments necessary to reconcile the results of the operating segments based on our internal profitability reporting process to the consolidated financial statements prepared in conformity with GAAP. Net interest income in the Reconciling Items column primarily consisted of interest income recognized from our fixed income investment portfolio. Noninterest income in the Reconciling Items column primarily consisted of noninterest income attributable to noncontrolling interests and gains (losses) on equity warrant assets. Noninterest expense in the Reconciling Items column primarily consisted of expenses associated with corporate support functions such as information technology, finance, human resources, loan and deposit operations, and legal, as well as certain corporate wide adjustments related to compensation expenses. Additionally, average assets in the Reconciling Items column primarily consisted of our fixed income investment portfolio balances.

Our CODM allocates resources to and assesses the performance of each operating segment based on net interest income, noninterest income and noninterest expense, which are presented as components of segment operating profit or loss before income taxes. Net interest income, our primary source of revenue, is reported net of funds transfer pricing (“FTP”). FTP is an internal measurement framework designed to assess the financial impact of a financial institution’s sources and uses of funds. It is the mechanism by which an earnings credit is given for deposits raised and an earnings charge is made for funded loans. In addition, we evaluate assets based on average balances; therefore, period-end asset balances are not presented for segment reporting purposes. We have not reached reportable levels of revenue, net income or assets outside the United States and as such we do not present geographic segment information.

Changes to Segment Reporting Effective January 1, 2008

•	FTP is calculated by applying a transfer rate to pooled, or aggregated, loan and deposit volumes. Prior to January 1, 2008, FTP was calculated at an instrument level based on account characteristics.

•

Expenses reported under each operating segment relate only to the direct and allocated direct costs associated with each segment. Prior to January 1, 2008, costs associated with corporate support functions were allocated to the operating segments.

•

Total average assets equals total average assets from the general ledger. Prior to January 1, 2008, total average assets were calculated as the greater of total average assets or total average deposits and total average stockholders’ equity combined.

•

We include all warrant income (cash exercise and valuation) recognized in the Reconciling Items column. Prior to January 1, 2008, cash exercises were recognized in noninterest income under the appropriate segment where the client resided, which was primarily within Global Commercial Bank.

We have reclassified all prior period amounts to conform to the current period’s presentation.

Reconciliation of Segment and Consolidated Company Noninterest Expense

Effective January 1, 2008, we include our actual incentive compensation expense at the segment level. Prior to January 1, 2008, we recorded the budgeted incentive compensation expense for each segment as its actual and any differences between segment budget and actual for incentive compensation was recorded in the Reconciling Items column. At the consolidated company level, for 2008 compared to 2007, we reported that compensation and benefits costs decreased significantly by $36.6 million. However, within each operating segment above, we noted that noninterest expense (which primarily consisted of compensation and benefits expense) increased or remained relatively flat for 2008 when compared to 2007. The primary drivers for the overall Company level decrease in compensation and benefits expense from 2007 to 2008 was the result of the following factors, which under our management reporting do not get recorded at the operating segment level but instead are recorded at the administrative / corporate level and are included in the “Reconciling Items” column above.

•

Results for 2007 included the compensation and benefits expense related to SVB Alliant, our former investment banking unit that we shut down in March 2008. Total noninterest expense related to SVB Alliant for 2007 was $34.4 million.

•

Incentive compensation in 2007 was significantly higher relative to the 2007 budget as our performance substantially exceeded expected targets for incentive compensation plans. However, the 2008 incentive compensation expense is lower relative to 2007 as a result of actual 2008 annual financial results being below our expectations.

•

Additionally, for 2007, we recorded the difference between budget and actual amounts of incentive compensation for all operating segments in the “Reconciling Items” column. This amount totaled $14.3 million in 2007.

•	The above decreases were partially offset by increases in the number of employees to support our growth and annual salary increases in 2008 compared to 2007.

The following is a description of the services that our four operating segments provide.

•

Global Commercial Bank provides solutions to the financial needs of commercial clients through lending, deposit products, cash management services, and global banking and trade products and services. It also serves the needs of our non-U.S. clients with global banking products, including loans, deposits and global finance, in key foreign entrepreneurial markets.

•

Relationship Management provides banking products and services to our premium wine industry clients, including vineyard development loans, as well as a range of credit services to targeted high-net-worth individuals using both long-term secured and short-term unsecured lines of credit.

•

SVB Capital manages venture capital and private equity funds on behalf of SVB Financial Group and other third party limited partners. The SVB Capital family of funds is comprised of funds it manages, including funds of funds, such as our SVB Strategic Investors Funds, and co-investment funds, such as our SVB Capital Partners funds and SVB India Capital Partners fund.

•

Other Business Services includes the results of our Sponsored Debt Funds & Strategic Investments segment, which is comprised of our sponsored debt funds, Gold Hill Venture Lending funds, which provide secured debt, typically to emerging-technology clients in their earliest stages, and Partners for Growth funds, which provide secured debt primarily to higher-risk, middle-market clients in their later stages, and certain strategic investments held by SVB Financial. Other Business Services also includes the results of SVB Analytics, which provides equity valuation and equity management services to private companies and venture capital firms.

Our segment information as of and for the years ended December 31, 2008, 2007 and 2006 is as follows:

(Dollars in thousands)	Global Commerical Bank	Relationship Management	SVB Capital (1)	Other Business Services (1)	Reconciling Items	Total
Year Ended December 31, 2008
Net interest income (loss)	$332,349	$29,766	$42	$(8)	$6,446	$368,595
Provision for loan losses	(85,238)	(15,441)	—	—	(34)	(100,713)
Noninterest income	131,870	1,673	9,360	3,961	5,501	152,365
Noninterest expense (2)	(116,403)	(14,443)	(16,206)	(11,208)	(154,627)	(312,887)

Income (loss) before income tax expense (3)	$262,578	$1,555	$(6,804)	$(7,255)	$(142,714)	$107,360

Total average loans	$3,663,573	$905,504	$—	$—	$63,971	$4,633,048
Total average assets	3,719,872	909,234	46,456	64,859	2,677,882	7,418,303
Total average deposits	4,713,768	164,771	—	—	17,785	4,896,324
Goodwill at December 31, 2008	—	—	—	—	4,092	4,092

Year Ended December 31, 2007
Net interest income	$346,523	$26,509	$100	$404	$2,306	$375,842
(Provision for) recovery of loan losses	(12,996)	(3,911)	—	—	71	(16,836)
Noninterest income	116,205	1,642	11,936	13,080	78,106	220,969
Noninterest expense, excluding impairment of goodwill (2)	(106,861)	(12,442)	(13,412)	(9,708)	(186,842)	(329,265)
Impairment of goodwill	—	—	—	—	(17,204)	(17,204)

Income (loss) before income tax expense (3)	$342,871	$11,798	$(1,376)	$3,776	$(123,563)	$233,506

Total average loans	$2,710,049	$772,910	$—	$—	$39,367	$3,522,326
Total average assets	2,740,816	778,047	19,558	63,047	2,418,506	6,019,974
Total average deposits	3,815,290	142,927	—	—	4,043	3,962,260
Goodwill at December 31, 2007	—	—	—	—	4,092	4,092

Year Ended December 31, 2006
Net interest income	$300,883	$27,306	$72	$652	$23,544	$352,457
(Provision for) recovery of loan losses	(12,919)	2,424	—	—	618	(9,877)
Noninterest income	98,042	2,130	5,320	5,968	29,746	141,206
Noninterest expense, excluding impairment of goodwill (2)	(93,860)	(13,058)	(8,428)	(3,611)	(185,112)	(304,069)
Impairment of goodwill	—	—	—	—	(18,434)	(18,434)

Income (loss) before income tax expense (3)	$292,146	$18,802	$(3,036)	$3,009	$(149,638)	$161,283

Total average loans	$2,158,580	$693,077	$—	$—	$30,431	$2,882,088
Total average assets	2,171,764	700,132	13,749	54,540	2,447,250	5,387,435
Total average deposits	3,777,893	133,171	—	—	10,793	3,921,857
Goodwill at December 31, 2006	—	—	—	—	21,296	21,296

(1)	SVB Capital’s and Other Business Services’ components of net interest income, noninterest income, noninterest expense and total average assets are shown net of noncontrolling interests for all periods presented.
(2)	The Global Commercial Bank segment includes direct depreciation and amortization of $2.7 million, $3.0 million, and $2.1 million in 2008, 2007 and 2006, respectively.
(3)	The internal reporting model used by management to assess segment performance does not calculate tax expense by segment. Our effective tax rate is a reasonable approximation of the segment rates.

22. Parent Company Only Condensed Financial Information

The condensed balance sheets of SVB Financial at December 31, 2008 and 2007, and the related condensed statements of income and cash flows for 2008, 2007 and 2006, are presented below.

Condensed Balance Sheets

	December 31,
(Dollars in thousands)	2008	2007
Assets:
Cash and due from banks	$231,808	$5,390
Securities purchased under agreements to resell and other short-term investment securities	53,500	39,496
Investment securities	130,260	82,311
Loans, net of unearned income	34,037	31,354
Other assets	87,167	58,397
Investment in subsidiaries:
Bank subsidiary	695,438	586,970
Nonbank subsidiaries	70,711	102,990

Total assets	$1,302,921	$906,908

Liabilities and SVBFG Stockholders’ Equity:
Zero-coupon convertible subordinated notes	$—	$147,256
3.875% convertible senior notes	244,783	—
7.0% junior subordinated debentures	55,914	52,511
Other liabilities	10,868	28,759

Total liabilities	311,565	228,526
Discount on zero-coupon convertible subordinated notes	—	2,013
SVBFG stockholders’ equity	991,356	676,369

Total liabilities and SVBFG stockholders’ equity	$1,302,921	$906,908

Condensed Statements of Income

	Year ended December 31,
(Dollars in thousands)	2008	2007	2006
Interest income	$5,163	$4,646	$5,031
Interest expense	(15,181)	(10,769)	(4,083)
Dividend income from bank subsidiary	25,000	180,000	100,000
Gains on derivative instruments, net	6,011	21,525	9,759
(Losses) gains on investment securities, net	(1,087)	2,558	(558)
General and administrative expenses	(75,474)	(47,149)	(29,187)
Income tax benefit	34,083	10,347	6,398

(Loss) income before net income of subsidiaries	(21,485)	161,158	87,360
Equity in undistributed net income (loss) of nonbank subsidiaries	1,971	(2,320)	(13,033)
Equity in undistributed net income (loss) of bank subsidiary	93,800	(38,509)	15,058

Net income attributable to SVBFG	$74,286	$120,329	$89,385

Preferred stock dividend and discount accretion	(707)	—	—

Net income available to common stockholders	$73,579	$120,329	$89,385

Condensed Statements of Cash Flows

	Year ended December 31,
(Dollars in thousands)	2008	2007	2006
Cash flows from operating activities:
Net income attributable to SVBFG	$74,286	$120,329	$89,385
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Loss from cash settlement of conversion premium of zero-coupon convertible subordinated notes	3,858	—	—
Gains on derivative instruments, net	(6,011)	(21,525)	(9,759)
Losses (gains) on investment securities, net	1,087	(2,558)	558
Net (income) loss of bank subsidiary	(93,800)	38,509	(15,058)
Net (income) loss on nonbank subsidiaries	(1,971)	2,320	13,033
Amortization of share-based compensation	13,606	15,131	21,340
(Increase) decrease in other assets	(11,365)	20,910	1,171
(Decrease) increase in other liabilities	(18,479)	(9,663)	14,332
Increase in payable to Bank	—	—	(26,456)
Other, net	11,905	10,332	10,278

Net cash (used for) provided by operating activities	(26,884)	173,785	98,824

Cash flows from investing activities:
Net (increase) decrease in investment securities	(48,714)	21,795	(3,256)
Net (increase) decrease in loans	(2,683)	8,436	(25,064)
Investment in bank subsidiaries	(14,668)	(42,004)	(39,781)
Investment in nonbank subsidiaries	31,870	(9,687)	(3,550)

Net cash used for investing activities	(34,195)	(21,460)	(71,651)

Cash flows from financing activities:
(Decrease) increase in borrowings, net	—	(9,864)	9,864
Net payments for settlement of zero-coupon convertible subordinated notes	(149,732)	—	—
Proceeds from issuance of 3.875% convertible senior notes, note hedge and warrant, net of issuance costs	222,686	—	—
Stock compensation related tax benefits	6,361	7,184	12,034
Proceeds from issuance of common stock and Employee Stock Purchase Plan	32,803	31,212	33,872
Proceeds from the issuance of preferred stock and common stock warrant issued under the Capital Purchase Program	235,000	—	—
Repurchases of common stock	(45,617)	(146,754)	(103,759)

Net cash provided by (used for) financing activities	301,501	(118,222)	(47,989)

Net increase (decrease) in cash and cash equivalents	240,422	34,103	(20,816)
Cash and cash equivalents at beginning of year	44,886	10,783	31,599

Cash and cash equivalents at end of year	$285,308	$44,886	$10,783

23. Unaudited Quarterly Financial Data

Our supplemental consolidated financial information for each three month period in 2008 and 2007 are as follows:

	Three months ended
(Dollars in thousands, except per share amounts)	March 31,	June 30,	September 30,	December 31,
2008:
Interest income	$108,583	$103,863	$113,395	$113,650
Interest expense	(17,805)	(17,067)	(18,784)	(17,240)

Net interest income	90,778	86,796	94,611	96,410
Provision for loan losses	(7,723)	(8,351)	(13,682)	(70,957)
Noninterest income	41,752	44,515	40,438	25,660
Noninterest expense	(83,437)	(87,189)	(80,431)	(61,830)

Income before income tax expense	41,370	35,771	40,936	(10,717)
Income tax expense	(18,348)	(16,291)	(16,711)	(863)

Net income (loss) before noncontrolling interests	23,022	19,480	24,225	(11,580)
Net loss attributable to noncontrolling interests	4,218	1,534	1,693	11,694

Net income attributable to SVBFG	$27,240	$21,014	$25,918	$114

Preferred stock dividend and discount accretion	—	—	—	(707)

Net income (loss) available to common stockholders	$27,240	$21,014	$25,918	$(593)

Earnings (loss) per common share—basic	$0.84	$0.66	$0.80	$(0.02)
Earnings (loss) per common share—diluted	0.79	0.61	0.77	(0.02)
Goodwill at period-end	4,092	4,092	4,092	4,092

2007:
Interest income	$105,966	$109,731	$113,171	$114,518
Interest expense	(13,857)	(16,421)	(18,742)	(18,524)

Net interest income	92,109	93,310	94,429	95,994
Recovery of (provision for) loan losses	407	(8,117)	(3,155)	(5,971)
Noninterest income	46,478	55,924	64,648	53,919
Noninterest expense	(82,117)	(97,916)	(82,959)	(83,477)

Income before income tax expense	56,877	43,201	72,963	60,465
Income tax expense	(19,456)	(15,140)	(25,388)	(24,597)

Net income before noncontrolling interests	37,421	28,061	47,575	35,868
Net income attributable to noncontrolling interests	(10,356)	(5,825)	(10,458)	(1,957)

Net income attributable to SVBFG	$27,065	$22,236	$37,117	$33,911

Preferred stock dividend and discount accretion	—	—	—	—

Net income available to common stockholders	$27,065	$22,236	$37,117	$33,911

Earnings per common share—basic	$0.79	$0.65	$1.09	$1.03
Earnings per common share—diluted	0.73	0.59	1.01	0.95
Goodwill at period-end	21,296	4,092	4,092	4,092

24. Legal Matters

Certain lawsuits and claims arising in the ordinary course of business have been filed or are pending against us or our affiliates. Based upon information available to us, our review of such claims to date and consultation with our outside legal counsel, management believes the liability relating to these actions, if any, will not have a material adverse effect on our liquidity, consolidated financial position, and/or results of operations. Where appropriate, as we determine, we establish reserves in accordance with SFAS No. 5, Accounting For Contingencies. The outcome of litigation and other legal and regulatory matters is inherently uncertain, however, and it is possible that one or more of the legal or regulatory matters currently pending or threatened could have a material adverse effect on our liquidity, consolidated financial position, and/or results of operation.